Exhibit 10.46
CERTAIN INFORMATION IDENTIFIED BY BRACKETED ASTERISKS ([* * *]) HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION COPY
Confidential

Collaboration and License Agreement

This Agreement, dated as of October 30, 2019, is entered into by and between

F. Hoffmann-La Roche Ltd
with an office and place of business at Grenzacherstrasse 124, 4070 Basel, Switzerland ("Roche Basel")
and
Hoffmann-La Roche Inc.
with an office and place of business at 150 Clove Road, Suite 8, Little Falls, New Jersey 07424, U.S.A. ("Roche US"; Roche Basel and Roche US together referred to as "Roche")
on the one hand
and
Dicerna Pharmaceuticals, Inc.
with an office and place of business at 33 Hayden Avenue, Lexington, Massachusetts 02421, U.S.A. ("Dicerna")
on the other hand.

Table of Contents
1.Definitions    1
1.1Accounting Standard    1
1.2Additional Dicerna Compound    1
1.3Affiliate    2
1.4Agreement    2
1.5Agreement Term    2
1.6Applicable Law    2
1.7Available Target    2
1.8Biosimilar Product    2
1.9Business Day    3
1.10Calendar Quarter    3
1.11Calendar Year    3
1.12cGLP    3
1.13Change of Control    3
1.14Change of Control Group    3
1.15Clinical Candidate    4
1.16Clinical Study    4
1.17Combination Product    4
1.18Commercialization    4
1.19Commercialization Plan    4
1.20Commercially Reasonable Efforts    4
1.21Committee    5
1.22Companion Diagnostic    5
1.23Competitor    5
1.24Complete or Completion    5
1.25Composition of Matter Claim    5
1.26Compound    6
1.27Compulsory Sublicense Compensation    6
1.28Confidential Information    6
1.29Continuation Election Notice    6
1.30Control    6
1.31Co-Promotion Exercise Period    7
1.32Co-Promotion Product    7
1.33Co-Promotion Territory    7
1.34Cost of Manufacture    7
1.35Cover    7
1.36CTA    7
1.37Detail    8
1.38Development    8
1.39Development Costs    8
1.40Development Plan    9
1.41Dicerna Base Patent Rights    9
1.42Dicerna Compound    9

1.43Dicerna GalXC Platform Patent Rights    9
1.44Dicerna Phase I Study    9
1.45Directed To    9
1.46Discontinued Target    10
1.47Effective Date    10
1.48EMA    10
1.49Encumbered Combination Agent    10
1.50Encumbered Combination Indication    10
1.51EU    10
1.52Excluded Claim    10
1.53Excluded Dicerna Patent Right    10
1.54Exclusivity Period    10
1.55Ex-Limited Licensee    11
1.56Expert    11
1.57Extraordinary Event    11
1.58FDA    11
1.59FDCA    11
1.60Field    11
1.61Filing    11
1.62Finalized    11
1.63First Commercial Sale    11
1.64FTE    12
1.65FTE Costs    12
1.66Gatekeeper    12
1.67Gatekeeper Process    12
1.68GalXC Molecule    12
1.69GalXC Platform    12
1.70GalXC Platform Improvements    12
1.71Genentech    12
1.72Genentech Patent Right    12
1.73Generic Product    13
1.74Handle    13
1.75HBV    13
1.76Host Cell Factor Target    13
1.77Hybrid Product    13
1.78IFRS    13
1.79Improvement    13
1.80Initiation    14
1.81Initiation of GLP Tox Study    14
1.82Insolvency Event    14
1.83Internal Revenue Code    14
1.84Invention    14
1.85Joint Know-How    14
1.86Joint Patent Rights    14
1.87JOT    14
1.88JRC    14
1.89JSC    14

1.90Know-How    15
1.91Lead Compound    15
1.92Lead Product    15
1.93Licensed IP    15
1.94Licensed Product    15
1.95Like-Substance Product    15
1.96Limited Field    15
1.97MAA    15
1.98Major Markets    15
1.99Marketing Study    15
1.100Materials    16
1.101Manufacture    16
1.102Medical Affairs Activities    16
1.103Method of Use Claim    16
1.104Net Sales    16
1.105Non-Compound Active Agent    17
1.106Not Available Target    17
1.107Party    17
1.108Patent Rights    17
1.109Pharmacovigilance Agreement    17
1.110Phase I Study    17
1.111Phase II Study    17
1.112Phase III Study    18
1.113Phase IV Study    18
1.114Pivotal Study    18
1.115PN Field Restriction    18
1.116Post-Approval Commitment Study    18
1.117Product    18
1.118Product Labeling or Product Label    18
1.119R&D Collaboration Term    18
1.120Regulatory Approval    18
1.121Regulatory Authority    19
1.122Regulatory Exclusivity    19
1.123Regulatory Expenses    19
1.124Regulatory Materials    19
1.125Research Plan    19
1.126Reserved Target    19
1.127Roche Background Improvements    20
1.128Roche Compound    20
1.129Roche Grant-Back Patent Rights    20
1.130Roche Group    20
1.131Roche Patent Rights    20
1.132Roche Product    20
1.133Royalty Term    20
1.134Sales    21
1.135Sales Representative    22
1.136Selected Target    22

1.137Selected Target Compound    22
1.138Selected Target Product    22
1.139Specific Patent Right    22
1.140Signature Date    22
1.141Sublicensee    22
1.142Target Nomination Deadline    22
1.143Target Term    23
1.144Territory    23
1.145Third Party    23
1.146Transfer Activities    23
1.147Transfer Compound    23
1.148Transfer Plan    23
1.149US    24
1.150US$    24
1.151Valid Claim    24
1.152Viral Target    24
1.153Additional Definitions    24
2.Grant of License    26
2.1Research Cross License    26
2.2Commercial License    26
2.3Non-Exclusive Roche License    27
2.4Sublicenses    27
2.5License Limitation    28
2.6Freedom-to-operate Licenses    28
3.R&D Collaboration    29
3.1Initiation    29
3.2Selected Target Nomination    29
3.3Scope    30
3.4Research Plans    30
3.5Information Exchange    30
3.6Replacement and Reserved Targets    31
3.7Gatekeeper Process    31
3.8Compound Progression    33
3.9Exclusivity    34
3.10Research Plan Costs of Performance    34
4.Diligence    34
5.Lead Transfer Activities    35
6.Development    35
6.1Development of Lead Product by Dicerna through Dicerna Phase I Study    35
6.2Development by Roche    36
6.3Dicerna Cost Share Option    36
6.4Updates    38
7.Governance    38
7.1Joint Research Committee    38
7.2Joint Steering Committee    39
7.3Members    39
7.4Meetings    39

7.5Minutes    39
7.6Responsibilities of the JRC    40
7.7JRC Decisions    41
7.8JSC Responsibilities and Decision Making for Shared Product Development    41
7.9JSC Responsibilities and Decision Making for Co-Promotion Products    42
7.10JSC Responsibilities for Roche Sole Development/Commercialization of Lead Product and Hybrid Product    43
7.11Joint Operational Teams    43
7.12Alliance Director    44
7.13Limitations of Authority    44
7.14Expenses    44
7.15Lifetime of JRC and JSC    44
8.Manufacture and Supply    44
8.1Dicerna Phase I Study    44
8.2R&D Collaboration    45
8.3Roche Responsibilities    45
8.4Transfer Activities for Manufacturing    45
9.Regulatory    46
9.1Dicerna Responsibility    46
9.2Transfer to Roche    47
9.3Roche Responsibility    47
9.4Reporting Adverse Events    47
10.Commercialization    48
10.1Generally    48
10.2Booking of Sales; Distribution    48
10.3Updates other than Co-Promotion Products in the Co-Promotion Territory    48
10.4Product Trademarks    48
10.5Product Labeling; Markings and Co-Branding    49
10.6Dicerna US Co-Promotion Option    49
10.7Medical Affairs    51
11.Payments to Dicerna    51
11.1Upfront License Fee for Lead Compound and Selected Targets    51
11.2Development and Regulatory Event Payments    51
11.3Sales Based Events    54
11.4Royalty Payments    54
11.5Disclosure of Payments    58
12.Accounting and reporting    59
12.1Timing of Payments    59
12.2Late Payment    59
12.3Method of Payment    59
12.4Currency Conversion    59
12.5Blocked Currency    59
12.6Reporting    59
13.Taxes    60
13.1Income Taxes    60
13.2Withholding Taxes    60
13.3Foreign-Derived Deduction Eligible Income Reporting    61

13.4No Partnership for Tax Purposes    61
13.5Value Added Tax    61
14.Auditing    61
14.1Dicerna Right to Audit    61
14.2Audit Reports    62
14.3Over-or Underpayment    62
15.Intellectual Property    62
15.1Ownership of Inventions    62
15.2Trademarks    63
15.3Prosecution    63
15.4Patent Coordination Team    64
15.5CREATE Act    64
15.6Infringement    64
15.7Defense    66
15.8Hatch-Waxman    66
15.9Patent Term Extensions    66
15.10Costs of Patent Challenge    67
16.Representations, Warranties and Covenants    67
16.1Dicerna Representations, Warranties and Covenants    67
16.2Roche Representations, Warranties and Covenants    69
16.3Mutual Representations and Warranties    71
16.4No Other Representations and Warranties    71
17.Indemnification    71
17.1Indemnification by Roche    71
17.2Indemnification by Dicerna    71
17.3Procedure    72
18.Liability    72
18.1Limitation of Liability    72
19.Obligation Not to Disclose Confidential Information    72
19.1Non-Use and Non-Disclosure    72
19.2Permitted Disclosure    72
19.3Press Releases    72
19.4Publications    73
19.5Commercial Considerations    73
19.6Injunctive Relief    74
20.Term and Termination    75
20.1Commencement and Term    75
20.2Termination    75
20.3Consequences of Termination    77
20.4Survival    84
21.Bankruptcy    84
22.Miscellaneous    84
22.1Governing Law; Excluded Claims    84
22.2Disputes    85
22.3Arbitration    85
22.4HSR    86
22.5Assignment    87

22.6Debarment    87
22.7Independent Contractor    87
22.8Unenforceable Provisions and Severability    87
22.9Waiver    87
22.10Interpretation    88
22.11Entire Understanding    88
22.12Amendments    88
22.13Invoices    89
22.14Notice    89
22.15Force Majeure    90
22.16Further Assurances    90
22.17Compliance with Laws    90
22.18Export    90
22.19No Third Party Beneficiary Rights    90
22.20Counterparts; Electronic Signatures    91

Collaboration and License Agreement

WHEREAS, Dicerna is the owner of a proprietary RNAi technology platform designated as GalXCTM which advances the development of next-generation RNAi-based therapies that act by silencing disease-driving genes in the liver;
WHEREAS, Dicerna has utilized the GalXCTM platform to create potential RNAi therapies for treating hepatitis B virus including a lead molecule currently in a Phase I clinical study;
WHEREAS, Roche has expertise in the research, development, manufacture and commercialization of pharmaceutical products and has an active program in the discovery and development of oligonucleotide therapeutics intended for the treatment of hepatitis B virus;
WHEREAS, Roche and Dicerna wish to collaborate in the research and development of oligonucleotide therapeutics for the treatment of hepatitis B virus;
WHEREAS, Roche desires to commercialize such therapeutics, with Dicerna retaining options for (i) the sharing of the costs of development, in exchange for increased royalty rates for Roche’s sales, of the lead molecule in the United States and (ii) the co-promotion of the lead compound in the United States; and,
WHEREAS, Dicerna is willing to grant to Roche rights to use certain of its intellectual property rights to make, use, offer for sale, sell and import and export Compounds and Products (as such terms are respectively defined below), as contemplated herein.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1

1.	Definitions
As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1	Accounting Standard
The term “Accounting Standards” shall mean: (i) with respect to Roche, its Affiliates or its Sublicensee, either IFRS or United States generally accepted accounting principles (GAAP), in either case, as currently used at the applicable time by, and as consistently applied by, such applicable entity; or (ii) with respect to Dicerna or its Affiliates, United States generally accepted accounting principles (GAAP), as currently used at the applicable time by, and as consistently applied by, such applicable entity.

1.2	Additional Dicerna Compound
The term “Additional Dicerna Compound” shall mean any GalXC Molecule (a) arising out of (or provided by either Party or its Affiliates into) the R&D Collaboration, or any derivative, modification or backup compound thereof, that is Directed To a Selected Target or (b) that is a derivative, modification or backup compound of the Lead Compound. If a Selected Target is terminated or becomes a Discontinued Target, Additional Dicerna Compounds Directed To such Selected Target shall only retain the status of Additional Dicerna Compounds for purposes of the provisions of Article 20 (however subject to Section 20.3.4 in the event of Compulsory Sublicense or Sublicensee rights).

1.3	Affiliate
The term “Affiliate” shall mean any individual, corporation, association or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Party in question. As used in this definition of “Affiliate,” the term “control” shall mean the direct or indirect ownership of more than fifty percent (>50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Anything to the contrary in this paragraph notwithstanding, Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”) and/or its subsidiaries (if any) shall not be deemed as Affiliates of Roche unless Roche provides written notice to Dicerna of its desire to include Chugai and/or its respective subsidiaries (as applicable) as Affiliate(s) of Roche.

1.4	Agreement
The term “Agreement” shall mean this document including any and all appendices and amendments to it as may be added and/or amended from time to time in accordance with the provisions of this Agreement.

1.5	Agreement Term
The term “Agreement Term” shall mean the period of time commencing on the Effective Date and, unless this Agreement is terminated sooner as provided in Article 20, expiring on a Product-by-Product basis on the date when no royalty or other payment obligations under this Agreement are or will become due.

1.6	Applicable Law
The term “Applicable Law” shall mean any law, statute, ordinance, code, rule or regulation that has been enacted by a government authority (including any Regulatory Authority) and is in force as of the Effective Date or comes into force during the Agreement Term, in each case to the extent that the same is applicable to the performance by the Parties of their respective obligations or the Parties’ other activities under this Agreement.

1.7	Available Target
The term “Available Target” shall mean, with respect to a given target, the Gatekeeper’s good faith belief that a license to Roche is available under Patent Rights Controlled by Dicerna for compounds Directed To (i) a proposed Host Cell Factor Target because such proposed Host Cell Factor Target is not on the list of Not Available Targets and such license is available for the Limited Field or, (ii) a proposed Viral Target, because such proposed Viral Target is a Viral Target and such license is available in the Field.

1.8	Biosimilar Product
The term “Biosimilar Product” shall mean, with respect to a Product, a product that (i) is not produced, licensed or owned by the Roche Group, (ii) as determined by the relevant Regulatory Authority for the given country or jurisdiction, is highly similar with respect to such Product, notwithstanding minor differences in clinically inactive components, and with no clinically meaningful differences between the product and such Product in terms of the safety, purity and potency, and (iii) is approved through an abbreviated regulatory pathway.

For countries or jurisdictions where no explicit biosimilar regulations exist, a Biosimilar Product includes any product that (i) has been deemed to be biosimilar to such Product by a Regulatory Authority in another country or jurisdiction or (ii) have the same nucleic acid sequence as the Compound in such Product.

1.9	Business Day
The term “Business Day” shall mean 9.00am to 5.00pm local time on a day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York and Boston, Massachusetts are authorized or permitted by law to be closed.

1.10	Calendar Quarter
The term “Calendar Quarter” shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

1.11	Calendar Year
The term “Calendar Year” shall mean each period of twelve (12) months beginning on January 1 and ending December 31, except for the first year which shall begin on the Effective Date and end on December 31.

1.12	cGLP
The term “cGLP” shall mean the current Good Laboratory Practices, including, as applicable: (a) guidelines provided by the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (ICH), (b) the requirements in Part 58 of Title 21 of the Code of Federal Regulations and all related guidance published by the FDA and (c) as required by other Applicable Law in applicable countries not subject to (a) and (b) where data from non-clinical studies conducted in other countries may be used to obtain Regulatory Approval, provided that to the extent applicable to Dicerna, such additional requirements not otherwise required under clauses (a) and (b) are set forth in an applicable Research Plan.

1.13	Change of Control
The term “Change of Control” shall mean, with respect to a Party: (a) the acquisition by any Third Party of beneficial ownership of fifty percent (50%) or more of the then outstanding common shares or voting power of such Party, other than acquisitions by employee benefit plans sponsored or maintained by such Party; (b) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the then outstanding common shares or voting power of the entity resulting from such business combination; or (c) the sale of all or substantially all of such Party’s assets or business relating to the subject matter of the Agreement.

1.14	Change of Control Group
The term “Change of Control Group” shall mean with respect to a Party, the person or entity, or group of persons or entities, that is the acquirer of, or a successor to, a Party in connection with a Change of Control, together with affiliates of such persons or entities that are not Affiliates of such Party immediately prior to the completion of such Change of Control of such Party.

1.15	Clinical Candidate
The term “Clinical Candidate” shall mean a Compound formally selected by the JRC during the Target Term, using criteria set forth in the applicable Research Plan, in preparation for cGLP toxicology and other studies that are required to be carried out in order to obtain Regulatory Approval for an initial Clinical Study for such Compound.

1.16	Clinical Study
The term “Clinical Study” shall mean a Phase I Study, Phase II Study, Phase III Study or Post-Approval Commitment Study, as applicable.

1.17	Combination Product
The term “Combination Product” shall mean

(a)	a single pharmaceutical formulation containing as its active ingredients both a Compound and one or more Non-Compound Active Agents, or

(b)
a combination therapy comprised of a Compound and one or more Non-Compound Active Agents, priced and sold in a single package containing such multiple products or packaged separately but sold together for a single price, in each case, including all dosage forms, formulations, presentations, line extensions, and package configurations. All references to Product in this Agreement shall be deemed to include Combination Product.

1.18	Commercialization
The term “Commercialization” shall mean any and all activities directed to the preparation for the sale of, offering for sale or sale of a Product, including activities relating to marketing, promoting, distributing and importing such Product. When used as a verb, to “Commercialize” and “Commercializing” means to engaged in Commercialization, and “Commercialized” has a corresponding meaning. For clarity, “Commercialization” shall not include any research or Development activities.

1.19	Commercialization Plan
The term “Commercialization Plan” shall mean a commercialization plan and budget for the Co-Promotion Territory prepared by Roche and provided to Dicerna with respect to Shared Products that are subject to the Co-Promotion Option or are Co-Promotion Products that will include: (i) sales force and launch planning for Shared Products (to the extent applicable), (ii) marketing plans and budget.

For Co-Promotion Products, the Parties (including through the JSC, as applicable) will review the Commercialization Plan from time to time as necessary for the purpose of considering appropriate amendments thereto; provided that (a) such review shall occur no less frequently than once every six (6) months, (b)  Roche shall make appropriate representatives available to discuss and answer questions concerning the Commercialization Plan with Dicerna at least twice annually upon Dicerna’s reasonable request in accordance with Section 7.12. In addition, either Party, through its representatives on the JSC (to the extent applicable), may propose amendments to the Commercialization Plan for Co-Promotion Products at any time.

1.20	Commercially Reasonable Efforts
[* * *]

1.21	Committee
The term “Committee” shall mean the JRC or the JSC.

1.22	Companion Diagnostic
The term “Companion Diagnostic” shall mean any product or service that:

(a)
identifies a person having a disease or condition, or a molecular genotype or phenotype that predisposes a person to such disease or condition, for which a Product could be used to treat and/or prevent such disease or condition;

(b)	defines the prognosis or monitors the progress of a disease or condition in a person for which a Product could be used to treat and/or prevent such disease or condition;

(c)
is used to select a therapeutic or prophylactic regimen, wherein at least [* * *] potential therapeutic or prophylactic regimen involves a Product, and where the selected regimen is determined, based on the use of such product or service, to likely be effective and/or to be safe for a person; and/or

(d)	is used to confirm a Product’s biological activity and/or to optimize dosing or the scheduled administration of a Product.

1.23    Competitor
[* * *]

1.24	Complete or Completion
The term “Complete” or “Completion” shall mean the availability of the final formal written report in relation to a Clinical Study setting out a final assessment of the results and conclusion of such Clinical Study.

1.25	Composition of Matter Claim
The term "Composition of Matter Claim" shall mean, for a given Product in a given country of the Territory, a Valid Claim that Covers the composition of matter of the Compound per se, or the composition of matter of the Product comprising the Compound plus unspecified pharmaceutically-acceptable excipients. For clarity, a Compound may include an oligonucleotide sequence capable of providing a guide strand that inhibits or prevents the expression or translation of viral or host cell factor genes in a human host.

1.26	Compound
The term “Compound” shall mean any Dicerna Compound or Roche Compound.

1.27	Compulsory Sublicense Compensation
The term “Compulsory Sublicense Compensation” shall mean, for a given country or region in the Territory, the compensation paid to Roche by a Third Party (a “Compulsory Sublicensee”) under a license or sublicense of applicable Licensed IP, Joint Patent Rights or Roche Patent Rights granted to the Compulsory Sublicensee (the “Compulsory Sublicense”) through the order, decree or grant of a governmental authority having competent jurisdiction in such country or region, authorizing such Third Party to manufacture, use, sell, offer for sale, import or export a Product in such country or region.

1.28	Confidential Information
The term “Confidential Information” shall mean any and all information, data or know-how (including Know-How), whether technical or non-technical, oral or written, that is disclosed by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”). Confidential Information shall not include any information, data or know-how that:

(i)
was generally available to the public at the time of disclosure, or becomes available to the public after disclosure by the Disclosing Party other than through fault (whether by action or inaction) of the Receiving Party or its Affiliates,

(ii)	can be evidenced by written records to have been already known to the Receiving Party or its Affiliates prior to its receipt from the Disclosing Party,

(iii)	is obtained at any time lawfully from a Third Party under circumstances permitting its use or disclosure,

(iv)
is developed independently by the Receiving Party or its Affiliates as evidenced by written records that evidence such development without the knowledge of the Confidential Information transferred hereunder, or

(v)	is approved in writing by the Disclosing Party for release by the Receiving Party.

The terms of this Agreement shall be considered Confidential Information of the Parties.

1.29	Continuation Election Notice
The term “Continuation Election Notice” shall mean the notice Dicerna provides to Roche under Section 20.3.2 or 20.3.3 describing (i) Dicerna’s bona fide intentions to continue ongoing Development and Commercialization of applicable Licensed Product(s) and (ii) Dicerna’s request for Roche’s continuation of activities during the termination period and/or transfer of the data, material and information relating to the applicable Licensed Product(s) in accordance with Section 20.3.2 or 20.3.3.

1.30	Control
The term “Control” shall mean (as an adjective or as a verb including conjugations and variations such as “Controls” “Controlled” or “Controlling”) (a) with respect to Patent Rights and/or Know-How, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights and/or Know-How without violating the terms of any agreement or arrangement between such Party and any other party and (b) with respect to proprietary materials, the possession by a Party of the ability to supply such proprietary materials to the other Party as provided herein without violating the terms of any agreement or arrangement between such Party and any other party. Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control of a Party, such Party shall be deemed to not own or Control any intellectual property right that is owned or Controlled by the Change of Control Group except to the extent the Change of Control Group intermingles its intellectual property with the Party’s intellectual property.

1.31	Co-Promotion Exercise Period
The term “Co-Promotion Exercise Period” shall mean, with respect to a Shared Product, the period commencing upon Dicerna’s exercise of its Cost Share Option and ending upon the later of (i) [* * *] after Roche provides Dicerna with the Roche Estimate pursuant to Section 10.6.2(a) and (ii) [* * *] after the Roche Response Date (if Dicerna provides timely Shared Product Questions).

1.32	Co-Promotion Product
The terms “Co-Promotion Product” shall mean a Shared Product for which Dicerna has a Co-Promotion Right as of the applicable time.

1.33	Co-Promotion Territory
The terms “Co-Promotion Territory” shall mean the US.

1.34	Cost of Manufacture
The term “Cost of Manufacture” shall mean:

(a)
When a Party Manufactures directly, the sum of: (i) the cost (as defined in each such Party's Accounting Standards consistently applied) to Manufacture a Shared Product (or potential Shared Product), including items such as cost of materials, yield and waste levels, direct labor, etc.; (ii) any additional applicable overhead, including items such as costs that relate to such Party’s supervisory, occupancy, facility and equipment, etc., as calculated according to and consistent with such Party’s internal policies; (iii) other such costs burdened to the product due to Manufacturing (including inventory write-offs and excess capacity charges to the extent not exceeding [* * *]); and (iv) the actual costs associated with the technology transfer to a CMO to enable Manufacturing of that product, including any upfront and milestone based payments and startup costs allocable to the Shared Product that are associated therewith. All Cost of Manufacture shall be consistently applied to the product for ongoing clinical trials.

(b)	When a Party uses a CMO to Manufacture a Shared Product, the amount actually paid to (and not reimbursed by) each such CMO, including FTE costs associated with overseeing any CMO.

1.35	Cover
The term “Cover” shall mean (as an adjective or as a verb including conjugations and variations such as “Covered,” “Coverage” or “Covering”) that the developing, making, using, offering for sale, promoting, selling, exporting or importing of a given compound, formulation or product would infringe a Valid Claim in the absence of a license under or ownership in the Patent Rights to which such Valid Claim pertains. The determination of whether a compound, formulation, process or product is Covered by a particular Valid Claim shall be made on a country-by-country basis.

1.36	CTA
The term “CTA” shall mean a submission made to the applicable Regulatory Authority, the purpose of which is to gain necessary clearance, licensure or approval by such agency to lawfully distribute a product to perform a human clinical trial of such product that at the time of such submission is not otherwise lawfully able to be distributed or marketed under the Applicable Laws of the relevant jurisdiction. CTAs include the CTAs approved by the EMA or Health Canada, investigational new drug applications (“IND”) as defined in the FDCA and applicable regulations promulgated by the FDA, or the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of the Products in humans.

1.37	Detail
The term “Detail” shall mean a one-on-one face-to-face contact in which a Sales Representative makes a presentation, including selling message and features and benefits of the Product to a professional having prescribing authority. E-details and presentations made at conventions or similar gatherings will not constitute a Detail. Sample drops (if applicable) and reminder details shall not constitute a Detail. Attendance at group meetings or other group situations shall only be considered a single Detail regardless of the number of participants. For the avoidance of doubt, Details may occur in group situations if the definition of a Detail is met. When used as a verb, “Detailing” shall mean to engage in the activities set forth herein.

1.38	Development
The term “Development” shall mean all activities undertaken by or on behalf of any Roche Group member on and after the Initiation of GLP Tox Study to develop a Compound or a Product including cGLP studies, manufacturing process and drug product (dosage form) development, conducting toxicology studies, clinical testing and all Clinical Studies (including approved investigator sponsored studies), statistical analysis and report writing, regulatory affairs and clinical regulatory activities. For further avoidance of doubt, Development does not include activities undertaken by or on behalf of a Party under the R&D Collaboration. When used as a verb, to “Develop” and “Developing” means to engage in Development, and “Developed” has a corresponding meaning.

1.39	Development Costs
The term “Development Costs” shall mean the global costs actually incurred, including FTE Costs and any direct out-of-pocket costs or expenses paid or accrued in accordance with Accounting Standards, by any Roche Group member for Development of a Shared Product (or potential Shared Product) including studies of the clinical aspects conducted internally or by individual investigators, or consultants necessary for the purpose of obtaining, maintaining and/or expanding marketing approval of such Shared Product, process development, process improvement and recovery costs, failed clinical lots, qualification lots, costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain, maintain and/or expand marketing approval of such Shared Product. Development Costs shall not include costs associated with Companion Diagnostics. The Development Costs shall also include expenses for data management, CROs, statistical designs and studies, documentation preparation and other administration expenses associated with the clinical testing program or Post-Approval Commitment Studies and Cost of Manufacture for clinical supply of such Shared Product. By way of example, Development Costs may include costs in connection with the following activities:

(a)
Clinical Studies (for clarity including Post-Approval Commitment Studies but excluding Marketing Studies and Phase IV Studies) for such Shared Products, including (i) the preparation for and conduct of clinical trials (except clinical trials that are solely conducted for regulatory requirements specific to a particular country or territory outside the US); (ii) data collection, management and analysis and report writing; (iii) clinical laboratory work; (iv) advisory meetings in connection with such Shared Products; and (v) Regulatory Expenses in direct connection with Clinical Studies for such Shared Products;

(b)
CMC-related Development activities, including activities relating to the development and establishment of the clinical and commercial manufacturing process for such Shared Products and establishment of the supply chain; and

(c)	Cost of Manufacture for such Shared Products or other drug or product or other materials used for such Shared Products, including combination agents and comparators.

1.40	Development Plan
The term “Development Plan” shall mean Roche’s development plan for the Lead Product, the scope and level of detail of which shall be consistent with the standards Roche applies to its internal programs at a similar stage of development.

1.41	Dicerna Base Patent Rights
The term “Dicerna Base Patent Rights” shall mean the Patent Rights listed in Appendix 1.41 of this Agreement.

1.42	Dicerna Compound
The term “Dicerna Compound” shall mean

(a)	any Additional Dicerna Compounds, and

(a)	any GalXC Molecules owned or Controlled by Dicerna Directed To HBV other than Additional Dicerna Compounds, including
(i)    the Lead Compound, and
(ii)    any derivative, modification or backup compound to the Lead Compound.
in both cases excluding a Roche Compound.

1.43	Dicerna GalXC Platform Patent Rights
The term “Dicerna GalXC Platform Patent Rights” shall mean Patent Rights owned or Controlled (other than by license from the Roche Group under this Agreement) by Dicerna or its Affiliates, prior to or during the Agreement Term, that are reasonably necessary or useful to research, have researched, develop, have developed, make, have made, use, have used, register, have registered, sell, have sold, offer for sale, import or export GalXC Molecules and claim the GalXC Platform or the use or manufacture thereof, but however do not claim exclusively (i) Compounds, targets or associated sequences/constructs, in each case Directed To HBV or (ii) the use or manufacture of such Compounds or targets. Dicerna GalXC Platform Patent Rights as of the Effective Date are listed in Appendix 1.43 of this Agreement.

1.44	Dicerna Phase I Study
The term “Dicerna Phase I Study” shall mean the Phase I Study for the Lead Compound that Dicerna has commenced but not yet Completed as of the Signature Date, as well as the Optional Phase I Cohorts(s) if applicable.

1.45	Directed To
The term “Directed To” shall mean with regard to an RNAi product or oligonucleotide product and target, [* * *]. For clarity, if the defined term “Directed To” is separated, such as when required grammatically (e.g., when discussing targets “To which a product is Directed”), such separated term shall maintain the same meaning set forth in the previous sentence.

1.46	Discontinued Target
The term “Discontinued Target” shall mean a target that has been designated as such in accordance with Sections 3.8, 20.2.4 or 20.2.5.

1.47	Effective Date
The term “Effective Date” is defined in Section 22.4.

1.48	EMA
The term “EMA” shall mean the European Medicines Agency or any successor agency with responsibilities comparable to those of the European Medicines Agency.

1.49	Encumbered Combination Agent
The term “Encumbered Combination Agent” shall mean an active ingredient in a Combination Product that is not a Compound and that (i) is subject to Third Party rights or obligations granted from or to the Roche Group or (ii) directly competes with a product under clinical development or commercialization by Dicerna.

1.50	Encumbered Combination Indication
The term “Encumbered Combination Indication” shall mean, with respect to a Co-Promotion Product that is a Combination Product containing an active ingredient that is not a Compound, an indication for which Regulatory Approval is obtained with respect to which Roche has granted to a Third Party co-promotion or other rights.

1.51	EU
The term “EU” shall mean the European Union and all its then-current member countries but including in any case France, Germany, Italy, Spain and the United Kingdom regardless of whether they are then-current member countries.

1.52	Excluded Claim
The term “Excluded Claim” shall mean a dispute, controversy or claim between the Parties that concerns (a) the validity or infringement, scope, enforceability or inventorship of a patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition Applicable Law, whether or not statutory.

1.53	Excluded Dicerna Patent Right
The term “Excluded Dicerna Patent Right” shall mean a claim in a Patent Right owned or Controlled by Dicerna to the extent that such claim exclusively claims a Non-Compound Active Agent, alone or in combination with other molecular entities, none of which can be Compounds. For clarity, if a claim in a Patent Right Controlled by Dicerna lists a molecular entity that is a Compound, then such Patent Right is not an Excluded Dicerna Patent Right.

1.54	Exclusivity Period
The term “Exclusivity Period” shall mean the period of time commencing on the Effective Date and ending the earlier of the non-initiation, expiration or earlier termination of the R&D Collaboration. For clarity, if the R&D Collaboration does not commence, the Exclusivity Period for both Parties will end as of the earlier of date of the notice of termination of the Agreement or the date of Roche’s notice that Roche elects not to initiate the R&D Collaboration.

1.55	Ex-Limited Licensee
The term “Ex-Limited Licensee” shall mean Third Parties (and their respective sublicensees, successor or assigns) to whom Dicerna has granted as of the Signature Date rights imposing PN Field Restrictions.

1.56	Expert

The term “Expert” shall mean a person with no less than [* * *] of pharmaceutical industry experience and expertise having occupied at least one senior position within a large pharmaceutical company relating to product commercialization and/or licensing but excluding any current or former employee or consultant of either Party. Such person shall be fluent in the English language.

1.57	Extraordinary Event
The term “Extraordinary Event” shall mean Development Costs associated with any of the following activities that were not anticipated in a given Annual Budget and the then current Development Plan: (i) faster than planned Clinical Study enrollment, (ii) written guidance or requirements from a Regulatory Authority that would result in amendments to the Development Plan, (iii) technical issues affecting the ability to supply clinical material of Compound or Product or (iv) mutual agreement by the Parties to amend the Development Plan.

1.58	FDA
The term “FDA” shall mean the Food and Drug Administration of the United States of America.

1.59	FDCA
The term “FDCA” shall mean the Food, Drug and Cosmetics Act.

1.60	Field
The term “Field” shall mean all uses.

1.61	Filing
The term “Filing” shall mean the filing of an application by the FDA as defined in the FDCA and applicable regulations, or the equivalent application to the equivalent agency in any other country or group of countries including MAA by the EMA, the official approval of which is required before any lawful commercial sale or marketing of Products.

1.62	Finalized
The term “Finalized” shall mean the applicable Clinical Study has been fully enrolled with the last enrolled patient receiving the last dose of Product pursuant to the study protocol and the draft clinical study report including listings and tables are available.

1.63	First Commercial Sale
The term “First Commercial Sale” shall mean, on a country-by-country basis, the first invoiced sale of a Product to a Third Party by the Roche Group following the receipt of any Regulatory Approval required for the sale of such Product, or if no such Regulatory Approval is required, the date of the first invoiced sale of a Product to a Third Party by the Roche Group in such country.

1.64	FTE
The term “FTE” shall mean with respect to a person, the equivalent of the work of [* * *] employee full time for [* * *] (consisting of [* * *] per Calendar year excluding vacations and holidays), or such other period as may be prescribed by Applicable Law, on a country-by-country basis. Overtime, work on weekends, holidays and the like will not be counted with any multiplier (e.g. time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution.

1.65	FTE Costs

The term “FTE Costs” shall mean Roche’s or Dicerna’s FTE rate, assessed consistent with internal Accounting Standards, multiplied by the applicable number of FTEs of Roche or its Affiliates or Dicerna or its Affiliates, as applicable, performing the applicable activities during such period multiplied by the applicable percentage of time such FTEs have performed the applicable activities during such period.

1.66	Gatekeeper
The term “Gatekeeper” shall mean an independent outside counsel appointed by Dicerna responsible for conducting the Gatekeeper Process, through which Roche may directly inquire as to whether any proposed target is an Available Target or Not Available Target.

1.67	Gatekeeper Process
The term “Gatekeeper Process” shall mean the processes described in Section 3.7 to be used for target nomination or target reservation.

1.68	GalXC Molecule
The term “GalXC Molecule” shall mean [* * *].

1.69	GalXC Platform
The term "GalXC Platform" shall mean [* * *].

1.70	GalXC Platform Improvements
The term “GalXC Platform Improvements” shall mean [* * *].

1.71	Genentech
The term “Genentech” shall mean Genentech, Inc. for so long as Genentech is an Affiliate of Roche.

1.72	Genentech Patent Right
The term “Genentech Patent Right” shall mean Patent Rights claiming inventions based on projects originating from the Genentech early development organization made by or on behalf of Genentech employees (with or without Third Parties). As of the Signature Date, as between the Roche Group Affiliates, Genentech Patent Rights are owned by Genentech in the US and Roche Basel outside the US.

1.73	Generic Product
The term “Generic Product” shall mean, with respect to a Product, a product that (i) is not produced, licensed or owned by the Roche Group, (ii) contains a pharmaceutically active ingredient that is the same as any Compound in such Product, (iii) has the same or substantially the same labelling as the applicable Product for at least one indication of such Product, and (iv) is approved through an abbreviated regulatory pathway, to the extent one exists in a given country.

1.74	Handle
The term “Handle” shall mean preparing, filing, prosecuting (including interferences, reissue, re-examination, post-grant reviews, inter-partes reviews, derivation proceedings and opposition proceedings) and maintaining.

1.75	HBV
The term “HBV” shall mean hepatitis B virus.

1.76	Host Cell Factor Target

The term “Host Cell Factor Target” shall mean [* * *]:

1.77	Hybrid Product
The term “Hybrid Product” shall mean a Product, on a country-by-country basis, that contains (i) a Lead Compound where such Lead Compound has already been included in a Lead Product that has achieved its First Commercial Sale in such country as a Product not containing a Selected Target Compound and (ii) at least one Selected Target Compound.

1.78	IFRS
The term “IFRS” shall mean International Financial Reporting Standards.

1.79	Improvement
The term “Improvement” shall mean, any Invention which is [* * *].

1.80	Initiation
The term “Initiation” shall mean the date that a human is first dosed with the Product in a Clinical Study approved by the respective Regulatory Authority.

1.81	Initiation of GLP Tox Study
The term “Initiation of GLP Tox Study” shall mean, with respect to a Compound or Product, the date that the first animal is first dosed with such Compound or Product in a study of the relationship between dose and its effects on the exposed animal, where (i) the study is conducted in accordance with cGLP standards and (ii) the study is intended to support establishment of a safe starting dose of the Compound or Product in human Clinical Studies.

1.82	Insolvency Event
The term “Insolvency Event” shall mean circumstances under which a Party (i) has a receiver or similar officer appointed over all or a material part of its assets or undertaking; (ii) passes a resolution for winding-up (other than a winding-up for the purpose of, or in connection with, any solvent amalgamation or reconstruction) or a court makes an order to that effect or a court makes an order for administration (or any equivalent order in any jurisdiction); (iii) enters into any composition or arrangement with its creditors (other than relating to a solvent restructuring); (iv) ceases to carry on business; (v) is unable to pay its debts as they become due in the ordinary course of business.

1.83	Internal Revenue Code
The term “Internal Revenue Code” shall mean the US Internal Revenue Code of 1986, as amended.

1.84	Invention
The term “Invention” shall mean an invention, whether or not patentable, that is conceived or reduced to practice in connection with any activity carried out pursuant to this Agreement. Under this definition, an Invention may be made by employees of Dicerna solely or jointly with a Third Party (a “Dicerna Invention”), by employees of the Roche Group solely or jointly with a Third Party (a “Roche Invention”), or jointly by employees of Dicerna and employees of the Roche Group with or without a Third Party (a “Joint Invention”).

1.85	Joint Know-How

The term “Joint Know-How” shall mean Know-How that is made jointly by employees of Dicerna and the Roche Group, with or without a Third Party in connection with any activity carried out pursuant to this Agreement.

1.86	Joint Patent Rights
The term “Joint Patent Rights” shall mean all Patent Rights Covering a Joint Invention other than GalXC Platform Improvements or Roche Background Improvements.

1.87	JOT
The term “JOT” shall mean a joint operating team (or Joint Project Team) described in Section 7.10.

1.88	JRC
The term “JRC” shall mean the joint research committee described in Section 7.1.

1.89	JSC
The term “JSC” shall mean the joint steering committee described in Section 7.2.

1.90	Know-How
The term “Know-How” shall mean data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical and clinical data, assays, platforms, formulations, specifications, quality control testing data, that are confidential and necessary or useful for the discovery, manufacture, development or commercialization of Products.

1.91	Lead Compound
The term “Lead Compound” shall mean the molecule designated as DCR-S219, the structure of which is listed in Appendix 1.91 of this Agreement.

1.92	Lead Product
The term “Lead Product” shall mean any Product containing the Lead Compound and does not include a Selected Target Compound.

1.93	Licensed IP
The term “Licensed IP” shall mean all Patent Rights and Know-How Controlled by Dicerna or its Affiliates (other than by license from the Roche Group under this Agreement), prior to or during the term of the Agreement, necessary or useful to research, have researched, develop, have developed, make, have made, use, have used, register, have registered, sell, have sold, offer for sale, import or export Compounds and/or Products in the Field, including Dicerna Base Patent Rights and Dicerna GalXC Platform Patent Rights, but excluding Excluded Dicerna Patent Rights.

1.94	Licensed Product
The term “Licensed Product” shall mean any product, including any Combination Product, containing a Dicerna Compound as a pharmaceutically active ingredient, regardless of their finished forms or formulations or dosages. One Licensed Product may be distinguished from another Licensed Product by the Dicerna Compound being a distinctive active pharmaceutical ingredient.

1.95	Like-Substance Product
The term “Like-Substance Product” shall mean a Generic Product or Biosimilar Product.

1.96	Limited Field

The term “Limited Field” shall mean [* * *].

1.97	MAA
The term “MAA” shall mean a marketing authorization application, including all necessary documents, data, and other information concerning a Product, required for Regulatory Approval of the Product as a pharmaceutical product by the EMA or an equivalent application (such as an NDA) to the equivalent agency in any other country or group of countries (e.g. an NDA with the FDA).

1.98	Major Markets
The term “Major Markets” shall mean the [* * *].

1.99	Marketing Study
The term “Marketing Study” shall mean any human clinical study for a Shared Product conducted following Initiation of a Pivotal Study for such Shared Product that is not required for receipt of Regulatory Approval (whether such human clinical study is conducted prior to or after receipt of such Regulatory Approval) and is not a Post-Approval Commitment Study, but that may be useful in support of the post-Regulatory Approval exploitation of such Shared Product.

1.100	Materials
The term “Materials” shall mean any laboratory research materials that consist of the following substances (other than oligonucleotides): (i) organic or inorganic chemical or compound; (ii) gene; (iii) vector or construct, whether plasmid, phage, virus or any other type; (iv) host organism, including bacteria and eukaryotic cells; (v) eukaryotic or prokaryotic cell line or expression system; (vi) protein, including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or peptide or enzyme; (vii) genetic material, including any genetic control element (e.g., promoters); (viii) virus; or (ix) assay.

1.101	Manufacture
The term “Manufacture” or “Manufacturing” shall mean all operations in the manufacture, receipt, incoming inspections, storage and handling of materials, manufacture, processing, formulation, filling, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing), shipping and release of Shared Products.

1.102	Medical Affairs Activities
The term “Medical Affairs Activities” shall mean the coordination of medical information requests and field based medical scientific liaisons with respect to Co-Promotion Products, including activities of medical scientific liaisons, activities involving key opinion leaders, and the provision of medical information services with respect to a Co-Promotion Product.

1.103	Method of Use Claim
The term "Method of Use Claim" shall mean, for a given Product in a given country of the Territory, a Valid Claim of an issued patent that claims an approved indication in such country for the Product.

1.104	Net Sales
[* * *].

1.105	Non-Compound Active Agent
The term “Non-Compound Active Agent” shall mean a therapeutically or prophylactically active ingredient or compound that is not a Compound.

1.106	Not Available Target
The term “Not Available Target” shall mean, [* * *].

1.107	Party
The term “Party” shall mean Dicerna or Roche, as the case may be, and “Parties” shall mean Dicerna and Roche collectively.

1.108	Patent Rights
The term “Patent Rights” shall mean all rights under any issued patent or pending patent application (which, for the purposes of this Agreement, includes certificates of invention, applications for certification of invention, and priority rights), in any country of the Territory, including any patents issuing on such patent application, and further including any and all provisional, substitution, extension (including pediatric exclusivity extension) or supplementary protection certificate, reissue, reexamination, restoration, renewal, confirmation, registration, revalidation, revisions and additions, divisional, continuation, continued prosecution (and requests therefor), or continuation-in-part of any of the foregoing.

1.109	Pharmacovigilance Agreement
The term “Pharmacovigilance Agreement” shall mean an agreement entered into by the Parties to set forth the responsibilities and obligations of the Parties with respect to the procedures and timeframes for compliance with Applicable Laws pertaining to safety of the applicable Product and its related activities.

1.110	Phase I Study
The term “Phase I Study” shall mean a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.111	Phase II Study
The term “Phase II Study” shall mean a human clinical trial, for which the primary endpoints include a determination of an effective dose range for Phase III Studies and/or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.112	Phase III Study
The term “Phase III Study” shall mean a human clinical trial that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain Regulatory Approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c) (FDCA), as amended from time to time, and the foreign equivalent thereof.

1.113	Phase IV Study
The term “Phase IV Study” shall mean a human clinical trial initiated post-approval of the Product to accumulate evidence about the efficacy and/or safety of the Product, which shall not include any Post-Approval Commitment Study.

1.114	Pivotal Study

The term “Pivotal Study” shall mean, with respect to any Product, a Clinical Study that at the time of Initiation (or any later expansion of patient enrollment, if applicable), is expected to be the basis for Regulatory Approval of such Product.

1.115	PN Field Restriction
The term “PN Field Restriction” shall mean, [* * *].

1.116	Post-Approval Commitment Study
The term “Post-Approval Commitment Study” shall mean any human clinical study for a Shared Product conducted after marketing authorization of such Shared Product has been obtained from the FDA at the request of or requirement of the FDA.

1.117	Product
The term “Product” shall mean any Licensed Product or Roche Product.

1.118	Product Labeling or Product Label
The term “Product Labeling” or “Product Label” shall mean, with respect to a Product in a country in the Territory, (a) the Regulatory Authority-approved prescribing information for such Product for such country, including any required patient information, and (b) all labels and other written, printed or graphic matter upon a container, wrapper or any package insert utilized with or for such Product in such country, including any required patent marking.

1.119	R&D Collaboration Term
The term “R&D Collaboration Term” shall mean the period of time commencing on the first individual Target Term and ending on the conclusion of the last individual Target Term.

1.120	Regulatory Approval
The term “Regulatory Approval” shall mean any approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations (including marketing and labeling authorizations) by a Regulatory Authority, necessary for the research, Development, registration, Manufacture (including formulation), distribution, importation, exportation, use, sale or Commercialization of a pharmaceutical product (including a Compound or Product) in a regulatory jurisdiction in the Territory.

1.121	Regulatory Authority
The term “Regulatory Authority” shall mean any national, supranational (e.g., the European Commission, the Council of the European Union, the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity including the FDA or any counterpart of the FDA outside the United States, in each country involved in the granting of regulatory approval for, or with authority over, the research, Development, registration, Manufacture (including formulation) and Commercialization of, a pharmaceutical product (including a Compound or Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.

1.122	Regulatory Exclusivity
The term “Regulatory Exclusivity” shall mean any exclusive marketing rights or data exclusivity rights conferred by any governmental authority under Applicable Law with respect to a Product in a country or jurisdiction in the Territory to prevent Third Parties from selling such Product in such country or jurisdiction, other than a Patent Right, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under the FD&C Act, in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions in the Territory.

1.123	Regulatory Expenses
The term “Regulatory Expenses” shall mean those FTE Costs and any direct out-of-pocket costs (including filing, user, maintenance and other fees paid to Regulatory Authorities) paid or incurred as an expense in accordance with Accounting Standards by Roche or any of its Affiliates or Sublicensees after the Effective Date, that are specifically identifiable or reasonably allocable to the preparation of regulatory submissions for, and the obtaining and maintenance of Regulatory Approval, including compliance with Regulatory Approvals and requirements of such Regulatory Authorities, adverse event recordation and reporting and regulatory affairs activities.

1.124	Regulatory Materials
The term “Regulatory Materials” shall mean any regulatory application, submission, notification, communication, correspondence, registration and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop or Commercialize the applicable Lead Compound and Lead Product. Regulatory Materials include any CTAs.

1.125	Research Plan
The term “Research Plan” shall mean the agreed upon plan of research for each Selected Target including the criteria to be used for selecting a Clinical Candidate. Updates to the Research Plan do not require an amendment to this Agreement and may be approved by unanimous consent of the JRC.

1.126	Reserved Target
The term “Reserved Target” shall mean [* * *]. The number of Host Cell Factor Targets designated as either Reserved Targets, Selected Targets and Discontinued Targets at any given time cannot exceed five (5) in aggregate during the course of the collaboration (the “Host Cell Factor Target Limitation”).

1.127	Roche Background Improvements
The term “Roche Background Improvements” shall mean [* * *].

1.128	Roche Compound
The term “Roche Compound” shall mean an oligonucleotide compound Controlled by Roche and provided by Roche or its Affiliates into the R&D Collaboration that is Directed To a Selected Target and is not a GalXC Molecule.

1.129	Roche Grant-Back Patent Rights
The term “Roche Grant-Back Patent Rights” shall mean Patent Rights Controlled by Roche that are reasonably necessary to develop, have developed, manufacture, have manufactured, use, offer to sell, sell, promote, export and import Dicerna Compounds or Licensed Products that are not Combination Products. For purposes of clarity, Genentech Patent Rights are specifically excluded from Roche Grant-Back Patent Rights.

1.130	Roche Group
The term “Roche Group” shall mean collectively Roche, its Affiliates and its Sublicensees.

1.131	Roche Patent Rights
The term “Roche Patent Rights” shall mean all Patent Rights that Roche Controls (other than by a license from Dicerna under this Agreement) during the Agreement Term other than Licensed IP and

Joint Patent Rights. For purposes of clarity, Genentech Patent Rights are specifically excluded from Roche Patent Rights.

1.132	Roche Product
The term “Roche Product” shall mean any product, including any Combination Product, containing a Roche Compound as a pharmaceutically active ingredient, regardless of their finished forms or formulations or dosages. One Roche Product may be distinguished from another Roche Product by the Roche Compound being a distinctive active pharmaceutical ingredient.

1.133	Royalty Term
The term “Royalty Term” shall mean, with respect to a Product and for a given country, the period of time commencing on the date of First Commercial Sale of the Product in such country and ending:

(a)	for Lead Products: on the later of the date that is [* * *].

(b)	for Hybrid Products: on the later of the date that is [* * *] and

(c)	for Selected Target Products: on the later of the date that is [* * *]

1.134	Sales
The term “Sales” shall mean, for a Product in a particular period, the sum of (i) and (ii):

[* * *].

By way of example, the gross-to-net deductions taken in accordance with IFRS as of the Effective Date include:

(a)
credits, reserves or allowances actually granted for (i) damaged, outdated, returned, rejected, withdrawn or recalled Product, (ii) wastage replacement and short-shipments; (iii) billing errors and (iv) indigent patient and similar programs (e.g., price capitation);

(b)	governmental price reductions and government mandated rebates;

(c)	chargebacks, including those actually granted to wholesalers, buying groups and retailers;

(d)	customer rebates, including cash sales incentives for prompt payment, cash and volume discounts; and

(e)	taxes and any other governmental charges or levies imposed upon or measured by the import, export, use, manufacture or sale of a Product (excluding income or franchise taxes).

For purposes of clarity, any such Sublicensee sales as reported to Roche in accordance with Compulsory Sublicense agreements shall be excluded from the sales amount.

When a Product is a Combination Product, and there are deductions under clauses (a)-(e), such deductions shall be allocated to such Combination Product as agreed or determined under Section 11.4.4. For purposes of clarity, sales by Roche and its Affiliates to any Sublicensee that is not a Roche Affiliate for resale shall be excluded from “Sales” under this clause (i).

(i)
for Sublicensees that are not Affiliates of Roche (and excluding Compulsory Sublicensees), the sales amounts reported to Roche and its Affiliates in accordance with their then-currently used accounting standards and Section 2.4. For the purpose of clarity, any such Sublicensee sales as reported to Roche in accordance with Compulsory Sublicense agreements shall be excluded from the Sales amount, and instead shall be addressed in accordance with Section 11.4.8.

1.135	Sales Representative
The term “Sales Representative” shall mean a pharmaceutical sales representative or other persons engaged or employed by either Party to conduct Detailing and other promotional efforts or relevant activities with respect to the Products and consistent with the Commercialization Plan.

1.136	Selected Target
The term “Selected Target” shall mean [* * *].

1.137	Selected Target Compound
The term “Selected Target Compound” shall mean a Compound that is Directed To a Selected Target but is not the Lead Compound.

1.138	Selected Target Product
The term “Selected Target Product” shall mean any Product that (i) includes a Selected Target Compound and (ii) if it includes the Lead Compound, is not a Hybrid Product.

1.139	Specific Patent Right
The term “Specific Patent Right” shall mean any Licensed IP Patent Right (other than Dicerna GalXC Platform Patent Rights) exclusively directed to one or more Compound(s) or Licensed Product(s).

1.140	Signature Date
The term “Signature Date” shall mean the date set forth on the cover page to this Agreement.

1.141	Sublicensee
The term “Sublicensee” shall mean a Third Party to which Roche has licensed rights (through one or multiple tiers), other than through a Compulsory Sublicense, pursuant to this Agreement.

1.142	Target Nomination Deadline
The term “Target Nomination Deadline” shall mean the earlier of [* * *] after Roche’s receipt of the following data from the Dicerna Phase I Study:

1.	[* * *] and

2.	all available patient data from [* * *], and

(i)	[* * *]

(ii)	[* * *]

In the event of either 2.(i) or 2.(ii) above, Roche will inform Dicerna in writing (which may be via email) prior to what would have otherwise been the applicable Target Nomination Deadline.

1.143	Target Term
The term “Target Term” shall mean, for a given Selected Target, the period commencing on the date the JRC approves the corresponding Research Plan and ending on the earlier of (a) [* * *] thereafter and (b) the date on which a Clinical Candidate for such Selected Target is selected by the JRC. The Target Term may be (i) extended by Roche for up to [* * *] extensions upon written notice to Dicerna prior to the expiration of the initial [* * *] period, provided that no Compound Directed To such Selected

Target meets the criteria for Clinical Candidate selection as set forth in the applicable Research Plan, or (ii) shortened (or lengthened beyond Roche’s unilateral [* * *] extension right) by unanimous decision of the JRC.

1.144	Territory
The term “Territory” shall mean all countries of the world.

1.145	Third Party
The term “Third Party” shall mean a person or entity other than (i) Dicerna or any of its Affiliates or (ii) a member of the Roche Group.

1.146	Transfer Activities
The term “Transfer Activities” shall mean the transfer from Dicerna to Roche of the data, Materials, Know-How (including the GalXC Platform), documentation and other items in Dicerna’s possession (including through its Affiliates), and reasonable technical assistance, in each case, to the extent reasonably necessary or useful for Roche to continue Development of the Transfer Compounds, along with such other commercially reasonable actions which may be conducted by Dicerna to effectuate transfer of responsibilities and use good faith efforts to make relevant assignments (to the extent Dicerna has the right to do so) related to the Transfer Compounds, for example, with Regulatory Authorities, patent offices, Third Party contract manufacturing organizations (each a “CMO”), Third Party contract research organizations (each a “CRO”) and Clinical Study investigators. Transfer Activities are to be made at the appropriate time on or after the Effective Date with respect to the Lead Transfer Compounds (“Lead Transfer Activities”) and Selected Target Transfer Compounds (“Selected Target Transfer Activities”) and shall be made (i) as set forth in this Agreement, (ii) in accordance with the applicable Transfer Plans or (iii) as otherwise reasonably requested by Roche.

1.147	Transfer Compound
The term “Transfer Compound” shall mean: (i) the Lead Compound with respect to the Dicerna Phase I Study and any existing derivative, modification or backup compound to the Lead Compound (each a “Lead Transfer Compound”); and (ii) at the point of a Clinical Candidate selection, all Additional Dicerna Compounds that are Directed To the Selected Target associated with such Clinical Candidate selected (each a “Selected Target Transfer Compound”).

1.148	Transfer Plan
The term “Transfer Plan” shall mean (i) a plan for the Lead Transfer Activities (“Lead Transfer Plan”) or (ii) on a Selected Target-by-Selected Target basis, a plan for the Selected Target Transfer Activities (“Selected Target Transfer Plan”). Each Transfer Plan may consist of multiple sections applicable for relevant functions (e.g. regulatory, clinical, safety, manufacturing, clinical). The JRC will establish, implement and oversee the Parties’ activities under each Transfer Plan. The initial Lead Transfer Plan has been provided by Dicerna by letter dated October 30, 2019.

1.149	US
The term “US” shall mean the United States of America and its territories and possessions.

1.150	US$
The term “US$” shall mean US dollars.

1.151	Valid Claim

The term “Valid Claim” shall mean, as applicable, a claim in any: (i) unexpired and issued patent within the applicable Patent Rights in any country of the Territory that has not been disclaimed, revoked or held invalid by a final nonappealable decision of a court of competent jurisdiction or government agency or (ii) pending patent application within the applicable Patent Rights in any country of the Territory that has been on file with the applicable patent office for no more than [* * *].

1.152	Viral Target
The term “Viral Target” shall mean [* * *].

1.153	Additional Definitions
Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Accounting Period	12.1
Acquired Party	20.2.3
Alliance Director	7.12
Annual Budget	6.3.2(b)
Bankruptcy Code	21
Breaching Party	20.2.1
CDA	22.11
Chairperson	7.3
Chemical Raw Materials	8.4.1
Chugai	1.3
CMO	1.146
Compulsory Profit Share Percentage	11.4.8
Compulsory Sublicense	1.141
Compulsory Sublicensee	1.141
Co-Promote, Co-Promoting, Co-Promotion	10.6.4
Co-Promotion Agreement	10.6.3
Co-Promotion Option	10.6.1
Co-Promotion Right	10.6.1
Cost Share Option	6.3
Cost Share Package	6.3.1.1
Cost Share Right	6.3
CRO	1.146
Debarred	22.6
Decision Period	15.6.2
Deduction Percentage	1.104
Defending Party	15.7
Dicerna	cover page
Dicerna Indemnitees	17.1
Dicerna Invention	1.85
Dicerna-Originated Transfer Activities	20.3.5
Disclosing Party	1.28

Definition	Section
Dispute	22.2
DOJ	22.4
Effective Date	22.4
Expert Committee	11.4.4
First Eligible Co-Promotion Indication	(c)10.6.2(c)
FTC	22.4
Full Review	3.7(a)(iii)3.7(a)(iii)
HSR Act	22.4
H-W Suit Notice	15.8
IND	1.36
Indemnified Party	17.3
Indemnifying Party	17.3
Initial Cost Share Payment	6.3.2(a)
Initiating Party	15.6.2
Joint Invention	1.85
JOT Co-Leader	7.11
Lead Transfer Activities	1.146
Lead Transfer Compound	1.147
Lead Transfer Plan	1.148
Members	7.3
Minimum Transfer Payment	20.3.5.4
Non-Acquired Party	20.2.3
Non-Breaching Party	20.2.1
Non-Defending Party	15.7
Non-Exclusive Conditions	20.3.1
Non-Exclusive Roche License	2.3
Non-Exclusive Trigger	20.3.1
Notice of Dispute	22.2
Optional Phase I Cohort(s)	6.1.1
Patent Challenge	20.2.6
Patent Challenge Notice	15.10
Patent Term Extensions	15.9
Payee	13.2
Payment Currency	12.3
Payor	13.2
Peremptory Notice Period	20.2.1
PII/Samples	20.3.5.4
pRED	3.9
Pre-Reserved Target	3.7
R&D Collaboration	3.3
Receiving Party	1.28

Definition	Section
Redacted Agreement	19.5(d)
Relative Commercial Value	11.4.4
Roche	cover page
Roche Basel	cover page
Roche Continuation Notice	3.8
Roche Estimate	10.6.2(a)
Roche Indemnitees	17.2
Roche Invention	1.85
Roche Response Date	(a)10.6.2(a)
Roche Transfer Activities	(d)20.3.5.4(d)
Roche US	cover page
Selected Target Transfer Activities	1.146
Selected Target Transfer Compound	1.147
Selected Target Transfer Plan	1.148
Sensitive Information	20.2.3
Settlement	15.6
Shared Product	6.3.1.2
Shared Product Questions	(a)10.6.2(a)
SPCs	15.9
Suit Notice	15.6
Target Nomination	3.2
VAT	13.5

2.	Grant of License

2.1	Research Cross License
Subject to the terms and conditions of this Agreement, each Party grants to the other Party during the R&D Collaboration Term a non-exclusive right and license under Know-How and Patent Rights Controlled by such Party solely to enable the other Party to perform its activities contemplated under the Research Plan under this Agreement for each Selected Target.

2.2	Commercial License

(a)
Subject to the terms and conditions of this Agreement (including Section 2.2(b)), Dicerna hereby grants to Roche: (x) an exclusive (even as to Dicerna) right and license under Dicerna’s interest in the Licensed IP, to research, have researched, develop, have developed, register, have registered, make, have made, use, have used, register, have registered, sell, have sold, offer for sale, import, have imported, export and have exported, the below Compounds, Products and Companion Diagnostics which are solely with respect thereto in the Field (subject to (ii) below) in the Territory; and (y) non-exclusive right and license under Dicerna’s interest in the Licensed IP, to research, have researched, develop, have developed, register, have registered, make, have made, use, have used, register, have registered, sell, have sold, offer for sale, import, have imported, export and have exported, the below Companion Diagnostics (other than solely with respect to the below Compounds and Products) in the Field (subject to (ii) below) in the Territory.

(i)
If the Compound, Product or Companion Diagnostic is Directed To a Viral Target, then such license granted by Dicerna to Roche will be in the Field with respect to such Compound, Product or Companion Diagnostic.

(ii)
If the Compound, Product or Companion Diagnostic is Directed To a Host Cell Factor Target, then for so long as such Host Cell Factor Target is encumbered by rights granted to the Ex-Limited Licensee, such license granted by Dicerna to Roche will be in the Limited Field with respect to such Compound, Product or Companion Diagnostic. If at any time the Ex-Limited Licensee restrictions that keep Roche limited to such a Limited Field license no longer apply, then as of such time Dicerna hereby grants to Roche the full license under Section 2.2(a)(i) and Dicerna shall promptly notify Roche pursuant to Section 3.7(c)(ii).

(b)
The exclusivity of the above licenses is subject to the right of Dicerna and its respective Affiliates to Complete the Dicerna Phase I Study, conduct its activities under the Research Plans and perform its Co-Promotion Right obligations (if any) for the Co-Promotion Products in the US, to the extent expressly contemplated by this Agreement.

2.3	Non-Exclusive Roche License
In the event of a Non-Exclusive Trigger under Section 20.3.1, and with respect to a given Roche Compound, Roche Product or Companion Diagnostic relevant to such termination (either for Agreement termination as a whole or with respect to a given Selected Target for Selected Target termination), the non-exclusive license grant under Section 2.2(a)(y) shall continue as is and the exclusive license grant under Section 2.2(a)(x) shall continue as a non-exclusive license grant (collectively, the “Non-Exclusive Roche License”).

2.4	Sublicenses

2.4.1	Right to Sublicense to its Affiliates
Roche shall have the right to grant sublicenses to its Affiliates (through multiple tiers), and to Chugai if Chugai is not an Affiliate under this Agreement, under its rights granted under Sections 2.1, 2.2 and 2.3 without prior approval of Dicerna. If Roche grants a sublicense permitted under this Section 2.4.1, Roche shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Affiliate (and Chugai as applicable) to the same extent as they apply to Roche for all purposes. Roche assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such Affiliate (and Chugai as applicable) and shall itself account to Roche for all payments due under this Agreement by reason of such sublicense.

2.4.2	Right to Sublicense to Third Parties
Subject to the terms of this Agreement, Roche and its Affiliates shall have the right to grant written sublicenses to Third Parties (through multiple tiers) under its rights granted under Sections 2.2(a) and 2.3 without prior approval of Dicerna, with the proviso [* * *]. Roche shall inform Dicerna promptly after the signature of aa sublicense agreement under this Section 2.4.2 and provide a copy of each such agreement with a Third Party to Dicerna within [* * *] after execution thereof, which sublicense may be redacted to omit any terms not necessary to confirm Roche’s compliance with this Section 2.4.2. If Roche grants a sublicense permitted under this Section 2.4.2, Roche shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Sublicensee to the same extent as they apply to Roche for all purposes. Roche assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such Sublicensee and shall itself account to Dicerna for all payments due under this Agreement by reason of such sublicense.

For clarity, without Dicerna’s prior written consent, Roche may not sublicense to non-Affiliate entities (i) its rights granted under Section 2.1 and (ii) its rights and obligations to conduct its activities under the R&D Collaboration.

2.4.3	Right to Subcontract
Both Parties shall have the right to subcontract the work performed under this Agreement (subject, in the case of Dicerna, to Section 10.6.4) without prior approval of the other Party, provided that (a) each Party will remain responsible for the work allocated to subcontractors to the same extent as if it had done such work itself, and (b) each Party’s applicable subcontracts shall be consistent with its obligations to the other Party under this Agreement and to the extent applicable fulfill such Party’s obligation to the other Party to comply with obligations of confidentiality and non-use regarding Confidential Information and to assign such Inventions required by this Agreement to be assigned to the other Party.

2.5    License Limitation
In consideration of the limitations of the Roche exclusivity covenant in Section 3.9(b)(b), Roche agrees that during the R&D Collaboration Term, the scope of the license rights (other than the Lead Compound) granted under Sections 2.1, 2.2, 2.3, and 2.4 to Roche are limited to [* * *].

2.6	Freedom-to-operate Licenses

2.6.1	Know-How
Roche hereby grants to Dicerna an irrevocable non-exclusive, worldwide, royalty-free license, with the right to sublicense, under such Roche Know-How as Roche may provide to Dicerna for use in research, development and commercialization of oligonucleotide compounds. Roche shall have no obligation to transfer or provide any information or materials to Dicerna as a result of this Section 2.6.1 unless otherwise expressly agreed by Roche.

Dicerna hereby grants to Roche an irrevocable non-exclusive, worldwide, royalty-free license, with the right to sublicense, under such Dicerna Know-How as Dicerna may provide to Roche for use in research, development and commercialization of oligonucleotide compounds. Dicerna shall have no obligation to transfer or provide any information or materials to Roche as a result of this Section 2.6.1 unless otherwise expressly agreed by Dicerna.

2.6.2	Mutual Use of Confidential Information
Subject to and without limiting any other license rights or exclusivity granted under this Agreement, Roche (and its Affiliates) and Dicerna (and its Affiliates) will have the right to use any Confidential Information disclosed by the other Party in connection with the R&D Collaboration and retained in the unaided memories of its employees after having access to such Confidential Information (without reference to tangible copies of such information), provided that this right to use does not constitute a license under any Patent Rights. [* * *].

2.6.3	GalXC Platform and Roche Background Patent Licenses
Subject to Section 3.9(b)(b) and the license granted in Section 2.2, Roche hereby grants back to Dicerna a non-exclusive, worldwide, royalty-free license, with the right to sublicense through multiple tiers, under Patent Rights invented solely by Dicerna during the R&D Collaboration specifically claiming Roche Background Improvements, to research, have researched, develop, have developed, register, have registered, make, have made, use, have used, register, have registered, sell, have sold, offer for sale, import, have imported, export and have exported products.

Subject to Section 3.9(a)(a), Dicerna hereby grants back to Roche a non-exclusive, worldwide, royalty-free license, with the right to sublicense through multiple tiers, under Patent Rights invented solely by Roche during the R&D Collaboration specifically claiming GalXC Platform Improvements, to research, have researched, develop, have developed, register, have registered, make, have made, use, have used, register, have registered, sell, have sold, offer for sale, import, have imported, export and have exported products.

3.	R&D Collaboration

3.1	Initiation
At any time after the Effective Date but in no case later than the Target Nomination Deadline, Roche will either

(i)	submit to Dicerna in writing the names of the [* * *] that Roche wants to nominate as the initial Selected Targets under the process described under Section 3.2,

(ii)	provide written notice to Dicerna that Roche elects not to initiate the R&D Collaboration, or

(iii)	provide written notice to Dicerna of termination of the Agreement without cause pursuant to Section 20.2.4.

In the event of either clause (ii) or (iii) above, the R&D Collaboration will not commence, the remainder of this Article 3 and all references to the R&D Collaboration in this Agreement will not apply, and Roche will receive no rights or licenses under Selected Target Products.

3.2	Selected Target Nomination
Roche may nominate prior to the Target Nomination Deadline [* * *] initial Selected Targets (or up to five (5) total Selected Targets as permitted under this Agreement) by utilizing the Gatekeeper Process designated as “Target Nomination”, with up to [* * *] of the Selected Targets being Host Cell Factor Targets. Roche may replace up to [* * *] of the Selected Targets with a Reserved Target once utilizing the replacement processes described in Section 3.6, where up to [* * *] of the Reserved Targets may be Host Cell Factor Targets.

3.3	Scope
During the R&D Collaboration Term, Roche and Dicerna shall conduct a mutually agreed discovery, research and pre-clinical development collaboration (prior to Development) for HBV disease therapies (the “R&D Collaboration”) with the goal of advancing lead candidates from each of Dicerna’s and Roche’s proprietary technology platforms Directed To the Selected Targets from which one or more Additional Dicerna Compounds and/or Roche Compounds may be generated and advanced into Development and eventually translated into Products for Commercialization by Roche. The activities conducted in connection with the R&D Collaboration will be pursuant to individual Research Plans and will be overseen by the JRC. The Parties shall not work on more than [* * *] Selected Target Research Plans at a given time without the written agreement of both Parties (which may include approved JRC minutes). For avoidance of doubt, if the Parties (or JRC) agree to suspend activities on a given Selected Target Research Plan, it shall not count as one of such [* * *].

3.4	Research Plans
Each Research Plan will outline the program and the work by the Parties to discover, research and pre-clinically develop (prior to Development) Additional Dicerna Compounds and Roche Compounds Directed To the applicable Selected Target up to the point of Clinical Candidate selection, as such plans may be updated from time to time as provided in this Agreement. Each Research Plan shall also include the plans for Roche at its own expense to either initiate or further pre-clinically develop (prior to Development) existing Roche Compounds Directed To the applicable Selected Target. Unless decided otherwise by the JRC, the Research Plan for each Selected Target will be updated annually by the JRC. Any changes shall be reflected in written amendments to the Research Plans approved by the JRC. Each Research Plan will set forth: (i) the scope of the R&D Collaboration for the applicable Selected Target broken down by activities for Dicerna Compounds and Roche Compounds, as applicable, and the resources that each Party will dedicate to the activities contemplated within the scope of the R&D Collaboration for such Dicerna Compounds and Roche Compounds, respectively; and (ii) specific objectives for each year, which objectives will be updated or amended, as appropriate, by the JRC as research progresses and based on the applicable criteria for selection of a Clinical Candidate. While each of the Dicerna and Roche teams shall primarily focus on the further research of compounds derived from their respective proprietary platforms, certain activities leveraging unique capabilities and expertise of a given Party may be applied to the Compounds generated by the other Party.

3.5	Information Exchange

3.5.1	Progress Reports
It is expected that the Research Plans shall be conducted as a joint team under the supervision of the JRC. Unless otherwise stated in the applicable Research Plan, each Party will only share data, information, results and output from in vitro and in vivo studies prior to the time a Compound is selected by the JRC to progress to non-human primate studies. After such time , Dicerna shall provide Roche with the chemistry and sequence information on the GalXC Molecule. Unless the JRC determines otherwise, on at least a Calendar Quarter basis during the R&D Collaboration Term, each Party shall prepare and provide to the JRC a detailed written report consistent with each Party’s internal practices summarizing the progress of the work performed by each Party in the course of the R&D Collaboration during the preceding Calendar Quarter, and each Party will provide a final report to the JRC at the end of a given Research Plan with respect to its activities under the Research Plan.

3.5.2	Research Records
Each Party shall maintain records of the R&D Collaboration (or cause such records to be maintained) consistent with such Party’s internal practices that each Party determines in good faith records in sufficient detail and in good scientific manner the work done and results achieved by or on behalf of such Party in the performance of the R&D Collaboration. All laboratory notebooks shall be maintained for no less than is reasonably necessary to comply with Applicable Law or the term of any Patent Rights issuing therefrom.

3.6	Replacement and Reserved Targets
Roche may only replace Selected Targets with a Reserved Target no more than [* * *] times during the R&D Collaboration Term, as provided in this Section 3.6 and in Section 3.7 below. During the Target Term for a Selected Target, if no Compounds Directed To such Selected Target are generated that meet the criteria for Clinical Candidate selection by the JRC as set forth in the applicable Research

Plan for such Selected Target and Roche requests in writing to replace such Selected Target with a Reserved Target, then such Reserved Target shall be deemed a Selected Target in place of such prior Selected Target (and no longer a Reserved Target) and the JRC shall develop a Research Plan for such replacement Selected Target no later than [* * *] after Roche’s written request for replacement.

3.7	Gatekeeper Process
From the Effective Date until the end of the Target Nomination Deadline or last Target Term, whichever is later, Dicerna will keep Roche informed of the identity and contact information for the Gatekeeper. The Parties agree the initial Gatekeeper will [* * *]. The Parties will enter into a customary confidentiality agreement that includes confidentiality at least as stringent as the provisions set forth in Article 19 and prohibits the Gatekeeper from disclosing to Roche the Not Available Targets or from disclosing to either Dicerna or Roche the identity of a target that was the subject of inquiry by the other Party.

At the Effective Date, the Gatekeeper will have a list of Not Available Targets and from time to time thereafter (including at least [* * *] per Calendar Quarter, including in response to inquiries hereunder), Dicerna will provide the Gatekeeper with an update to the list of Not Available Targets, together with any applicable rights Dicerna can still grant hereunder with respect to such Not Available Targets, and any associated restrictions.

At the Effective Date, the Gatekeeper has confirmed [* * *] Host Cell Factor Target as a Reserved Target by letter dated October 28, 2019 (“Pre-Reserved Target”). Notwithstanding anything in this Agreement, including the right to select [* * *] initial Selected Targets under Section 3.2 such Pre-Reserved Target shall remain a Reserved Target until such time as Roche in its discretion nominates it as a Selected Target.

The following are the Gatekeeper Processes to be followed with respect to target nomination (for Selected Targets) or for target nomination (for Reserved Targets), subject to the restrictions in Sections 1.136 and 1.127.

(a)	[* * *].

(b)	[* * *].

(c)	[* * *].

(d)	[* * *].

3.8	Compound Progression
Subject to JRC decisions to the contrary, Research Plan activities for each Selected Target shall continue until the selection of a Clinical Candidate from the overall pool of Roche Compounds and Additional Dicerna Compounds on a Selected Target-by-Selected Target basis. The periodic review by the JRC of the results of the Research Plans will inform which Compounds to further advance and whether to terminate development of certain Compounds and/or a Selected Target through appropriate amendments to the Research Plans. The JRC shall decide which Compound(s) will be advanced into Development to be conducted and funded by Roche with all remaining Compounds Directed To such Selected Target being reserved by Roche as backup Compounds and included within the licenses granted to Roche under Section 2.2.

During the Target Term, the JRC will make plans for the eventual Selected Target Transfer Activities with respect to Additional Dicerna Compounds (and if applicable, Roche Compounds) to Roche to enable Roche to timely continue advancement of Additional Dicerna Compounds, which Selected Target Transfer Activities will be conducted pursuant to a Selected Target Transfer Plan approved by the JSC and as otherwise reasonably requested by Roche. Selected Target Transfer Activities set forth in the given Selected Target Transfer Plan will be provided by or on behalf of Dicerna free of charge. For additional Selected Target Transfer Activities reasonably requested by Roche not set forth in the given Selected Target Transfer Plan, Dicerna shall provide up to [* * *] free of charge. Thereafter, additional hours will be provided at Roche’s expense based on Dicerna’s then current FTE Rate and Roche will reimburse Dicerna for all of Dicerna’s reasonable out of pocket expenses incurred in connection therewith.

If the JRC fails to select a Clinical Candidate for a given Selected Target prior to the expiration of the Target Term, Roche will either terminate its rights to Licensed Products under Section 20.2.5 (and such Selected Target will become a Discontinued Target) or will notify Dicerna of its intention (“Roche Continuation Notice”) to proceed with the further research and development of Licensed Products for such Selected Target in which case the JRC will promptly implement the associated Selected Target Transfer Plan. If Roche has provided a Roche Continuation Notice and fails to progress a Clinical Candidate Directed To such Selected Target within [* * *], then Roche must terminate such Selected Target under Section 20.2.5 (and such Selected Target will become a Discontinued Target).

3.9	Exclusivity
During the Exclusivity Period:

(a)
Dicerna will collaborate exclusively with Roche in the discovery, research, and development of GalXC Molecules Directed To Selected Targets in the Limited Field or if cleared pursuant to Section 3.7 the Field during the R&D Collaboration, other than as may be incidental to research activities outside the scope of this Agreement.

(b)	[* * *].

3.10	Research Plan Costs of Performance
Except as otherwise expressly set forth in this Agreement, in the applicable Research Plan or as otherwise agreed by the Parties in writing, each Party shall bear its expenses conducting R&D Collaboration activities for a Selected Target during the applicable Target Term as set forth in the applicable Research Plan.

4.	Diligence
Roche and Dicerna shall use Commercially Reasonable Efforts to perform their respective activities and fulfil their respective obligations contemplated by this Agreement or as may be agreed upon in any subsequent written agreements with respect to the subject matter hereof. Examples of the foregoing include:

(a)
Dicerna shall use Commercially Reasonable Efforts to Complete the Dicerna Phase I Study and to conduct the Lead Transfer Activities in accordance with the Lead Transfer Plan (including any timelines therein);

(b)	Roche shall use Commercially Reasonable Efforts to Develop and Commercialize at least one (1) Lead Product in the Territory;

(c)
on a Selected Target-by-Selected Target basis, and subject to the JRC deciding to stop work on a particular class of compounds for a given Selected Target, both Roche and Dicerna shall use Commercially Reasonable Efforts to (i) discover, research and pre-clinically develop (prior to Development) at least one (1) Roche Compound and Additional Dicerna Compound, respectively, as a Clinical Candidate, and (ii) perform their respective obligations under the applicable Research Plan; and

(d)
on a Selected Target-by-Selected Target basis, after the first Clinical Candidate selection, Roche shall use Commercially Reasonable Efforts to Develop and Commercialize at least one Selected Target Product or Hybrid Product. Roche’s efforts to Develop and Commercialize a Selected Target Product that includes a Lead Compound or Hybrid Product shall satisfy the obligations of subsection (b) above if at any time after the Completion of a Phase II Study for the Lead Product Roche in its good faith belief determines that continued Development and Commercialization of Product containing the Lead Compound as either the sole active agent (or in combination only with an active agent other than a Compound) is scientifically or medically unviable (or commercially unviable after First Commercial Sale of a Selected Target Product that includes a Lead Compound or Hybrid Product).

5.	Lead Transfer Activities
Lead Transfer Activities set forth in the Lead Transfer Plan will be provided by or on behalf of Dicerna free of charge. For all other Lead Transfer Activities reasonably requested by Roche not set forth in the Lead Transfer Plan, Dicerna shall provide up to [* * *] free of charge. Thereafter, additional hours for such Lead Transfer Activities not set forth in the Lead Transfer Plan will be provided at Roche’s expense based on Dicerna’s then current FTE Rate and Roche will reimburse Dicerna for all of Dicerna’s reasonable out of pocket expenses incurred in connection therewith.

6.	Development

6.1	Development of Lead Product by Dicerna through Dicerna Phase I Study
Dicerna shall, at its sole cost (other than the Optional Phase I Cohorts(s), if applicable), be responsible for Completion of the Dicerna Phase I Study, including, upon notification to the JRC, reasonable amendments to the existing protocols within the ordinary course of business that are not material deviations other than as required by Regulatory Authorities (with any such material deviation amendments proposed by Dicerna requiring approval of the JRC including via the applicable JOT). Dicerna shall promptly (i) disclose and make available to Roche through the JRC (including via the applicable JOT) the data and information reasonably requested by Roche about the Dicerna Phase I Study while on-going (for each time the data is analyzed, blinded or unblinded for SRC or for any interim analyses), (ii) upon Roche’s advance written request (which may be by email), permit Roche to join (in person or by teleconference) as a non-participating observer in meetings between Dicerna and the principal investigators involved in the Dicerna Phase I Study and meetings between Dicerna and the CRO(s) involved in the Dicerna Phase I Study, and (iii) if and to the extent provided in the Lead Transfer Plan, provide Roche with access to data generated in connection with the Dicerna Phase I Study prior to and after Completion, in each case, on or after the Effective Date.

Dicerna shall also be responsible, at its sole cost, for completing all ongoing preclinical or other studies for the Lead Compound. Dicerna shall disclose and make available to Roche through the JRC (or as otherwise requested by Roche) all data and information reasonably requested by Roche about such preclinical or other studies associated with the Lead Compound while on-going, including any safety review committee output, interim or preliminary results.

As reasonably necessary for Roche to continue Development of the Lead Compound, Dicerna shall conduct the Lead Transfer Activities. As part of the Lead Transfer Activities, Dicerna will cooperate with Roche and disclose and make available to Roche copies of all data and information in Dicerna’s possession and Control regarding the Lead Compound and Lead Product which is reasonably necessary for Roche’s Development of such Lead Product and in the timelines reasonably requested by Roche or as set forth in the Lead Transfer Plan.

6.1.1	Optional Phase I Cohort(s)
Dicerna will prepare and file a protocol amendment for the Dicerna Phase I Study for optional additional cohort(s) (“Optional Phase I Cohort(s)”) to explore different doses or dosing regimen. Such protocol amendments or Optional Phase I Cohort(s) may be used for IND Filing. Dicerna will conduct the Optional Phase I Cohort(s) at Roche’s expense, however the study design and cost will be mutually agreed by the Parties prior to initiation of the activities, otherwise Roche will have no obligation to fund and Dicerna will have no obligation to conduct the Optional Phase I Cohort(s).

6.2	Development by Roche
Other than Dicerna’s development responsibilities listed in Section 6.1, Roche, at its sole cost and discretion (subject to Article 4 and subject to discretion limitations and cost sharing under Dicerna’s Cost Share Option), shall be responsible for pursuing Development of Products.

Roche shall maintain records of its Development activities (or cause such records to be maintained) consistent with its internal practices. Roche shall be responsible for the correct use of Dicerna PII/Samples in line with Applicable Law and the informed consent forms. Notwithstanding anything to the contrary in this Agreement but subject to Section 6.1 above (and except with respect to the Lead Compound and Lead Product if Dicerna exercises its Cost Share Option), Dicerna will not bear any costs or expenses in connection with Development of Compounds or Products.

6.3	Dicerna Cost Share Option
Dicerna shall have the option (the “Cost Share Option”) (unless earlier waived in accordance with this Section) to share in Development Costs and thereby receive increased royalties in the US for the Shared Products as described in this Agreement (the “Cost Share Right”). For so long as Dicerna has the Cost Share Option, Roche will provide to Dicerna through the JRC the current Development Plan and any updates and amendments thereto.

6.3.1	Option and Exercise

6.3.1.1	Roche Provision of Cost Share Package
Unless Dicerna earlier waives its Cost Share Option in writing, no later than at such time as Roche formally decides (based on Roche’s then current internal governance decision-making process and committees) to proceed into the first Pivotal Study for the Lead Product (or a Hybrid Product, as applicable), Roche shall provide to Dicerna a package (“Cost Share Package”) including (i) relevant data from the previous Clinical Studies conducted by or on behalf of Roche, if not already shared, (ii) an accounting of Roche’s actual Development Costs up to and including the previous Calendar Quarter, (iii) a copy of Roche’s then-existing proposed Development Plan for the Lead Product or Hybrid Product and (iv) for informational purposes only, Roche’s good faith, non-binding forecast, made in accordance with its regular internal forecasting procedures, of all then planned project

Development Costs consistent with the Development Plan for the Lead Product or Hybrid Product (for clarity, the information that Roche provides to its internal decision-making committee for the purposes of deciding whether to proceed into the first Pivotal Study). Dicerna may ask reasonable questions concerning the contents of the Cost Share Package through the JRC and Roche will make appropriate representatives available to provide answers to Dicerna’s questions.

6.3.1.2	Cost Share Option Exercise
Dicerna may exercise its Cost Share Option by providing written notice at any time within [* * *] of Dicerna’s receipt of the Cost Share Package. In the event that at the time Roche provides Dicerna with the Cost Share Package, Roche’s internal governance decision-making committee has not yet decided to proceed into the first Pivotal Study for the Lead Product, then such exercise by Dicerna shall not be effective unless, within the [* * *] after such exercise, Roche notifies Dicerna that such internal governance committee decision has been made and (a) such decision is consistent with the plan furnished to Dicerna in the Cost Share Package, and (b) Roche notifies Dicerna of any updates or changes to the Cost Share Package, including any deviations from the Development Plan. If such decision is then made by Roche but changes the plan furnished to Dicerna in the Cost Share Package, Roche shall revise the Cost Share Package and deliver it to Dicerna. Dicerna may then exercise its Cost Share Option by providing written notice at any time during the period commencing upon Dicerna’s receipt of the revised Cost Share Package and ending thirty (30) days later. Commencing upon Dicerna’s exercise of its Cost Share Option and continuing until the end of the Royalty Term unless and until Dicerna fails to meet its obligations under Section 6.3.2, (i) Dicerna shall have the Cost Share Right and (ii) any Lead Product shall also be deemed as a “Shared Product”. Provided that Dicerna exercises its Cost Share Option for the Lead Product, Dicerna shall also be granted a Cost Share Option for each subsequent Hybrid Product. The foregoing option exercise procedure for the Lead Product shall also be applied for eligible Hybrid Products. Any Hybrid Product for which Dicerna exercises its Cost Share Option shall be deemed a Shared Product.

6.3.2	Payments to Roche
If Dicerna exercises its Cost Share Option, then Dicerna will be responsible for [* * *] as follows:

(a)
Dicerna will pay Roche [* * *] of Roche’s actual global Development Costs up to and including the last Calendar Quarter prior to Dicerna’s exercise of the Cost Share Option (the “Initial Cost Share Payment”). Within [* * *] of Dicerna’s receipt of an invoice from Roche, Dicerna may notify Roche in writing of its election to set off the Initial Cost Share Payment against the payment from Roche to Dicerna for the Initiation of a Pivotal Study under Section 11.2.1, up to the full amount of the Initial Cost Share Payment. To the extent the Initial Cost Share Payment will not be set off against the Initiation of a Pivotal Study payment under Section 11.2.1, Dicerna will pay Roche such amount within [* * *] of Dicerna’s receipt of an invoice from Roche.

(b)
For such time as there are forecasted Development Costs, Roche shall in accordance with its regular internal forecasting processes and annual forecast cycle, provide Dicerna its forecast of all then planned project Development Costs for Shared Product(s), including the forecasted budget for a given Calendar Year (“Annual Budget”) in final form within [* * *]. For such time as there are Shared Product(s), Roche shall (a) within [* * *], give Dicerna preliminary actual Development Costs for such Shared Product(s) for such Calendar Quarter and in the event of material changes, an updated Annual Budget for the remainder of the Calendar Year and (b) within [* * *], give Dicerna the final actual Development Costs for such Shared Product(s) for such Calendar Quarter.

(c)
For each Calendar Quarter (including the Calendar Quarter in which Dicerna exercised its Cost Share Option), within [* * *] after Dicerna’s receipt of an invoice from Roche, Dicerna will make a payment to Roche for (i) with respect to Lead Products, [* * *] of Roche’s actual Development Costs for the applicable previous [* * *] or (ii) with respect to Hybrid Products, [* * *] of Roche’s actual Development Costs for the applicable previous [* * *].

(d)
In the event that actual Development Costs for a Calendar Year exceed the Annual Budget, including due to Extraordinary Events, by more than [* * *], Dicerna’s portion of any such excess Development Costs be deferred and payable to Roche in subsequent Calendar Years, with a maximum amount of such excess payable by Dicerna in a [* * *] not to exceed US dollars [* * *]. For the avoidance of doubt, the maximum amount of Development Costs to be paid by Dicerna after the end of a Calendar Year (but subject to additional deferred payments by Dicerna) shall be [* * *] of Dicerna’s portion of the Annual Budget. By way of example, if the Annual Budget for the year 2022 is [* * *] with Dicerna’s portion thereof equaling [* * *] and the FDA requires an additional arm be included in a Pivotal Study with the estimated costs for Calendar Year 2022 for such additional arm equaling [* * *] and actual Development Costs incurred by Roche for Calendar Year 2022 (including the additional arm) total [* * *] then Dicerna’s total Development Costs payable to Roche shall [* * *] of which [* * *] shall be payable by Dicerna within [* * *] after the end of 2022 and the remaining [* * *] shall be deferred and payable in [* * *] equal installments of [* * *] each after the end of [* * *], respectively.

(e)
Invoices submitted by Roche to Dicerna for Development Cost reimbursement will set forth in reasonable detail such costs and expenses to be reimbursed, which costs and expenses shall be specifically identifiable or reasonably allocable to the conduct of Shared Product Development Costs as determined in accordance with the applicable Accounting Standard, including any amounts that may be deferred into the following year.

6.3.3	Adjustment of Royalty Rate for Shared Product US Net Sales
If Dicerna exercises its Cost Share Option and maintains its Cost Share Right by payment of its portion of the Development Costs, then the royalty rate for the Shared Product shall be increased in accordance with Section 11.4.2.1.

6.4	Updates
Roche shall provide an annual written report to Dicerna to update Dicerna with a summary based on information Roche provides to its internal management as to Development progress for each Licensed Product, including all preclinical and clinical development activities. Roche will provide notice and further information regarding changes to such annual reports with respect to such Licensed Products through the JSC (as applicable) in accordance with Section 7.10 and Roche’s Alliance Director in accordance with Section 7.12.

7.	Governance

7.1	Joint Research Committee
Within [* * *] after the Effective Date, the Parties shall establish a JRC to perform the functions described herein, including

(i)	monitor the Dicerna Phase I Study until Completion (which may be conducted by a JOT established by the Parties on behalf of the JRC prior to the first meeting of the JRC),

(ii)	develop, approve and update each Research Plan for each Selected Target,

(iii)	oversee the R&D Collaboration (upon start of the R&D Collaboration Term),

(iv)	establish, revise and implement the Transfer Plans, provided that all updates to the Lead Transfer Plan require Dicerna’s written approval or approved JRC minutes, and

(v)	share the results of Roche’s Development of the Lead Product or Hybrid Product until Dicerna either exercises or fails to exercise its Cost Share Option.

7.2	Joint Steering Committee
Within [* * *] of Dicerna’s receipt of the Cost Share Package, the Parties shall establish a JSC. If Dicerna exercises its Cost Share Option, the JSC shall oversee the global Development activities for Shared Products and, if Dicerna exercises its Co-Promotion Option, Co-Promotion activities in the US for Co-Promotion Products. If Dicerna does not exercise its Cost Share Option, the JSC and Roche’s Alliance Director shall be primarily responsible for information exchange between the Parties concerning Roche’s continued Development and Commercialization of the Lead Product as set forth herein.

7.3	Members
The JRC and JSC shall each be composed of [* * *] persons (“Members”). Roche and Dicerna each shall be entitled to appoint [* * *] Members with appropriate seniority and functional expertise. Each Party may replace any of its Members and appoint a person to fill the vacancy arising from each such replacement. A Party that replaces a Member shall notify the other Party at least [* * *] prior to the next scheduled meeting of the applicable Committee. Both Parties shall use reasonable efforts to keep an appropriate level of continuity in representation. Both Parties may invite a reasonable number of additional experts and/or advisors to attend part or the whole Committee meeting with prior notification to the applicable committee. Members may be represented at any meeting by another person designated by the absent Member. The JSC shall be chaired by a [* * *] Member (“Chairperson”). The initial Chairperson of the JRC shall be a [* * *] Member and shall thereafter [* * *].

7.4	Meetings
The Chairperson for a given Committee or his/her delegate will be responsible for sending invitations and agendas for all such Committee meetings to all Members at least [* * *] before the next scheduled meeting of the Committee. The venue for the meetings shall be agreed by the Committee. Each Committee (after its formation in accordance with Section 7.1 or 7.2, as applicable) shall hold meetings at least [* * *] per Calendar Year, either in person or by tele-/video-conference, and in any case as frequently as the Members of the applicable Committee may agree shall be necessary, but not more than four times a year, provided that such limit shall not apply to meetings held following a material change to the Development or Commercialization of a Lead Product or Hybrid Product that occurs between planned annual updates at the JSC in accordance with Section 7.10. The Alliance Director of each Party may attend the JSC meetings as a permanent participant.

7.5	Minutes
The Chairperson of a given Committee will be responsible for designating a Member to record in reasonable detail and circulate draft minutes of the Committee meetings to all members of the Committee for comment and review within [* * *] after the relevant meeting. The Members of the Committee shall have [* * *] to provide comments. The Party preparing the minutes shall incorporate timely received comments and distribute finalized minutes to all Members of the Committee within [* * *] of the relevant meeting. The Chairperson approves the final version of the minutes before its distribution.

7.6	Responsibilities of the JRC
The JRC shall have the responsibility and authority to: [* * *]

The JRC shall have no responsibility and authority other than that expressly set forth in this Section such as to unilaterally impose financial or manpower obligations on either Party.

7.7	JRC Decisions

7.7.1	Decision Making Authority
The JRC shall decide matters within its responsibilities set forth in Section 7.6.

7.7.2	Consensus; Good Faith
The Members of the JRC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JRC. The Parties shall endeavor to make decisions by consensus with each Party having one (1) vote.

7.7.3	Failure to Reach Consensus
If the JRC is unable to decide a matter by consensus:

(a)	Dicerna shall be responsible for [* * *].

(b)	Roche shall have the final decision authority on [* * *].

Any such decision shall constitute a decision of the JRC.

7.8	JSC Responsibilities and Decision Making for Shared Product Development

7.8.1	JSC Responsibilities
With respect to Shared Product Development, the role of the JSC shall be to oversee and manage the global Development activities of Shared Products, which oversight and management shall be in alignment with Roche’s then current procedures as they would apply to an internal Roche development program at the equivalent stage of development having a similar commercial value, subject to the obligations set forth in this Agreement. The JSC may establish and oversee JOTs as applicable to Shared Product Development. In particular with regard to Shared Product Development, the JSC’s primary activities shall include: [* * *]
The JSC shall have no responsibility and authority other than that expressly set forth in this Section.

7.8.2	JSC Decision Making
The Members of the JSC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JSC concerning Shared Product Development. The Parties shall endeavor to make decisions by consensus with each Party having one (1) vote.

7.8.3	Failure to Reach Consensus

(a)
Subject to Section 7.8.3(b), if the JSC is unable to decide a matter, the resolution and/or course of conduct shall be determined by Roche, in its sole discretion; provided that, Roche shall not have the authority to make any decision without the consent of Dicerna that would result in an increase in Dicerna’s patent infringement risk under this Agreement.

(b)	If the JSC cannot resolve an issue which relates to:

(i)	continuing or discontinuing the [* * *];

(ii)	continuing or discontinuing any [* * *];

(iii)	a decision to [* * *]; or

(iv)	a decision to pursue or not to pursue a [* * *],
then the JSC (or either Party’s members thereof) may refer such dispute to [* * *]. Any such decision shall constitute a decision of the JSC.

7.9	JSC Responsibilities and Decision Making for Co-Promotion Products
The provisions of this Section 7.9 apply only with respect to Co-Promotion Products during such time as Dicerna has a Co-Promotion Right in the US for such Co-Promotion Products.

7.9.1	JSC Responsibilities

With respect to Co-Promotion activities, the role of the JSC shall be to oversee and coordinate the US Co-Promotion activities in the US for Co-Promotion Products in accordance with the Co-Promotion Agreement. For Co-Promotion Products, the JSC will have responsibility for reviewing the Commercialization Plan from time to time as necessary for the purpose of considering appropriate amendments thereto.

7.9.2	JSC Decision Making
The Members of the JSC shall act in good faith to cooperate with one another and seek agreement with respect to issues to be decided by the JSC concerning Co-Promotion of Co-Promotion Products. The Parties shall endeavor to make decisions by consensus with each Party having one (1) vote.

7.9.3	Failure to Reach Consensus
If the JSC is unable to decide a matter regarding Co-Promotion of Co-Promotion Products, then the JSC (or either Party’s members thereof) may refer such dispute to [* * *], subject to the terms of this Agreement and the Co-Promotion Agreement.

7.10	JSC Responsibilities for Roche Sole Development/Commercialization of Lead Product and Hybrid Product
During the lifetime of the JSC pursuant to Section 7.15, the JSC shall be a forum for information exchange from Roche to Dicerna on the status of Development and Commercialization of the Lead Product and Hybrid Products if Dicerna does not exercise its Cost Share Option. Through the JSC, Roche shall provide updates regarding (i) Development of the Lead Product and Hybrid Product in accordance with Section 6.4 including progress since the last update and (ii) Commercialization of the Lead Product and Hybrid Product in accordance with Section 10.3. Such updates shall be consistent with the information Roche provides its internal management on Lead Products. In the event of a material change to the Development or Commercialization of a Lead Product or Hybrid Product that occurs between planned annual updates at the JSC, Roche’s Alliance Director shall timely inform Dicerna of such change after which the Parties may decide whether an ad hoc JSC meeting should be scheduled. Where there is no JSC, updates on the Lead Product will be provided through the Alliance Director in accordance with Section 7.12.

7.11	Joint Operational Teams
Each Committee may establish JOTs from time-to-time, with a defined scope and duration, to carry out the activities of such Committee. Each of the JOTs shall be composed of representatives designated by each Party and the Parties need not have the same number of representatives. The JOTs shall include individuals with expertise and responsibilities appropriate (in terms of their seniority, availability, function in their respective organizations, training and experience) for the tasks then being undertaken and the stage of the research, manufacture, development and commercialization of applicable Compounds and Products for which joint activities will be performed. Each Party shall designate one of its representatives as its primary contact for all JOT matters (such Party’s “JOT Co-Leader”). A Party may replace any or all of its representatives (and designated JOT Co-Leader) at any time by informing the other JOT Co-Leader in advance, in writing (which may be by email). Roche’s JOT Co-Leader for a given JOT shall be responsible for keeping minutes of any JOT meetings that record in writing all decisions made, action items assigned or completed, and other appropriate matters. Meeting minutes shall be sent to both Parties within [* * *] after a meeting for review, comment and approval by each Party.

7.12	Alliance Director

Each Party shall appoint one person to be its point of contact with responsibility for facilitating communication and collaboration between the Parties (each, an “Alliance Director”). The Alliance Directors shall be permanent participants of the Committee meetings (but not members of the Committee) and may attend JOT meetings as appropriate. The Alliance Directors shall facilitate resolution of potential and pending issues and potential disputes to enable the Committees to reach consensus and avert potential disputes. The Alliance Director will be the point of contact for communicating regular updates and shall provide such regular updates about Development and Commercialization for Licensed Products except where updates are otherwise handled by the JSC in accordance with this Agreement. Upon Dicerna’s request, the Alliance Director shall discuss and answer Dicerna’s reasonable questions regarding the information received from Roche under Sections 6.4 and 10.3. In the event of a material change to the Development or Commercialization of a Licensed Product, Roche’s Alliance Director shall timely inform Dicerna of such change in accordance with Sections 6.4, 7.10, and 10.3, and to the extent the JSC does not meet to discuss such material change or there is no JSC, Roche’s Alliance Director shall discuss such change with Dicerna and provide further information as may be reasonably requested by Dicerna regarding such change.

7.13	Limitations of Authority
No Committee shall have the authority to amend or waive any terms of this Agreement.

7.14	Expenses
Each Party shall be responsible for its own expenses including travel and accommodation costs incurred in connection with the Committees.

7.15	Lifetime of JRC and JSC
The JRC shall exist until the later of (i) the end of the R&D Collaboration Term unless terminated earlier (or if it does not come into existence), (ii) the expiration of Dicerna’s Cost Share Option without Dicerna exercising its Cost Share Option and (iii) if Dicerna exercises its Cost Share Option, the timely transfer of Cost Share Option activity oversight to the JSC. The JSC shall exist for such time as (x) there is a Shared Product that Dicerna is co-funding or Dicerna is Co-Promoting Co-Promotion Products under its Co-Promotion Right, and otherwise (y) until the earlier of the [* * *] anniversary of the First Commercial Sale of the Lead Product in the Territory or Roche’s termination of Development or Commercialization of the Lead Product. In addition, if Dicerna becomes an Acquired Party, Roche may restrict Dicerna’s participation in the JSC in accordance with and subject to the limitations in Section 20.2.3. Following any automatic cessation or earlier disbandment of a Committee, the Committee shall have no further obligations under this Agreement and shall perform no further functions hereunder unless and until relevant activities commence in the future (in which case the Committee shall be reconstituted).

8.	Manufacture and Supply

8.1	Dicerna Phase I Study
Dicerna shall have responsibility at its own expense for the clinical supply of the Lead Product for the Dicerna Phase I Study.

8.2	R&D Collaboration
During the Target Term with respect to Compounds Directed To a given Selected Target, except where otherwise set forth in the applicable Research Plan, Dicerna shall have responsibility at its own expense for the supply of Additional Dicerna Compounds for use in research activities conducted by Dicerna up to Initiation of GLP Tox Study for such Compound. Roche shall pay Dicerna’s fully burdened manufacturing costs for supply of Additional Dicerna Compounds as requested by Roche for use in activities that will occur after Initiation of GLP Tox Study, and otherwise Roche shall have responsibility at its own expense for the supply of all Compounds, in each case for use in the R&D Collaboration. For avoidance of doubt, any supply of Additional Dicerna Compounds by Dicerna to Roche prior to the Initiation of GLP Tox Study for use in or after the Initiation of GLP Tox Study (including manufacturing reservation and cancelation fees incurred under the Research Plan), shall be reimbursed to Dicerna by Roche. During the Target Term Dicerna shall provide Roche with reasonable access during Dicerna’s business hours to employees and Third Party CROs with relevant subject matter expertise to answer questions and assist Roche in potential preparation for Dicerna Selected Target Transfer Activities.

8.3	Roche Responsibilities
Other than Dicerna’s supply responsibilities under Sections 8.1 and 8.2 and Dicerna’s Transfer Activities (and subject to Section 6.3), (i) Roche shall otherwise be solely responsible at its own expense for the manufacture and supply of all pre-clinical and clinical supplies of Compounds and Products, either by itself or through Third Parties, and (ii) Roche shall be solely responsible at its own expense for the commercial manufacture and commercial supply of Lead Products for sale in the Territory, either by itself or through Third Parties. After the Effective Date, Roche will commence technical development in order to have established required processes and material for Roche’s Development needs.

8.4	Transfer Activities for Manufacturing

8.4.1	Lead Transfer Activities
As part of the Lead Transfer Activities for manufacturing, and in order to help establish the start of Roche’s production processes as soon as practicable, Dicerna shall supply Roche with [* * *] of the Lead Compound for solubility, stability testing, other technical development activities and non-clinical drug development activities and offer such other assistance as Roche reasonably requests after the Effective Date. Roche will not use such samples in humans. [* * *].

As soon as practicable after the Effective Date, Dicerna will provide Roche with the chemical raw materials (“Chemical Raw Materials”) identified in the Lead Transfer Plan or as otherwise reasonably requested by Roche, which are reasonably necessary for Roche’s technical development and manufacturing of Roche’s own material that will be used for Roche Development. Dicerna and Roche will timely liaise about the demand-supply setup for these Chemical Raw Materials for ensuring timely supply and availability of sufficient amounts in order to keep up with Roche Development timelines.

As soon as practicable after the Effective Date and if necessary as soon as practicable after Completion of the Dicerna Phase I Study (recognizing Dicerna’s responsibilities in Completion of the Dicerna Phase I Study), Dicerna shall initiate remaining Lead Transfer Activities associated with CMC and manufacturing, which may include providing reasonable assistance to enable Roche (or Roche’s designee(s)) to manufacture Lead Transfer Compounds and Lead Products and obtaining all necessary Regulatory Approvals or modifying existing Regulatory Approvals for the manufacture by Roche, including by reviewing and commenting on documents to be submitted by Roche to a Regulatory Authority, upon reasonable request from Roche. Dicerna shall use reasonable efforts to maintain in full force and effect agreements and relationships with Third Parties in effect as of the Effective Date so that Roche has access to non-clinical and clinical supply, as reasonably requested by Roche, prior to and during any manufacturing transition from Dicerna to Roche.

Unless otherwise specified in this Agreement or the Lead Transfer Plan or as agreed to by the Parties, the following shall apply: shipment of Chemical Raw Materials and any other Materials that Dicerna or Dicerna’s designees are to provide to Roche shall be shipped free of charge DAP Roche Basel or Roche’s designee (Incoterms 2010).

8.4.2	Selected Target Transfer Activities
Prior to selection of a presumed-to-be Clinical Candidate, the JRC may permit Dicerna to manufacture quantities of the applicable Additional Dicerna Compound, at Roche’s expense at Dicerna’s fully burdened Manufacturing cost, in preparation for or use in cGLP toxicology studies to commence after selection by the JRC of such Clinical Candidate, in which case Dicerna shall invoice Roche after each Calendar Quarter in which Dicerna supplies such Additional Dicerna Compounds with a description the amounts supplied in reasonable detail, and Roche shall pay each such invoice within [* * *] after receipt. Dicerna shall initiate the Selected Target Transfer Activities within [* * *] of the selection of a Clinical Candidate for a given Selected Target (or as otherwise may be set forth in an applicable Selected Target Transfer Plan) to enable Roche (or Roche’s designee(s)) to manufacture the Selected Target Transfer Compounds. Unless specifically requested by Roche or as otherwise stated in the applicable Selected Target Transfer Plan, Dicerna shall use reasonable efforts to maintain in full force and effect agreements and relationships with Third Parties in effect as of the Effective Date so that Roche has access to non-clinical supply prior to and during any manufacturing transition from Dicerna to Roche.

9.	Regulatory

9.1	Dicerna Responsibility
Prior to Completion of the Dicerna Phase I Study, [* * *].

During such time:

(a)	In consultation with Roche, Dicerna shall use Commercially Reasonable Efforts to make a submission for an IND in the US with the FDA by [* * *].

(b)
Roche shall have the right to reasonably attend regulatory interactions (including face-to-face meetings and phone calls) with Regulatory Authorities for the Lead Product to the extent permitted by Applicable Law. Dicerna shall give notice of any such meeting within [* * *] after Dicerna first receives notice of the scheduling of such meeting. In addition, Roche may participate in any preparatory pre-meetings held prior to a Regulatory Authority meeting.

(c)
Dicerna will coordinate with Roche on its material communications with and material Regulatory Materials submitted by Dicerna to any Regulatory Authority in connection with the Lead Product and Dicerna Phase I Study, including all CTA submissions, CTA amendments, Regulatory Authority meeting requests and Regulatory Authority advice (including scientific advisory packages). In particular Dicerna shall provide copies of draft Regulatory Authority meetings requests, Regulatory Authority advice (including scientific advisory packages) and any other material submissions and communications (including written summaries of material oral communications proposed or conducted by or on behalf of Dicerna) with any Regulatory Authority pertaining to the Lead Compound or Lead Product sufficiently in advance, where reasonable, for Roche to comment on any such Regulatory Materials or communications with any Regulatory Authority, and Dicerna shall give due consideration in good faith to any comments provided by Roche in relation to such Regulatory Materials or communications with any Regulatory Authority. As used in this

Section 9.1(c), material communications include all formal communications or communications that impact the Dicerna Phase I Study.

9.2	Transfer to Roche
The following shall be part of the Lead Transfer Activities, specifically with respect to regulatory affairs. All such Lead Transfer Activities shall commence in accordance with the timeline in the Lead Transfer Plan or as otherwise reasonably practical (in view of the Dicerna Phase I Study) to facilitate Roche’s preparation for continued Development of the Lead Compound.

After Roche’s reasonable request (unless not allowed by Applicable Law) or in accordance with the Lead Transfer Plan, Dicerna shall use reasonable efforts to transfer sponsorship of the existing CTAs to the Roche Affiliate designated by Roche, and the Parties will cooperate to draft and execute the necessary documents required to effect such transfer. Prior to the CTA transfer, Dicerna shall provide to Roche copies of all material correspondence with the Regulatory Authorities. For all completed study reports, Dicerna shall provide reasonably necessary documentation to confirm data reliability, as required by Article 43 of the Japanese Pharmaceutical Affairs Law Enforcement Regulations and related notifications, including original author signatures, raw data lists, cGLP and GCP compliance information. All documentation will be provided in English.

After Roche’s reasonable request or as in accordance with the Lead Transfer Plan, Dicerna shall transfer to Roche all relevant historical clinical safety data. Safety information on serious adverse events shall be provided in CIOMS format and safety information on non-serious adverse events shall be provided in English Line Listing format, inclusive of source documentation (e.g. lab data, discharge forms etc.).

9.3	Roche Responsibility
Other than Dicerna’s rights and obligations for regulatory activities set forth in this Article 9 (and subject to Section 6.3), Roche shall be solely responsible at its own expense for all regulatory affairs related to Compounds and Products in the Territory including the preparation and filing of applications for Regulatory Approval, as well as any or all governmental approvals required to develop, have developed, make, have made, use, have used, manufacture, have manufactured, import, have imported, sell and have sold Products. Roche shall be responsible for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with regulatory agencies, for all Products in all countries in the Territory. Roche or its Affiliates shall own and file in their discretion all regulatory filings and Regulatory Approvals for all Products in all countries of the Territory.

9.4	Reporting Adverse Events
Each Party will promptly disclose to the other Party during the Agreement Term information in such Party’s possession and control concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof in humans with respect to any Licensed Product.

After the transfer of historical clinical safety data from Dicerna (including adverse events, discontinuations, laboratory data, ECGs and vital signs), Roche or its designated Affiliate, at its sole cost, shall report to appropriate authorities in accordance with local requirements all adverse events related to use of the Products in the Territory.

9.4.1	Pharmacovigilance Agreement
If requested by a Party or as otherwise required by Applicable Law, the Parties shall execute one or more separate Pharmacovigilance Agreement(s) which set forth the responsibilities and obligations of the Parties with respect to the procedures and timeframes for compliance with all Applicable Laws pertaining to safety reporting and their related activities of the (i) applicable Product(s) in the Territory, (ii) responsibilities of Dicerna and Dicerna’s Third Party licensees with respect to other GalXC Molecules, and (iii) if Dicerna exercise its Co-Promotion Option, in connection with Dicerna’s Co-Promoting of the Co-Promotion Products in the US.

10.	Commercialization

10.1	Generally
Subject to Dicerna’s Co-Promotion Option and subject to Article 4, Roche, at its own expense, shall have sole responsibility and decision making authority for the marketing, promotion, sale and distribution of Products in the Territory.

10.2	Booking of Sales; Distribution
Roche shall have the sole right to (a) invoice and book sales of Products, establish all terms of sale (including pricing and discounts), warehouse and distribute Products in the Territory and to perform or cause to be performed all related services, (b) handle all order processing, invoicing, collection, distribution, reimbursement services and inventory management with respect to such Products in the Territory, (c) handle all returns, recalls or withdrawals with respect to any Product in the Territory, (d) handle all payer/distributor account management with respect to any Product in the Territory, and (e) manage all aspects of contracting with providers, distributors, managed care vendors or payers with respect to any Product in the Territory.

10.3	Updates other than Co-Promotion Products in the Co-Promotion Territory
Except as otherwise set forth in Section 7.10, upon request of Dicerna, Roche shall update Dicerna regarding the Commercialization of Products in the Territory (other than Co-Promotion Products in the Co-Promotion Territory) by Roche, its Affiliates and Sublicensees. If Dicerna requests an update, Roche shall provide a high-level summary, in writing and/or through a meeting (face to face/ tele-presence/videoconference or telephone). Dicerna shall not request an update more frequently than once per Calendar Year.

10.4	Product Trademarks
Roche shall have the sole right and responsibility to determine the Product trademarks to be used with the Products on a worldwide basis and to own such trademarks in accordance with Section 15.2, provided that if applicable Roche shall include in Co-Promotion Product labeling in the US appropriate reference to Dicerna’s company trademark(s). Neither Party shall, nor shall either Party permit its Affiliates or Sublicensees to (a) use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product trademarks, or (b) do any act which endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Product trademarks. Each Party agrees to conform (x) to the customary industry standards for the protection of Product trademarks for pharmaceutical products and such guidelines of Roche with respect to manner of use (as provided in writing by Roche) of the Product trademarks and (y) to maintain the quality standards of Roche with respect to the goods sold and services provided in connection with such Product trademarks. Neither Party shall do any act which endangers, destroys or similarly affects, in any material respect, the value of the goodwill pertaining to the Product trademarks.

10.5	Product Labeling; Markings and Co-Branding

Roche shall own and be responsible for all Product Labeling for all Products in accordance with the terms of this Agreement including, for Co-Promotion Products, Sections 10.4 and 15.2. Roche will comply with all Applicable Law relevant to patent marking and the Parties shall work together to include all relevant Patent Rights for such marking.

10.6	Dicerna US Co-Promotion Option

10.6.1	Option
If Dicerna exercises its Cost Share Option, then Dicerna also shall have the option (the “Co-Promotion Option”) to assume between [* * *] of the total sales force for each Shared Product measured in terms of Sales Representatives in the Co-Promotion Territory (the “Co-Promotion Right”). The Parties shall agree to a specific percentage within this range as part of the Co-Promotion Agreement. Notwithstanding the foregoing, Shared Products that are Combination Products containing an Encumbered Combination Agent are not subject to the Co-Promotion Option and Co-Promotion Right set forth herein.

10.6.2	Notice and Exercise

(a)
Approximately [* * *] before the anticipated filing of the first MAA for a given Shared Product, Roche will deliver and present to and discuss with the JSC the applicable Commercialization Plan, including Roche’s preliminary estimate of the number of Sales Representatives it anticipates for such Shared Product for such launch in the Co-Promotion Territory (the “Roche Estimate”). In addition to information received through the JSC, Dicerna may submit written questions to Roche about the Commercialization Plan for such Shared Product (“Shared Product Questions”) within [* * *] of the receipt of such Roche Estimate, in which case Roche will respond to such timely-delivered questions no later than [* * *] from receipt of Dicerna’s questions (the date of such delivery of all answers, the “Roche Response Date”). Dicerna may exercise its Co-Promotion Option by giving written notice thereof to Roche no later than the end of the Co-Promotion Exercise Period, all in accordance with Section 10.6.2(b).

(b)	As conditions precedent to exercising a Co-Promotion Option for a Shared Product and maintaining the Co-Promotion Right for such Co-Promotion Product, Dicerna must:

(i)
establish, by means of a presentation to Roche as of the time of exercise, that it has (A) an already established internal sales management organization and infrastructure to conduct Dicerna’s Co-Promotion activities for such Co-Promotion Product and (B) a plan to hire, retain or otherwise build a sales force consisting of direct employees of Dicerna that will be in place no later than [* * *] after the First Commercial Sale of such Co-Promotion Product with the number of Sales Representatives that Dicerna is required to use, each of whom has prior experience promoting pharmaceutical products to prescribing physicians in the Co-Promotion Territory and meets the qualifications set forth in Appendix 10.6.3; and

(ii)
as of the time of exercise, and for so long as Dicerna is Co-Promoting such Co-Promotion Product hereunder and under the Co-Promotion Agreement, not be developing or commercializing by itself or in collaboration with a Third Party, either (A) another product that treats HBV or that (B) is an Encumbered Combination Agent.

(c)
If Dicerna does not provide the election notice described in Section 10.6.2(a) prior to expiration of the applicable Co-Promotion Exercise Period or if Dicerna does not meet the requirements set forth in Section 10.6.2(b), Dicerna shall be deemed to have irrevocably waived its right to Co-Promote such Shared Product. Any election notice provided by Dicerna at a time when Dicerna does not meet the requirements set forth in Section 10.6.2(b) shall be void and have no effect. Following Dicerna’s exercise of its Co-Promotion with respect to a particular Co-Promotion Product, if that Co-Promotion Product subsequently attains Regulatory Approval in an Encumbered Combination Indication, Dicerna shall not engage in the Detailing or other Co-Promotion Activities for the Co-Promotion Product in the Encumbered Combination Indication, except as provided for in the Co-Promotion Agreement. If Dicerna does not exercise its Co-Promotion Option (or if it has been deemed to have waived its Co-Promote Right pursuant to this Section 10.6.2(c)) for a given Shared Product for the First Eligible Co-Promotion Indication, Dicerna shall not have the right to exercise its Co-Promotion Option with respect to any subsequent Regulatory Approvals or label expansion granted for such Shared Product. As used in this Section 10.6.2(c), the “First Eligible Co-Promotion Indication” for a Co-Promotion Product is the first indication for which Regulatory Approval in the Co-Promotion Territory is obtained that is not an Encumbered Combination Indication.

10.6.3	Co-Promotion Agreement
Promptly after Dicerna’s first exercise of a Co-Promotion Option for a Co-Promotion Product, and subject to Dicerna’s compliance with the requirements of Section 10.6.2(b)(b), the Parties shall negotiate in good faith and enter into a written agreement for Co-Promotion (the “Co-Promotion Agreement”) setting forth the terms of Dicerna’s and Roche’s Co-Promotion rights and obligations (including the specific percentage of the total sales force in the range permitted under Section 10.6.1) with regard to such Co-Promotion Product in accordance with the terms and conditions in this Agreement (including this Article 10, including Sections 10.6.2(b)(b), 10.6.4 and 10.6.5, and those set forth in Appendix 10.6.3). The Parties shall negotiate with such diligence as is required to enter into and execute the Co-Promotion Agreement within [* * *] following such exercise, or such other date as the Parties may agree in writing. The Parties shall promptly amend the Co-Promotion Agreement upon each subsequent exercise by Dicerna of a Co-Promotion Option with regard to a new Shared Product in accordance with the terms and conditions in this Article 10 and Appendix 10.6.3. In addition to any other terms agreed to by the Parties, the Co-Promotion Agreement shall contain the terms set forth in Appendix 10.6.3 of this Agreement. Unless otherwise agreed to by the Parties, Dicerna may not commence Co-Promotion on Co-Promotion Products until such time as the Parties enter into the Co-Promotion Agreement.

10.6.4	General Requirements for Co-Promotion Activities
Dicerna’s Co-Promotion Rights shall only exist during such time as Dicerna has the Cost Share Right.

Dicerna may not use contract sales forces to fulfill its Co-Promote obligations for more than [* * *] after the First Commercial Sale of the first Co-Promotional Product. Any Dicerna Sales Representatives involved in a sales call for one or more Co-Promotion Product(s) shall devote at least [* * *] of its sales call time until the [* * *] anniversary of First Commercial Sale in the US and thereafter at least [* * *] of such call time to the Co-Promotion Product(s). Under the Co-Promotion Agreement, Roche shall have the sole right to control all decisions with respect to the co-promotion arrangement, including the call plans and assigned territories of Dicerna Sales Representatives, the promotional materials to be used, the training and testing applicable to such Sales Representatives, and restrictions with respect to the ability of such Sales Representatives to Detail other products. “Co-Promote”, “Co-Promoting” or “Co-Promotion” means the US Detailing activities assigned to Dicerna in the Co-Promotion Agreement, and shall not include any Medical Affairs Activities, sale or distribution of such Co-Promotion Product in the Co-Promotion Territory by Dicerna or its Affiliates. Dicerna shall have the right to terminate its Co-Promotion Rights for a Co-Promotion Product with [* * *] prior written notice to Roche, in which case, the Parties shall reasonably cooperate to transition to Roche, upon the effective date of such termination, all of Dicerna’s Co-Promotion activities to such Co-Promotion Product so as to minimize disruption to sales activity, the details of which shall be further set forth in the Co-Promotion Agreement.

10.6.5	Change of Control
Section 20.2.3 shall apply in the event of a Dicerna Change of Control.

10.7	Medical Affairs
Roche shall have the sole right and responsibility to conduct and make decisions regarding Medical Affairs Activities with respect to any Product. For clarity, Roche shall retain such sole right and responsibility in the event that Dicerna exercises its Co-Promotion Option. For further clarity, Dicerna’s Sales Representatives shall be supported by Roche’s Medical Affairs personnel.

11.	Payments to Dicerna

11.1	Upfront License Fee for Lead Compound and Selected Targets
Within [* * *] after the Effective Date and receipt of an invoice from Dicerna, Roche shall pay to Dicerna a non-refundable, non-creditable upfront payment of Two Hundred Million US Dollars (US$ 200,000,000). For the avoidance of doubt, upon the Effective Date, such payment is due and payable and is required to be paid as provided in this Section 11.1, notwithstanding any termination under this Agreement or failure to select any targets and/or to commence the R&D Collaboration.

11.2	Development and Regulatory Event Payments

11.2.1	Lead Products
Roche shall pay up to a total of [* * *] in relation to the achievements of events with respect to Lead Products. The development and regulatory event payments under this Section 11.2.1 shall be paid by Roche according to the following schedule of development and regulatory events.

Development and Regulatory Event	Dollars (in millions)
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

*The Initiation of Pivotal Study event payment will be reduced by [* * *], i.e. from [* * *], if Dicerna exercises its Cost Share Option.

Each development event payment shall be paid only once, the first time the first Lead Product reaches the applicable triggering event, regardless the number of times such events are reached and by how many Lead Products. [* * *].

For the avoidance of doubt, development event payments due on a Lead Product under this Section 11.2.1 shall continue to be due at the rate applicable to Lead Products (not Hybrid Products) until the applicable Lead Product has achieved its First Commercial Sale in such jurisdiction as a product not containing a Selected Target Compound.

11.2.2	Selected Target Products and Hybrid Products
For each Selected Target Product and Hybrid Product, Roche shall pay up to a total of [* * *] in relation to the achievements of events with respect to Selected Target Products and Hybrid Products. The development and regulatory event payments under this Section 11.2.2 shall be paid by Roche according to the following schedule of development and regulatory events.

Development and Regulatory Event	Dollars (in millions)
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

* Payable upon the earlier of [* * *].

** [* * *]

Each development and regulatory event payment shall be paid only once for each Selected Target Product or Hybrid Product, the first time each Selected Target Product or Hybrid Product reaches the applicable triggering event, regardless of the number of times such events are reached by such Selected Target Product. For purposes of this Section 11.2.2, with respect to events 1 through 4, [* * *] Selected Target Products are considered the same Selected Target Product if they contain different Selected Target Compounds that target the same Selected Target. If any of events 5 through 7 above are achieved by a Selected Target Product, any of events 1 through 4 not previously achieved by such Selected Target Product shall be deemed to have been achieved at the time of achievement of events 5 through 7, as applicable, and the corresponding milestone payment shall be owed.

11.2.3	Development and Regulatory Event Payment Invoicing and Timing
Upon occurrence of each development and regulatory event in this Section 11.2, Roche shall notify Dicerna within [* * *] of the event and pay the corresponding development and regulatory event payment to Dicerna within [* * *] of the event and receipt of an invoice from Dicerna. Each such payment shall be non-refundable and non-creditable.

11.3	Sales Based Events

Roche shall pay to Dicerna up to a total of [* * *] based on the Calendar Year Net Sales of the Lead Product and Hybrid Product in the Territory:

Sales Based Events for Net Sales			Dollars (in millions)
No.	Lead Product	Hybrid Product
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]	[* * *]
[* * *]			[* * *]

Each of the sales based event payments 1-5 shall be paid no more than once each, irrespective of whether or not the previous sales based event payment was triggered by a Lead Product or a Hybrid Product, and whether or not the previous sales based event payment was triggered by the same or by a different applicable Product, and shall be non-refundable and non-creditable. Roche will notify Dicerna of the achievement of sales based events within [* * *] after the end of the Calendar Quarter in which the event first occurs for the Lead Product or Hybrid Product in the Territory first reaching the respective Net Sales Threshold, and will pay Dicerna the corresponding milestone within [* * *] of receipt of an invoice. For the avoidance of doubt, if more than one sales based event occurs in any Calendar Year, all such sales based event payments shall be payable for such Calendar Year.

11.4	Royalty Payments

11.4.1	Royalty Term
On a Product-by-Product basis, Roche shall pay to Dicerna royalties on Net Sales of such Product during the applicable Royalty Term. Thereafter upon expiration of the applicable Royalty Term, the licenses granted to Roche for a given Product shall be fully paid up, irrevocable and royalty-free.

11.4.2	Royalty Rates

11.4.2.1	Lead Product
The following royalty rates shall apply to the respective tiers of aggregate Calendar Year Net Sales of a Lead Product per area of the Territory, on an incremental basis, as follows:

(a)	For the [* * *]
Royalty rates depend if the Lead Product is a Shared Product or is not a Shared Product.

Tier of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
	Shared Product	Not a Shared Product
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]

(b)	For aggregate countries of the Territory other than US:

Tier of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

For example, if Net Sales of a Lead Product [* * *]that is not a Shared Product, for a given Calendar Year, are [* * *], then royalties owed to Dicerna on such Net Sales of such Product for that Calendar Year shall equal * * *]calculated as follows:

[* * *]

For the avoidance of doubt, royalty payments on a Lead Product in a given country will not be affected because a Hybrid Product is also being sold in the same or another country.

11.4.2.2	Selected Target Product
The following royalty rates shall apply to the respective tiers of aggregate Calendar Year Net Sales of a Selected Target Product per area of the Territory, on an incremental basis, as follows:

(a)	For [* * *]

Tier of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

(b)	For aggregate countries of the Territory other than [* * *]

Tier of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

For example, if Net Sales of a Selected Target Product [* * *], for a given Calendar Year, are [* * *], then royalties owed to Dicerna on such Net Sales of such Product for that Calendar Year shall equal [* * *] calculated as follows:

[* * *] royalty payment

11.4.3	Hybrid Product
The following royalty rates shall apply to the respective tiers of aggregate Calendar Year Net Sales of a Hybrid Product per area of the Territory, on an incremental basis, as follows:

(a)	For [* * *]:
Royalty rates depend if the Hybrid Product is a Shared Product or is not a Shared Product.

Tier of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
	Shared Product	Not a Shared Product
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]

(b)	For aggregate countries of the Territory other than [* * *]:

Tier of Calendar Year Net Sales in million US$	Percent (%) of Net Sales
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]
[* * *]	[* * *]

The above royalty rates in Section 11.4.3 shall apply to a Hybrid Product until the later of [* * *].

11.4.3.2	Royalty Adjustments

For the purpose of calculating royalties of a given Product under this Section 11.4.2, Calendar Year Net Sales and the royalty rates shall be subject, as applicable, to the following adjustments in this Section 11.4.

11.4.4	Combination Product
If Roche or its Affiliates intend to sell a Combination Product, then the Parties shall meet approximately [* * *] prior to the anticipated First Commercial Sale of such Combination Product in the Territory to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative commercial value contributed by the components of the Combination Product (the “Relative Commercial Value”). If, after such good faith negotiations not to exceed [* * *], the Parties cannot agree to an appropriate adjustment, the dispute shall be initially referred to the executive officers of the Parties in accordance with Section 22.2.

If the Parties are unable to agree on the Relative Commercial Value within [* * *] of such referral, then the Relative Commercial Value shall be determined by the following procedure. Roche will select one (1) individual who would qualify as an Expert, Dicerna will select (1) individual who would qualify as an Expert, and those two (2) individuals shall select one (1) individual who would qualify as an Expert and who shall be chairman of a committee of the three Experts (the “Expert Committee”), each with a single deciding vote. The Expert Committee will promptly hold a meeting to review the issue under review, at which it will consider memoranda submitted by each Party at least [* * *] before the meeting, as well as reasonable presentations that each Party may present at the meeting. As part of the Expert Committee’s consideration, the Parties agree that the Relative Commercial Value of the Lead Product within a Combination Product shall not be less than (a) [* * *] if the first Filing for Regulatory Approval is (or is planned to be, as applicable) for use with one additional Non-Compound Active Agent Controlled by Roche where such compound has a Valid Claim of the composition of matter with at least [* * *]remaining patent life in one or more countries in the Territory or (b) [* * *] if the condition in part (a) is not met. The determination of the Expert Committee as to the issue under review will be binding on both Parties. The Parties will share equally in the costs of the Expert Committee. Unless otherwise agreed to by the Parties, the Expert Committee may not decide on issues outside the scope mandated under terms of this Agreement.

A Hybrid Product shall not be treated as a Combination Product under this Section 11.4.4 with respect to the Lead Compound and Selected Target Compound, however the Relative Commercial Value will be determined if there are other Combination Product components other than the Lead Compound and Selected Target Compound.

11.4.5	No Composition of Matter Claim or Regulatory Exclusivity; Generic Competition
For a given Product, and subject to Section 11.4.7, if in a given country within the Territory there is:

(a)	no Composition of Matter Claim of a Party that Covers such Product and no applicable Regulatory Exclusivity for such Product remains in such country; or

(b)
entry of a Like-Substance Product has occurred, provided that after such entry there has been a decline of quarterly Net Sales of such Product in such country greater than [* * *] of the average level of the quarterly Net Sales of such Product achieved in the [* * *] immediately prior to such entry;

then the royalty payments due to Dicerna for such Product in such country shall be reduced for the remainder of the Royalty Term by (i) [* * *] for the Major Markets other than [* * *], or (ii) [* * *].

11.4.6	Third Party Payments
Other than for the Existing Third Party In-License Agreement listed in Appendix 16.1.5 (for which Dicerna shall be responsible), Roche shall be responsible for and pay or have paid any consideration owed to any Third Party in relation to Third Party intellectual property rights necessary or useful to make, use or sell Products. With respect to such Third Party Patent Rights that are reasonably necessary for the sale of a given Product in a given country, Roche shall have the right to deduct (x) a maximum of [* * *] of royalties actually paid by Roche to such Third Party with respect to such arrangement from (y) royalty payments otherwise due and payable by Roche to Dicerna for such Product in such country under this Agreement. Any such deduction shall be made only on a Product-by-Product and country-by-country basis. Prior to entering into such arrangement, Roche will notify and discuss with Dicerna unless Roche will not deduct payments under such arrangement.

11.4.7	Maximum Deductions
In no event shall the royalty paid to Dicerna for Net Sales of Products hereunder, as reduced by Sections 11.4.5 and 11.4.6, be reduced from the applicable royalty rates set forth in Section 11.4.2 above by more than an amount equal to (i) [* * *] of the royalties otherwise due for Net Sales of such Products for the Major Markets other than [* * *], or (ii)  [* * *].

11.4.8	Apportionment of Compulsory Sublicensee Consideration
Compulsory Sublicense Compensation received by the Roche Group from a Compulsory Sublicensee during the Royalty Term shall be shared with Dicerna on an equivalent profit share percentage (the “Compulsory Profit Share Percentage”) calculated for the respective Calendar Year for the relevant country as follows:

[* * *]	[* * *]
[* * *]

At the end of the Calendar Year, Roche shall pay to Dicerna the Compulsory Sublicense Compensation under a given country multiplied by the Compulsory Profit Share Percentage for such country. For clarity, any sales or payments by Compulsory Sublicensees under a Compulsory Sublicense shall not be considered as Net Sales and shall not give rise to any royalty payment under Section 11.4.2 of this Agreement.

11.5	Disclosure of Payments
Each Party acknowledges that that the other Party may be obligated to disclose this financial arrangement, including all fees, payments and transfers of value made pursuant to this Agreement, as may be advisable or required under Applicable Law, including certain payments by a Party to health care providers the US Sunshine Act.

12.	Accounting and reporting

12.1	Timing of Payments
Roche shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an "Accounting Period”) and shall pay royalties on Net Sales within [* * *] after the end of each Accounting Period in which such Net Sales occur.

12.2	Late Payment

Any payment under this Agreement by either Roche or Dicerna that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at [* * *] as reported by Reuters from time to time, calculated on the number of days such payment is overdue.

12.3	Method of Payment
Royalties on Net Sales and all other amounts payable by Roche hereunder shall be paid by Roche in US Dollars (the “Payment Currency”) to account(s) designated by Dicerna.

12.4	Currency Conversion
When calculating the Sales of any Product that occur in currencies other than the Payment Currency, Roche shall convert the amount of such sales into Swiss Francs and then into the Payment Currency using Roche’s then-current internal foreign currency translation method actually used on a consistent basis in preparing its audited financial statements (at the Effective Date, YTD average rate as reported by Reuters).

12.5	Blocked Currency
In a given country, if by reason of Applicable Law (for example governmental restrictions on foreign exchange trade) the local currency is blocked and cannot be removed from such country, Roche will notify Dicerna in writing and

(a)	Dicerna will have the right to receive the applicable royalties of Net Sales in such country in local currency by deposit in a local bank designated by Dicerna, or

(b)
if such local currency payment is not allowed by reason of Applicable Law or if otherwise requested by Dicerna, then the royalties related to such Net Sales in such country shall continue to be accrued and shall continue to be reported, but such royalties will not be paid until the sales proceeds related to such Net Sales may be removed from such country. At such time as Roche, its Affiliates or their Sublicensees, as the case may be, is able to remove the sales proceeds related to such Net Sales from such country, Roche shall also pay such accrued royalties in Payment Currency using the actual exchange rate which is used to remove such sales proceeds from such country.

12.6	Reporting
With each royalty payment, Roche shall provide Dicerna in writing for the relevant Calendar Quarter on a Product-by-Product basis the following information:

(a)	Sales in Swiss Francs;

(b)	Net Sales in Swiss Francs and itemized adjustments to arrive at Net Sales;

(c)	adjustments made pursuant to Section 11.4.4 (Combination Product);

(d)	Net Sales in Swiss Francs after adjustments made pursuant to Section 11.4.4 in Swiss Francs;

(e)	exchange rate used for the conversion of Net Sales from Swiss Francs to the Payment Currency pursuant to Section 12.4 (Currency Conversion);

(f)	Net Sales after adjustments made pursuant to Section 11.4.4 in the Payment Currency;

(g)	royalty rate pursuant to Section 11.4.2;

(h)	adjustments made pursuant to Sections 11.4.5 - 11.4.7; and

(i)	total royalty payable in the Payment Currency after adjustments made pursuant to Sections 11.4.5 - 11.4.7.
Roche shall provide an estimate of the Net Sales in the Payment Currency to Dicerna in writing for the relevant Calendar Quarter on a Product-by-Product basis within [* * *] after the end of each Calendar Quarter.

13.	Taxes

13.1	Income Taxes
Except as provided in this Section 13.1, each Party shall pay all income and other taxes (including interest) imposed on or measured with respect to its own income accruing or paid to it under this Agreement. Notwithstanding anything in this Agreement to the contrary, if Roche’s assignment of this Agreement leads to the imposition of income tax liability on Dicerna that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, Roche will indemnify and hold harmless Dicerna from any such additional or increased income tax liability (except to the extent that Dicerna or any of its Affiliates can obtain a refund or credit for such amounts, provided that Dicerna will be reimbursed for any reasonable out of pocket costs incurred in obtaining such a refund or credit).

13.2	Withholding Taxes
If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to a Party (the “Payee”), then the other Party (the “Payor”) shall timely pay such tax, levy or charge for and on behalf of the Payee to the proper governmental authority, and shall promptly furnish Payee with appropriate proof of payment of the withheld taxes as well as the official receipts sufficient to enable the Payee to claim credits for such payments of taxes; provided, however, that notwithstanding anything in this Agreement to the contrary, if Roche’s assignment of this Agreement leads to the imposition of withholding tax liability on Dicerna that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, Roche will indemnify and hold harmless Dicerna from any such additional or increased withholding tax liability (except to the extent that Dicerna or any of its Affiliates can reclaim it, provided that Dicerna will be reimbursed for any reasonable out of pocket costs incurred in the reclaim). The Parties shall cooperate and exercise their reasonable best efforts to ensure that any such withholding taxes are mitigated or reduced to the extent possible under the provisions of any Applicable Law, and shall provide the Payee reasonable assistance (including the provision of any tax forms and other information) in order to allow the Payee to obtain the benefit of any present or future treaty against double taxation or exemption from, refund or reduction in taxes which may apply to such payments. To the extent that a Party is required to deduct and withhold taxes on any such payment pursuant to this Section 13.2, such Party will provide the Payee with written notice of the required withholding as promptly as reasonably practical (and in any event, no later than [* * *] prior to making such payment. To the extent such amounts are so deducted and withheld and timely remitted to the relevant tax authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Party to whom such amounts would otherwise have been paid.

13.3	Foreign-Derived Deduction Eligible Income Reporting
Roche shall obtain and deliver to Dicerna, on an annual basis and within [* * *] of Dicerna’s request to provide, information as reasonably requested by Dicerna and in Roche’s possession to meet any documentation requirements imposed by regulations issued under Section 250 of the Internal Revenue Code for the treatment of an appropriate portion of such amounts as “foreign-derived deduction eligible income” within the meaning of Section 250 of the Internal Revenue Code and the regulations thereunder.

13.4	No Partnership for Tax Purposes
As of the Signature Date, the Parties expect that this Agreement will not be treated as a partnership or joint venture for United States federal and state tax purposes.

13.5	Value Added Tax
It is understood and agreed between the Parties that any payments made by any Party under this Agreement are exclusive of any value added tax (“VAT”) or similar tax imposed upon such payments. Where VAT is properly chargeable in respect of any supply of goods or services made under this Agreement, the Party paying the consideration for that supply will pay the amount of VAT subject to receipt of a valid tax invoice issued in accordance with Applicable Law.

14.	Auditing

14.1	Dicerna Right to Audit
Roche shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable under this Agreement. Such books of accounts shall be kept at their principal place of business. At the expense of Dicerna, Dicerna shall have the right to engage an internationally recognized independent public accountant reasonably acceptable to Roche to perform, on behalf of Dicerna, an audit of such books and records of Roche and its Affiliates and Sublicensees that are deemed necessary by the independent public accountant to report on Net Sales of Product for the period or periods requested by Dicerna and the correctness of any financial report or payments made under this Agreement.

Upon timely request and at least [* * *] prior written notice from Dicerna, such audit shall be conducted for those countries Dicerna has specifically requested, during regular business hours in such a manner as to not unnecessarily interfere with Roche's normal business activities. Such audit shall be limited to results in the [* * *] prior to audit notification, and if Dicerna requests an audit for a given Calendar Year, no additional audits may be conducted for such Calendar Year, unless such audit is for cause based on a material finding identified in the initial annual audit. If Dicerna does not request an audit of a given Calendar Year on or before the [* * *] of the end of such Calendar Year, then Dicerna will be deemed to have accepted the royalty payments and reports in such Calendar Year.

Such audit shall not be performed more frequently than [* * *] nor more frequently than [* * *] with respect to records covering any specific period of time unless there are adverse findings that the independent public accountant determines requires further examination or review of records.

All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements, shall be treated as Roche’s Confidential Information subject to the obligations of this Agreement and need neither be retained more than [* * *] after completion of an audit hereof, if an audit has been requested; nor more than [* * *] from the end of the Calendar Year to which each shall pertain; nor more than [* * *] after the date of termination of this Agreement.

14.2	Audit Reports
The auditors shall only state factual findings in the audit reports and shall not interpret this Agreement. The auditors shall first discuss their draft audit findings with Roche before sharing such findings with Dicerna and before preparing its draft or final audit report. The final audit report shall be shared with Roche at the same time it is shared with Dicerna.

14.3	Over-or Underpayment
If the audit reveals an overpayment of royalties, Dicerna shall reimburse Roche for the amount of the overpayment within [* * *]. If the audit reveals an underpayment of royalties, Roche shall make up such underpayment of royalties within [* * *]. Roche shall pay for the audit costs if the underpayment of Roche exceeds [* * *] of the aggregate amount of royalty payments owed with regard to the royalty statements subject of the audit. Section 12.2 shall apply to this Section 14.3.

15.	Intellectual Property

15.1	Ownership of Inventions
All GalXC Platform Improvements shall be owned by Dicerna. Roche shall promptly notify Dicerna of any GalXC Platform Improvements invented by Roche solely or jointly with Dicerna. Roche hereby assigns and agrees to assign to Dicerna all right, title and interest in such GalXC Platform Improvements and to execute and deliver all documents, instruments and other papers and take all actions necessary to perfect such assignment and for Dicerna to Handle Patent Rights in such GalXC Platform Improvements.

All Roche Background Improvements shall be owned by Roche. Dicerna shall promptly notify Roche of Roche Background Improvements invented by Dicerna solely or jointly with Roche. Dicerna hereby assigns and agrees to assign to Roche all right, title and interest in such Roche Background Improvements and to execute and deliver all documents, instruments and other papers and take all actions necessary to perfect such assignment and for Roche to Handle Patent Rights in such Roche Background Improvements.

Other than GalXC Platform Improvements and Roche Background Improvements, Dicerna shall own all Dicerna Inventions, Roche shall own all Roche Inventions, and Dicerna and Roche shall jointly own all Joint Inventions. Dicerna and Roche each shall require all of its employees to assign all Inventions made by them to Roche and Dicerna, as the case may be.
The determination of inventorship for Inventions shall be in accordance with US inventorship laws as if such Inventions were made in the US.

Subject to the licenses granted under this Agreement, Dicerna and Roche will each have an equal undivided share in the Joint Patent Rights, without obligation to account to the other for exploitation thereof, or to seek consent of the other Party for the grant of any license thereunder.

Except as specifically set forth herein, this Agreement shall not be construed as: (i) giving any of the Parties any license, right, title, interest in or ownership to (a) the Confidential Information of the other Party or (b) any materials, Know-How, Patent Rights or other intellectual property rights Controlled by the other Party or its Affiliates; (ii) granting any license or right under any intellectual property rights; or (iii) representing any commitment by either Party to enter into any additional agreement, by implication or otherwise.

With respect to Know-How (other than patentable Inventions) made in connection with any activity carried out pursuant to this Agreement, Dicerna shall own such Know-How made by employees of Dicerna solely or jointly with a Third Party, Roche shall own such Know-How made by employees of the Roche Group solely or jointly with a Third Party, and the Parties shall jointly own Joint Know-How, subject to Section 2.6.1.

15.2	Trademarks
Roche shall own all trademarks used on or in connection with Products and shall, at its sole cost, be responsible for procurement, maintenance, enforcement and defense of all trademarks used on or in connection with Products, provided that if applicable Roche shall include in US Co-Promotion Product labeling appropriate reference to Dicerna’s company trademark(s). Roche shall not use any trademarks owned by Dicerna without Dicerna’s prior written consent.

Roche shall have the right to obtain the International Non-proprietary Name (INN) from the World Health Organization and the US Adopted Name (USAN) from the US adopted Names Council (USANC) as the generic name(s) for the Products.

Dicerna shall use the Co-Promotion Product trademarks in accordance with Section 10.4, the Co-Promotion Agreement and sound trademark and trade name usage principles and in accordance with all Applicable Law as reasonably necessary to maintain the validity and enforceability of the Co-Promotion Product Trademarks. Dicerna recognizes that the Co-Promotion Product trademarks owned by Roche or Roche’s Affiliates represent a valuable asset of Roche, and that substantial recognition and goodwill are associated with such name, logo and trademarks.

15.3	Prosecution

15.3.1	GalXC Platform Patent Rights
Dicerna shall be responsible for Handling, at its own expense and discretion, Dicerna GalXC Platform Patent Rights.

15.3.2	Specific Patent Rights
Roche shall, at its own expense and discretion: (i) Handle all Specific Patent Rights, (ii) consult with Dicerna as to the Handling of such Specific Patent Rights, and (iii) furnish to Dicerna copies of all documents relevant to any such Handling. Roche shall furnish such documents and consult with Dicerna in sufficient time before any action by Roche is due to allow Dicerna to provide comments thereon, which comments Roche must reasonably consider. At Roche’s expense and reasonable request, Dicerna shall cooperate, in all reasonable ways, with the Handling of all such Specific Patent Rights. Should Roche decide that it wishes to abandon or does not desire to Handle a given Specific Patent Right, it shall promptly advise Dicerna thereof. At the written request of Dicerna, Dicerna may thereafter Handle the same at Dicerna’s own cost, to the extent that Dicerna desires to do so. An outside law firm shall be used to Handle such Specific Patent Right; Roche and Dicerna shall consult and agree upon the law firm(s). Roche shall ensure that the Handling of such Specific Patent Rights are as protective of and uses a similar level of diligence that Roche would devote to similar Patent Rights Covering other similarly-situated products of Roche.

15.3.3	Other Patent Rights
For any Patent Rights other than the foregoing Patent Rights in Sections 15.3.1 and 15.3.2: (i) each party shall, at its own expense and discretion, Handle Patent Rights claiming Inventions that are owned solely by such Party or its Affiliates (alone or with a Third Party) at its own expense and discretion, and (ii) the Parties will jointly cooperate in the Handling of Joint Patent Rights.

15.4	Patent Coordination Team
Where the Parties need to consult with each other on the Handling of Patent Rights, the Parties shall establish a patent coordination team and shall adopt procedures for interacting on patent matters.

15.5	CREATE Act
It is the intention of the Parties that this Agreement is a “joint research agreement” as that phrase is defined in 35 USC §103(c)(3).

15.6	Infringement
Each Party shall promptly provide written notice to the other Party during the Agreement Term of any (i) known infringement or suspected infringement by a Third Party of any Licensed IP Patent Rights or Joint Patent Rights, or (ii) known or suspected unauthorized use or misappropriation by a Third Party of any Licensed IP Know-How or Joint Know-How, and shall provide the other Party with all evidence in its possession supporting such infringement or unauthorized use or misappropriation.

15.6.1	[* * *]
[* * *]

15.6.2	[* * *]
[* * *]

15.6.3	[* * *]
[* * *]

15.7	Defense
[* * *]

15.8	Hatch-Waxman
Notwithstanding anything herein to the contrary, should a Party receive a certification for a Generic Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417, known as the Hatch-Waxman Act), as amended, or its equivalent in a country other than the US, then such Party shall immediately provide the other Party with a copy of such certification. Upon receipt of such a certification Roche shall (i) promptly seek to obtain a copy of the regulatory filing for such Generic Product (as contemplated in the Hatch-Waxman Act), (ii) promptly determine whether Roche will, within a [* * *] period from the date of such certification, bring suit at its expense, and provide written notice to Dicerna of such decision (“H-W Suit Notice”), and (iii) in any event provide Dicerna a H-W Suit Notice within [* * *] from the date on which Roche first received a copy of such certification. Should such [* * *] period expire without Roche bringing suit or providing such H-W Suit Notice, then Dicerna shall be free to immediately bring suit in its name.

15.9	Patent Term Extensions
The Parties shall use Commercially Reasonable Efforts to obtain all available patent term extensions, adjustments or restorations, or supplementary protection certificates (“SPCs”, and together with patent term extensions, adjustments and restorations, “Patent Term Extensions”) in the Territory. Dicerna shall execute such authorizations and other documents and take such other actions as may be reasonably requested by Roche to obtain such Patent Term Extensions for relevant Specific Patent Rights, including designating Roche as its agent for such purpose as provided in 35 USC § 156. All filings for such Patent Term Extensions shall be made by Roche; provided, that in the event that Roche elects not to file for a Patent Term Extension, Roche shall (a) promptly inform Dicerna of its intention not to file and (b) grant Dicerna the right to file for such Patent Term Extension. Each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions. The Parties shall cooperate with each other in gaining patent term restorations, extensions and/or SPCs wherever applicable to such Dicerna

Patent Rights; provided, however, that notwithstanding anything to the contrary herein, Dicerna shall have the sole right to decide on Patent Term Extensions of the GalXC Platform Patent Rights.

15.10	Costs of Patent Challenge

[* * *]

16.	Representations, Warranties and Covenants
Each Party makes the following representations and warranties to the other Party as of the Signature Date or the Effective Date, as applicable, and covenants after the Effective Date.

16.1	Dicerna Representations, Warranties and Covenants

16.1.1	Data and Safety Information Disclosure
To the knowledge of Dicerna, it has disclosed to Roche: (i) the relevant and material results of all preclinical testing and human clinical testing of Products in its possession or control; and, (ii) the relevant and material information in its possession or control concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to Product. Dicerna and its Affiliates are, and at all times have been to its knowledge, in compliance with all adverse event reporting requirements applicable to the Lead Product. To Dicerna’s knowledge, Dicerna has disclosed to Roche as of the Signature Date an accurate in all material aspects list of (i) adverse drug experience information (adverse events and lab abnormalities/cohort in the Dicerna Phase I Study, the severity of each, grading and outcomes), (ii) material events and matters concerning or affecting safety or lack of efficacy, and (iii) medical inquiries and complaints, in each case, relating to the Lead Product. Neither Dicerna nor any of its Affiliates is aware of anything that could materially adversely affect the acceptance, or the subsequent approval, of any Product by any Regulatory Authority of any filing, application or request for Regulatory Authority.

16.1.2	Regulatory Documentation and No Misrepresentations to Regulatory Authorities
Dicerna and its Affiliates have, to their knowledge, with respect to Lead Product, generated, prepared, maintained and retained all material regulatory documentation that is required to be maintained or retained pursuant to and in accordance with cGLPs and cGCPs and in compliance with Applicable Law, and to the best of their knowledge and ability all such information is true, complete, accurate in all material respects and what it purports to be. Neither Dicerna nor any of its Affiliates, nor any of its or their respective officers, employees or agents, to the best of their knowledge, has made an untrue statement of material fact or fraudulent statement to any Regulatory Authority with respect to the development or manufacture of the Lead Product, failed to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the development or manufacture of the Lead Product, or committed an act, made a statement, or failed to make a statement with respect to the development or manufacture of the Lead Product that could reasonably be expected to provide a basis for the FDA to invoke its policy concerning “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.

16.1.3	Third Party Patent Rights

As of the Signature Date, Dicerna has no knowledge of the existence of any patent or patent application owned by or licensed to any Third Party that could prevent Roche from making, having made, using, offering for sale, selling or importing Product in the Territory.

16.1.4	Ownership of Patent Rights
Dicerna is the exclusive owner of all right, title and interest in the Dicerna Base Patent Rights. Appendix 1.43 of this Agreement contains a complete and accurate list of all Patent Rights in the Dicerna GalXC Platform Patent Rights as of the Signature Date. No other parties have any right, title or interest in or to the Dicerna Base Patent Rights. Except for rights granted herein, the Dicerna Base Patent Rights are free and clear of all liens, claims, security interests and other encumbrances of any kind or nature for Viral Targets. Dicerna has not granted any licenses to the Dicerna Base Patent Rights to any Third Party, nor has Dicerna effectuated any prior transfer, sale or assignment of any part of the Dicerna Base Patent Rights, except to Affiliates.

16.1.5	Existing Third Party In-License Agreements
Except as set forth in Appendix 16.1.5 and permitted hereunder, there are no agreements between Dicerna and any of its Affiliates with any Third Parties (i) pursuant to which Dicerna or its Affiliates has obtained, or has a right to obtain, a license under or rights to use Dicerna Patent Rights in HBV or (ii) pursuant to which Dicerna or its Affiliates otherwise owes, or would otherwise owe, payments to a Third Party as a result of the exploitation of the Lead Compound and Lead Product based upon the Dicerna Patent Rights (whether by Dicerna or Roche or their respective sublicensees), including the grant of rights to Roche.

16.1.6	Inventors
The inventors of the inventions disclosed and/or claimed in the Licensed IP have transferred (or will have transferred for Licensed IP Patent Rights filed after the Signature Date) to Dicerna full ownership of the Licensed IP. All of Dicerna’s employees, officers and consultants have executed agreements requiring assignment to Dicerna of all Inventions made by such individuals during the course of and as a result of their association with Dicerna.

16.1.7	Authorization
The execution, delivery and performance of this Agreement by Dicerna and all instruments and documents to be delivered by Dicerna hereunder, and assuming that no filing is required under the HSR Act: (i) are within the corporate power of Dicerna; (ii) have been duly authorized by all necessary or proper corporate action; (iii) to the knowledge of Dicerna, will not violate any law or regulation or any order or decree of any court of governmental instrumentality; (iv) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Dicerna is a party or by which Dicerna or any of its property is bound, which violation would have an adverse effect on the financial condition of Dicerna or on the ability of Dicerna to perform its obligations hereunder; and (v) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other person, which has not been made or obtained previously (other than approvals required under the HSR Act, Regulatory Approvals required for the sale of Products and filings with Regulatory Authorities required in connection with Products).

16.1.8	No Conflict
Neither Dicerna nor any of its Affiliates is or will be under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or that would impede the fulfillment of Dicerna’s obligations hereunder.

16.1.9	Target Exclusion
Dicerna has and will continue to ensure that its Third-Party agreements appropriately exclude licenses to compounds Directed To Viral Targets, until such compounds become available to Third Parties by early termination of such rights under this Agreement. Dicerna will ensure that its Third Party agreements entered into on or after a given Host Cell Factor Target becomes a Selected Target or Reserved Target appropriately exclude licenses to compounds Directed To such Host Cell Factor Target until either (i) after the R&D Collaboration Term, the target of such compounds are not Selected Targets or (ii) such compounds become available to Third Parties by early termination of such rights under this Agreement.

16.1.10	Validity of Patent Rights
As of the Signature Date, Dicerna is not in possession of information that could render invalid and/or unenforceable any claims that are in any of the Licensed IP. As of the Signature Date, Dicerna has no knowledge of any inventorship disputes concerning any Licensed IP.

16.1.11	Ownership and Validity of Know-How
Dicerna’s Know-How is legitimately in the possession of Dicerna and has not been misappropriated from any Third Party. Dicerna has taken reasonable measures to protect the confidentiality of its Know-How.

16.1.12	Effective Date
During the period from the Signature Date until the Effective Date, Dicerna shall promptly inform Roche in writing if and when Dicerna or any of its Affiliates becomes aware that the representations and warranties made by Dicerna as of the Signature Date are no longer true and correct in any material respects if made on and as of the date of such notice, except where such failure to be true and correct would not have any material adverse effect on Roche. Upon receipt of such notice, Roche shall have the right, on written notice to Dicerna, to terminate the Agreement, and upon receipt of such notice by Dicerna, this Agreement shall be null and void and have no further force and effect.

16.2	Roche Representations, Warranties and Covenants

16.2.1	Authorization
The execution, delivery and performance of this Agreement by Roche and all instruments and documents to be delivered by Roche hereunder, and assuming that no filing is required under the HSR Act: (i) are within the corporate power of Roche; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the certificate of formation or limited liability company agreement of Roche; (iv) to the knowledge of Roche, will not violate any law or regulation or any order or decree of any court of governmental instrumentality; (v) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which Roche is a party or by which Roche or any of its property is bound, which violation would have an adverse effect on the financial condition of Roche or on the ability of Roche to perform its obligations hereunder; and (vi) do not require any filing or registration with, or the consent or approval of, any governmental body, agency, authority or any other person, which has not been made or obtained previously (other than approvals required under the HSR Act, Regulatory Approvals required for the sale of Products and filings with Regulatory Authorities required in connection with Products).

16.2.2	Inventors

All Roche employees and officers have executed agreements requiring assignment to Roche or Roche Affiliates of all Inventions made by such individuals. All consultants performing services by or on behalf of Roche under this Agreement shall have entered into agreements with Roche in accordance with Section 2.4.3.

16.2.3	No Conflict
Neither Roche nor any of its Affiliates is or will be under any obligation to any person, contractual or otherwise, that is conflicting with the terms of this Agreement or that would impede the fulfillment of Roche’s obligations hereunder.

16.2.4	Regulatory Documentation and No Misrepresentations to Regulatory Authorities
Roche and its Affiliates shall, to their knowledge, with respect to Lead Product, generate, prepare, maintain and retain all material regulatory documentation that is required to be maintained or retained pursuant to and in accordance with cGLPs and cGCPs and in compliance with Applicable Law, and to the best of their knowledge and ability all such information shall be true, complete, accurate in all material respects and what it purports to be. Neither Roche nor any of its Affiliates, nor any of its or their respective officers, employees or agents, to the best of their knowledge, shall make an untrue statement of material fact or fraudulent statement to any Regulatory Authority with respect to the development or manufacture of the Lead Product, fail to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the development or manufacture of the Lead Product, or commit an act, make a statement, or fail to make a statement with respect to the development or manufacture of the Lead Product that could reasonably be expected to provide a basis for the FDA to invoke its policy concerning “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory.

16.2.5	Ownership and Validity of Know-How
The Know-How that Roche contributes to the R&D Collaboration is legitimately in the possession of Roche and has not been misappropriated from any Third Party. Roche has taken reasonable measures to protect the confidentiality of such Know-How.

16.2.6	Effective Date
During the period from the Signature Date until the Effective Date, Roche shall promptly inform Dicerna in writing if and when Roche or any of its Affiliates becomes aware that the representations and warranties made by Roche as of the Signature Date are no longer true and correct in any material respects if made on and as of the date of such notice, except where such failure to be true and correct would not have any material adverse effect on Dicerna.

16.3	Mutual Representations and Warranties
Each Party hereby represents and warrants to the other Party as follows:

16.3.1	Grants
To the best of such Party’s knowledge and belief, such Party has the lawful right to grant the other Party and its Affiliates the rights and licenses described in this Agreement.

16.3.2	No Claims
As of the Signature Date, there are no claims or investigations to such Party’s knowledge, (other than with respect to the Parties’ HSR filings), pending or threatened against such Party or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to the matters contemplated under this Agreement or that would materially adversely affect such Party’s ability to perform its obligations hereunder.

16.4	No Other Representations and Warranties
EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF PRODUCTS.

17.	Indemnification

17.1	Indemnification by Roche
Roche shall indemnify, hold harmless and defend Dicerna, Dicerna’s Affiliates and their directors, officers, employees and agents (“Dicerna Indemnitees”) from and against any and all liabilities, losses, expenses, cost of defense (including reasonable attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Dicerna Indemnitees become legally obligated to pay because of the breach of the Agreement by Roche or any claim or claims against it to the extent that such claim or claims arise out of activities related to the Compounds or Products (e.g., product liability claims or Roche’s R&D Collaboration activities or its Development or Commercialization of Compounds or Products) conducted by or on behalf of Roche, except to the extent such losses, expenses, costs and amounts are due to the breach of the Agreement by Dicerna or the gross negligence or willful misconduct or failure to act of Dicerna Indemnitees.

17.2	Indemnification by Dicerna
Dicerna shall indemnify, hold harmless and defend Roche, Roche’s Affiliates and their directors, officers, employees and agents (“Roche Indemnitees”) from and against any and all liabilities, losses, expenses, cost of defense (including reasonable attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Roche Indemnitees become legally obligated to pay because the breach of the Agreement by Dicerna or of any claim or claims against it to the extent that such claim or claims arise out of activities related to the Compounds or Products (e.g., product liability claims or Dicerna’s R&D Collaboration activities or its Co-Promotion of Lead Products) conducted by or on behalf of Dicerna or its Affiliates, except to the extent such losses, expenses, costs and amounts are due to the breach of the Agreement by Roche or the gross negligence or willful misconduct or failure to act of Roche Indemnitees.

17.3	Procedure
In the event of a claim by a Third Party against a Party entitled to indemnification under this Agreement ("Indemnified Party"), the Indemnified Party shall promptly notify the other Party ("Indemnifying Party") in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing.

18.	Liability

18.1	Limitation of Liability
Subject to the Parties’ obligations hereunder to use Commercially Reasonable Efforts including in Article 4 (Diligence), neither Party shall be liable to the other Party as a result of failure or delay to develop and/or commercialize the Compound or the Product, as applicable, including a) a delay in timelines, or b) delay or failure to recruit patients, or c) a change in its respective study protocols, or d) failure to obtain regulatory approval for the Compound or the Product, as applicable.

EXCEPT FOR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 17 OR BREACH OF ARTICLE 19, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

19.	Obligation Not to Disclose Confidential Information

19.1	Non-Use and Non-Disclosure
During the Agreement Term and for [* * *] thereafter, a Receiving Party shall (i) treat Confidential Information provided by Disclosing Party as it would treat its own information of a similar nature, (ii) take all reasonable precautions not to disclose such Confidential Information to Third Parties, without the Disclosing Party’s prior written consent, and (iii) not use such Confidential Information other than for fulfilling its obligations and exercising its rights under this Agreement.

19.2	Permitted Disclosure
Notwithstanding the obligation of non-use and non-disclosure set forth in Section 19.1, the Parties recognize the need for certain exceptions to this obligation, specifically set forth below, with respect to press releases, patent rights, publications, securities law requirements, and certain commercial considerations.

19.3	Press Releases
The Parties may issue a press release announcing the existence and selected key terms of this Agreement, in a form substantially similar to the template attached as Appendix 18.3 of this Agreement.

Roche may issue press releases in accordance with its internal policy that typically does not issue a second press release until proof of concept has been achieved for a Compound. Roche shall provide Dicerna with a copy of any draft press release related to the activities contemplated by this Agreement at least [* * *] prior to its intended publication for Dicerna's review. Dicerna may provide Roche with suggested modifications to the draft press release. Roche shall in good faith consider Dicerna's suggestions prior to issuing its press release.

Dicerna shall only issue press releases related to the activities contemplated by this Agreement that either (i) have been approved by Roche or (ii) are required to be issued by Dicerna as a matter of law and Dicerna has been advised by counsel to that effect. In all circumstances, Dicerna shall endeavor to provide Roche with a draft press release at least [* * *] prior to its intended publication (or as soon as practicable with good faith) for Roche's review. During such period, Roche shall (i) approve the draft press release and permit Dicerna to issue the press release, (ii) contact Dicerna to discuss modification to the draft press release, or (iii) contact Dicerna and disapprove the press release. If Roche asks for modification, then Dicerna shall either make such modification or work with Roche to arrive at a press release that Roche approves. If Dicerna issues a press release without Roche's approval, then such release must be made by Dicerna in consultation with counsel that the release was required to be issued by Dicerna as a matter of law.

To ensure communication alignment, responses (if any) to inquiries by media or other Third Parties after issuance of a permitted press release by Dicerna (solely or jointly with Roche) shall consist solely of the press release language or shall follow the response guidelines that may be mutually developed by the Parties (or as deemed necessary by Dicerna’s counsel).

19.4	Publications
During the Agreement Term, the following restrictions shall apply with respect to disclosure by any Party of Confidential Information relating to the Product in any scientific publication or presentation (provided that, for avoidance of doubt, such restrictions shall not apply to information contained in patent applications):

(a)
Both Parties acknowledge that it is their policy for studies and results thereof to be registered and published in accordance with their internal guidelines. Roche, in accordance with its internal policies and procedures, shall have the right to publish all studies, clinical trials and results thereof on the clinical trial registries that are maintained by or on behalf of Roche. Other than with respect to the Dicerna Phase I Study, Dicerna shall not publish any studies, clinical trials or results thereof on its clinical trial registry, provided however, that Roche’s clinical trial registry can be accessed via a link from Dicerna’s clinical trial registry.

(b)	Dicerna may not publish such information about Licensed Products without the prior written consent of Roche.

19.5	Commercial Considerations

(a)
Nothing in this Agreement shall prevent Dicerna or its Affiliates from disclosing Confidential Information of Roche to (i) Third Parties acting on behalf of Dicerna, to the extent reasonably necessary and as permitted for the development, manufacture or Co-Promotion of Lead Product in the Territory, (ii) Third Parties requesting Dicerna Phase I Study clinical trial data information (in accordance with Dicerna’s then-current data sharing policy), or (iii) actual and potential partners and investors subject to commercially reasonable confidentiality obligations.

(b)
Nothing in this Agreement shall prevent Roche or its Affiliates from disclosing Confidential Information of Dicerna to (i) governmental agencies to the extent required or desirable to secure government approval for the development, manufacture or sale of Product in the Territory, (ii) Third Parties acting on behalf of Roche, to the extent reasonably necessary for the development, manufacture or sale of Product in the Territory, (iii) Third Parties requesting clinical trial data information (in accordance with the applicable Party’s then-current data sharing policy), (iv) Third Parties to the extent reasonably necessary to market the Product in the Territory, or (iv) actual and potential partners and investors subject to commercially reasonable confidentiality obligations.

(c)
The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such Confidential Information is required to be disclosed by the Receiving Party to comply with Applicable Law, to defend or prosecute litigation or to comply with governmental regulations, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and, to the extent practicable, takes reasonable and lawful actions to minimize the degree of such disclosure.

(d)	The Parties acknowledge that either or both Parties may be obligated to make one or more filings (including to file a copy of this Agreement) with the U.S. Securities and Exchange Commission

(or equivalent foreign agency) or a governmental authority. Each Party will be entitled to make such a required filing, provided that if such filing includes a copy of this Agreement it will (i) submit in connection with such filing a copy of this Agreement in a form mutually agreed by the Parties in advance or, if despite the reasonable efforts of Dicerna a form mutually agreed by the Parties cannot be agreed in advance, redacted to the extent permitted by Applicable Law (the “Redacted Agreement”), (ii) request, and use reasonable efforts consistent with Applicable Laws to obtain, confidential treatment of all terms redacted from this Agreement, as reflected in the Redacted Agreement, for a period of at least [* * *], (iii) to the extent consistent with Applicable Law, promptly deliver to the other Party any written correspondence received by it or its representatives from the U.S. Securities and Exchange Commission (or equivalent foreign agency) or a governmental authority with respect to such confidential treatment request and promptly advise the other Party of any other material communications between it or its representatives with the U.S. Securities and Exchange Commission (or equivalent foreign agency) or a governmental authority with respect to such confidential treatment request, (iv) upon the written request of the other Party, if legally justifiable, request an appropriate extension of the term of the confidential treatment period, and (v) if the U.S. Securities and Exchange Commission (or equivalent foreign agency) or a governmental authority requests any changes to the redactions set forth in the Redacted Agreement, use reasonable efforts consistent with Applicable Laws to maintain the redactions in the Redacted Agreement as originally filed and not agree to any changes to the Redacted Agreement without, to the extent practical, first discussing such changes with the other Party and taking the other Party’s comments into consideration when deciding whether to agree to such changes (provided that a Party will only be required to make such efforts to support such redactions once). For clarity, following a request from a governmental authority to change the redactions requested by a Party, a Party will not be required pursuant to the provisions of this Section 19.5(d) to again request the redactions rejected by the applicable governmental authority. Each Party will be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

19.6	Injunctive Relief
The Parties agree that a breach of Article 19 may cause irrevocable harm for which monetary damages might not provide a sufficient remedy. In case of an actual or threatened material breach of Article 19, in addition to any other remedy available under this Agreement or under applicable Laws or equity, the non-breaching Party will be entitled to seek and obtain equitable relief (including temporary or permanent restraining orders, specific performance or other injunctive relief) from any court of competent jurisdiction, without the necessity of posting any bond or of any undertaking (other than with respect to enjoining a product launch), and without any requirement to submit to any dispute resolution procedures contained herein.

20.	Term and Termination

20.1	Commencement and Term
This Agreement shall commence upon the Effective Date and continue for the Agreement Term.

20.2	Termination

20.2.1	Termination for Material Breach
After the Effective Date, a Party (“Non-Breaching Party”) shall have the right to terminate this Agreement in its entirety or on a Product-by-Product basis in the event the other Party (“Breaching

Party”) is in material breach (which shall include any breach of Section 3.9 (Exclusivity), Section 4 (Diligence) and Section 22.17 (Compliance with Laws)) of its obligations under this Agreement. The non-Breaching Party shall provide written notice to the Breaching Party, which notice shall identify the material breach. The Breaching Party shall have a period of [* * *] after such written notice is provided (“Peremptory Notice Period”) to cure such material breach. If the Breaching Party has a dispute as to whether such material breach occurred or has been cured, it will so notify the Non-Breaching Party within the Peremptory Notice Period and the Agreement shall not terminate until such dispute is resolved pursuant to Section 22.2 and 22.3. Upon a determination of material breach and failure to cure, the Breaching Party shall have the Peremptory Notice Period to cure such material breach. If such material breach is not cured within the Peremptory Notice Period, then absent withdrawal of the Non-Breaching Party’s request for termination, this Agreement shall terminate in its entirety or with respect to such Product effective as of the expiration of the Peremptory Notice Period.

20.2.2	Insolvency
Either Party shall have the right to terminate this Agreement, if the other Party incurs an Insolvency Event; provided, however, in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the Party that incurs the Insolvency Event consents to the involuntary bankruptcy or such proceeding is not dismissed within [* * *] after the filing thereof.

20.2.3	Effects of Change of Control
If there is a Change of Control, then the Party experiencing such Change of Control (“Acquired Party”) shall provide written notice to the other Party (“Non-Acquired Party”) at least [* * *] prior to completion of such Change of Control, subject to any confidentiality obligations of the Acquired Party then in effect (but in any event shall notify the Non-Acquired Party within [* * *] after completion of such Change of Control).

The Change of Control Group in connection with such Change of Control shall not have the right to utilize any of the Non-Acquired Party’s Know-How (excluding information generally applicable to other products or retained in the unaided memory of Dicerna employees), Patent Rights, Inventions, Materials or Confidential Information (collectively, “Sensitive Information”) for the research, development or commercialization of any product for the treatment of any indication or patient population for which a Product may be developed or commercialized.

Following consummation of the Change of Control, the Non-Acquired Party and the Change of Control Group shall adopt in writing reasonable procedures to prevent the disclosure of Sensitive Information beyond the Acquired Party’s personnel who need to know the Sensitive Information solely for the purpose of fulfilling the Acquired Party’s obligations under this Agreement or for lawful reporting obligations. [* * *].

20.2.4	Termination by Roche without a Cause
After the Effective Date, Roche shall have the right to terminate a given Research Plan under the R&D Collaboration (i.e. on a Selected Target-by-Selected Target basis) or the R&D Collaboration in its entirety upon [* * *] prior written notice, and such Selected Target shall become a Discontinued Target.

In addition to the foregoing, at any time after the Effective Date, Roche shall have the right to terminate this Agreement as a whole or on a Licensed Product-by-Licensed Product basis upon [* * *] prior written notice before First Commercial Sale of a Licensed Product or upon [* * *] prior written notice after the First Commercial Sale of a Licensed Product. The effective date of termination under this Section 20.2.4 paragraph 2 shall be the date [* * *] as the case may be) after Roche provides such written notice to Dicerna.

20.2.5	Termination of Selected Targets
After the Effective Date, at the end of the R&D Collaboration Term (or earlier termination thereof), if across all Selected Targets Roche does not select any Additional Dicerna Compounds as a Clinical Candidate, Roche shall have the right, but not the obligation, to terminate all rights to all Additional Dicerna Compounds generated under the R&D Collaboration upon [* * *] written notice. After a Clinical Candidate is selected for a given Selected Target or after the Target Term if Roche provides a Roche Continuation Notice, Roche shall have the right to (or where required by Section 3.8, the obligation to) terminate with respect to all Licensed Products for such Selected Target upon [* * *] prior written notice. Upon such termination, such Selected Target shall become a Discontinued Target.

20.2.6	Termination for Patent Challenge
[* * *].

20.3	Consequences of Termination

20.3.1	Roche Compound License
In the event of a (i) termination of the Agreement as a whole by Roche pursuant to Section 20.2.1 (for Material Breach by Dicerna), Section 20.2.2 (for Dicerna’s Insolvency) or Section 20.2.4 (Without a Cause) or (ii) termination pursuant to Section 20.2.5 (Termination of Selected Targets) or pursuant to Section 20.2.6 (for Patent Challenge) (a “Non-Exclusive Trigger”) then

(a)
Roche shall retain the Non-Exclusive Roche License for (i) all applicable Roche Compounds (for Agreement termination) or (ii) all applicable Roche Compounds Directed To the given Selected Target being terminated (for Selected Target termination),

(b)	Article 4 notwithstanding, Roche shall not continue to have diligence obligations related to any such Roche Compounds, and,

(c)	the financial compensation owed to Dicerna for Roche Compounds under Sections 11.2.2 and 11.4.2.2 and shall remain, but subject to the following reductions:

(i)	[* * *]

(ii)	[* * *]

(iii)	[* * *].

[* * *].

Notwithstanding the foregoing, if Roche terminates the R&D Collaboration in its entirety on or before Initiation of the first Phase II Study for the Lead Product, the financial compensation owed to Dicerna for Roche Compounds shall be eliminated in its entirety.

(collectively, the “Non-Exclusive Conditions”).

20.3.2	Termination by Dicerna pursuant to Section 20.2.1 (Material Breach by Roche) or Section 20.2.2 (Insolvency)

Upon any termination by Dicerna pursuant to Section 20.2.1 (Material Breach by Roche) or Section 20.2.2 (Insolvency) all rights and licenses granted by Dicerna to Roche under this Agreement shall terminate in their entirety or on a Product-by-Product basis, as applicable, on the effective date of termination. If the alleged material breach by Roche is of its obligations under Article 4, then termination shall only be on a Product-by-Product basis.

If Dicerna desires to continue Development and/or Commercialization of Licensed Product(s), Dicerna shall give a Continuation Election Notice to Roche within [* * *] of Dicerna’s notice of such termination. If Roche receives such a timely Continuation Election Notice, then with respect to applicable Licensed Product(s) and to the extent reasonably requested by Dicerna:

(a)
Roche hereby grants to Dicerna [* * *] license to Roche Grant-Back Patent Rights and (if such Licensed Product has achieved First Commercial Sale) the applicable Product Trademarks (in each case with the right to sublicense through multiple tiers), and a [* * *] license to Roche Know-How, solely to the extent necessary [* * *].

(b)
After the effective date of termination Roche shall (or shall cause such other Roche Group member to), to the extent Roche has the right to do so, assign and transfer to Dicerna all regulatory filings and approvals, all final pre-clinical and clinical study reports and clinical study protocols, and all data, including clinical data, in Roche’s possession and control related to applicable Licensed Product(s) in the country reasonably necessary for Dicerna to continue to Develop and Commercialize the Licensed Product(s). To the extent Roche does not have the right to make such assignment and/or transfer, Roche shall, to the extent possible, provide a license, right of reference, or other right or access to such regulatory filings and approvals, pre-clinical and clinical study reports and protocols, and data. All data shall be transferred in the form and format in which it is maintained by Roche. Original paper copies shall only be transferred, if legally required. Roche shall not be required to prepare or finalize any new data, reports or information solely for purposes of transfer to Dicerna.

(c)
Roche shall assign all clinical trial agreements for applicable Licensed Product(s), to the extent such agreements have not been cancelled in good faith and are assignable without Roche breaching such agreement (any required consideration to be paid by Roche). In any event, Roche shall cooperate and make all reasonable efforts to provide an orderly transition of clinical activities and continue such agreements to support such transition.

(d)
Dicerna shall, upon transfer, have the right to disclose such filings, approvals and data to (i) governmental agencies of the country to the extent required or desirable to secure government approval for the development, manufacture or sale of Licensed Product(s) in the country, (ii) Third Parties acting on behalf of Dicerna, its Affiliates or licensees, to the extent reasonably necessary for the development, manufacture, or sale of Licensed Product(s) in the country, and (iii) Third Parties to the extent reasonably necessary to market Licensed Product(s) in the country.

(e)
In consideration for the above license and transfers, and Roche’s work on applicable Licensed Product(s), Dicerna shall pay Roche a royalty on all net sales (as determined by reasonable accounting methods) of Licensed Product(s) by Dicerna, its Affiliates or licensees, mutatis mutandis, with the royalty rate as follows:

Status of Product at termination effective date	Royalty rate for Lead Product	Royalty rate for other Licensed Products
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]

Notwithstanding the foregoing, Dicerna shall pay a [* * *] royalty on net sales for Licensed Products (other than with the Lead Product) that are Combination Products and where Roche has at least Completed a Phase I Study if Roche elects to not provide transfer and license access to the other therapeutically active ingredients contained in such Combination Product.

20.3.3	Termination by Roche without Cause or for Material Breach by Dicerna or Dicerna’s Insolvency, or Termination for Patent Challenge
Subject to the Non-Exclusive Conditions, upon any termination by Roche without cause (under Section 20.2.4 or Section 20.2.5), for Dicerna’s Insolvency, for material breach by Dicerna or for Patent Challenge (under Section 20.2.6), the rights and licenses granted by Dicerna to Roche under this Agreement shall terminate in their entirety or with respect to the R&D Collaboration or all Dicerna Compounds, or on a Licensed Product-by-Licensed Product, Selected Target-by-Selected Target or Research Plan-by-Research Plan basis, as applicable, on the effective date of termination.

If Dicerna desires to continue Development and/or Commercialization of Licensed Product(s), Dicerna shall give a Continuation Election Notice to Roche within [* * *] of receipt of Roche’s notice of termination without cause. If Roche receives such a timely Continuation Election Notice, then with respect to applicable Licensed Product(s) and to the extent reasonably requested by Dicerna:

(a)
Roche hereby grants to Dicerna an exclusive, royalty-bearing, worldwide license to Roche Grant-Back Patent Rights and (if such Licensed Product has achieved First Commercial Sale) the applicable Product Trademarks (in each case with the right to sublicense through multiple tiers), and a non-exclusive, royalty-free, worldwide license to Roche Know-How, solely to the extent reasonably necessary to allow Dicerna, its Affiliates or licensees to develop, have developed, manufacture, have manufactured, use, offer to sell, sell, promote, export and import the applicable Licensed Product(s) in the applicable country(ies). For clarity, the licenses under this Section 20.3.3(a) shall not include any licenses that Roche has with a Third Party for which such grant would be prohibited or under which a member of the Roche Group would incur financial obligations to such Third Party.

(b)
After the effective date of termination Roche shall, to the extent Roche has the right to do so, assign and transfer to Dicerna all regulatory filings and approvals, all final pre-clinical and clinical study reports and clinical study protocols, and all data, including clinical data, in Roche’s possession and control related to applicable Licensed Product(s) in the country reasonably necessary for Dicerna to continue to Develop and Commercialize the Licensed Product(s). To the extent Roche does not have the right to make such assignment and/or transfer, Roche shall, to the extent possible, provide a license, right of reference, or other right or access to such regulatory filings and approvals, pre-clinical and clinical study reports and protocols, and data. All data shall be transferred in the form and format in which it is maintained by Roche. Original paper copies shall only be transferred, if legally required. Roche shall not be required to prepare or finalize any new data, reports or information solely for purposes of transfer to Dicerna.

(c)
Roche shall assign all clinical trial agreements for the applicable Licensed Product(s), to the extent such agreements have not been cancelled in good faith and are assignable without Roche paying any consideration or commencing litigation in order to effect an assignment of any such agreement, provided that Roche has agreed to such consideration in good faith and has given Dicerna notice of the requisite amount of consideration and affording Dicerna the opportunity to provide such consideration. In any event, Roche shall cooperate and make all reasonable efforts to provide an orderly transition of clinical activities and continue such agreements to support such transition.

(d)
Dicerna shall, upon transfer, have the right to disclose such filings, approvals and data to (i) governmental agencies of the country to the extent required or desirable to secure government approval for the development, manufacture or sale of Licensed Product(s) in the country; (ii) Third Parties acting on behalf of Dicerna, its Affiliates or licensees, to the extent reasonably necessary for the development, manufacture, or sale of Licensed Product(s) in the country, and (iii) Third Parties to the extent reasonably necessary to market Licensed Product(s) in the country.

(e)
In consideration for the above license and transfers, and Roche’s work on applicable Licensed Product(s), Dicerna shall pay Roche a royalty on all net sales (as determined by reasonable accounting methods) of Licensed Product(s) by Dicerna, its Affiliates or licensees, mutatis mutandis, with the royalty rate as follows:

Status of Product at termination effective date	Royalty rate for Lead Product	Royalty rate for other Licensed Products
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]

Notwithstanding anything to the contrary herein, if Roche terminates an individual Selected Target without replacing it with another under the procedures set forth in Section 3.6, then all Additional Dicerna Compounds related to such Selected Target shall revert to Dicerna free of charge.

20.3.4	Direct License
Irrespective of anything to the contrary in this Agreement,

(a)	any Compulsory Sublicense shall remain in full force and effect as may be required by Applicable Law, and

(b)
any existing sublicense granted by Roche (and any further sublicenses thereunder) in accordance with Section 2.4.2 shall, upon the written request of Roche, remain in full force and effect, provided that (i) such Sublicensee is not then in breach of its sublicense agreement (and, in the case of termination by Dicerna for breach by Roche, that such Sublicensee and any further sublicensees did not cause the breach that gave rise to the termination by Dicerna); (ii) Dicerna continues to receive the amounts for development and regulatory event payments and sales based events as set forth in Sections 11.2 and 11.3; (iii) the royalty rates in such sublicense agreement are equal to the royalty rates set forth in Section 11.4 and are received by Dicerna; and (iv) such Sublicensee agrees in writing to be bound to Dicerna under the terms and conditions of such sublicense agreement and the applicable terms of this Agreement.

20.3.5	Other Obligations

20.3.5.1	Obligations Related to Ongoing Activities
If Dicerna does not provide timely Continuation Election Notice, then Roche (a) shall have the right to cancel all ongoing non-financial obligations with respect to the applicable Licensed Product(s) and (b) shall complete all non-cancellable obligations at its own expense.

If Dicerna provides such timely Continuation Election Notice, then from the date of notice of termination until the effective date of termination, Roche shall continue activities for the applicable Licensed Product(s), including preparatory activities, ongoing as of the date of notice of termination. Additionally, for Third Party CMO and CRO service providers in use by Roche for the applicable Licensed Product(s) of Roche, upon request of Dicerna Roche will facilitate an introduction to, cooperate in good faith, and allow Dicerna to contract directly with, such contractual party, if possible. Roche shall not be obliged to initiate any new activities not ongoing at the date of notice of termination.

After the effective date of termination, Roche shall have no obligation to perform and/or complete any activities or to make any payments for performing or completing any Development activities under this Agreement, except as expressly stated in the Agreement. Roche shall promptly transfer back to Dicerna all patent prosecution files relating to Licensed IP and patent prosecution activities to Dicerna’s control.

Notwithstanding the foregoing, in case of termination by Dicerna under Section 20.2.1 or 20.2.2 or by Roche under Section 20.2.4, upon the request of Dicerna, Roche shall complete any Clinical Studies related to the applicable Licensed Product(s) that are being conducted under its CTAs for the Licensed Product(s) and are ongoing as of the effective date of termination; provided, however, that:

(i)	both Dicerna and Roche in their reasonable judgment have concluded that completing any such Clinical Studies does not present an unreasonable risk to patient safety;

(ii)	Roche shall have no obligation to recruit or enroll any additional patients after the date of termination; and

(iii)	Dicerna shall be responsible for all Development Costs that arise after the effective date of termination in completing such Clinical Studies.

Either Party shall have the right to complete on-going pre-clinical animal studies if the early termination thereof would raise potential ethical concerns concerning animal rights issues.

20.3.5.2	Obligations Related to Manufacturing

(a)	Clinical Supplies
In the case of termination by Dicerna according to Section 20.2.1 or 20.2.2 or by Roche under Section 20.2.4, if Dicerna elects to Develop the applicable Licensed Product(s), Roche shall transfer all existing and available clinical material to Dicerna at Roche’s fully burdened manufacturing cost. Dicerna shall assume all liability for the use of such material.

(b)	Commercial Supplies
In the case of termination by Dicerna according to Section 20.2.1 or 20.2.2 or by Roche under Section 20.2.4, if a Licensed Product is marketed in any country of Territory on the date of the notice of termination of this Agreement, upon the request of Dicerna, Roche shall manufacture and supply reasonable amounts of such Licensed Product to Dicerna under a manufacturing transfer and transition plan for a period that shall not exceed [* * *] from the effective date of the termination of this Agreement at a price to be agreed by the Parties in good faith, but in no event exceeding (i) Roche‘s fully burdened manufacturing cost, if the Licensed Product is manufactured tor Roche through a Third Party contract, or (ii) Roche‘s fully burdened manufacturing cost plus a mark-up of [* * *]‚ if Roche manufactures the Licensed Product itself, as calculated on a consistent basis according to its then current accounting procedures. Dicerna shall use Commercially Reasonable Efforts to take over such manufacturing as soon as possible after the effective date of termination. If, despite using Commercially Reasonable Efforts, Dicerna has not secured commercial supply of the Product within the [* * *] period, then the Parties shall use Commercially Reasonable Efforts to ensure an uninterrupted commercial supply for up to a maximum additional [* * *] period, in quantities sufficient to satisfy Dicerna‘s requirements and for Dicerna to assume all development and commercialization activities, at a price which shall be at (i) Roche‘s fully burdened manufacturing cost plus a mark-up of [* * *] if Product is manufactured for Roche through a Third Party contract, or (ii) Roche‘s fully burdened manufacturing cost plus a mark-up of [* * *] if Roche manufactures Product itself, under terms to be negotiated in good faith.

20.3.5.3	Ancillary Agreements
Unless otherwise agreed by the Parties, the termination of this Agreement shall cause the automatic termination of all ancillary agreements related hereto, including the Pharmacovigilance Agreement and the Co-Promotion Agreement, if any.

20.3.5.4	Limitations on Grant-Backs; Transfer Expenses; Damages and Other Relief
For purposes of clarity, irrespective of anything to the contrary in this Agreement:

(a)
Dicerna may not give a Continuation Election Notice to Roche for Licensed Products (other than the Lead Product) that have not advanced into Development by or on behalf of Roche as of the effective date of termination.

(b)
All transfers and licenses from Roche to Dicerna (or other obligations of Roche) under Section 20.3 are solely (i) where the Licensed Product contains both the Lead Compound and a Selected Target Compound, only with respect to the applicable Dicerna Compound(s) that have been previously terminated or are subject to the termination, (ii) with respect to Licensed Product(s) that are not (A) Combination Product(s) containing a compound that is proprietary to Roche or subject to Third Party rights or (B) Companion Diagnostics, and (iii) for the applicable Licensed Product that is being Developed or Commercialized by or on behalf of Roche as it exists on the effective date of termination. Such transfers, licenses and obligations do not extend to other therapeutically active ingredients or products, even if physically mixed, combined or packaged together with a Licensed Product, and even if a Licensed Product is intended (according to the investigation plan, proposed labeling or actual labeling, as applicable) for use with such other therapeutically active ingredients or products.

(c)
In connection with research studies, clinical trials or other activities associated with the Development and Commercialization of Licensed Products, Roche may have collected (i) personally identifiable information about individual human subjects and/or (ii) human biological samples (collectively, “PII/Samples”). Legal and contractual restrictions may apply to such PII/Samples. Roche shall have no obligation to transfer such PII/Samples unless reasonably necessary or useful for the continued Development of the Licensed Product, in which case Roche shall not be obliged to transfer any PII/Samples that Roche in good faith believes would be prohibited or would subject Roche to potential liability by reason of Applicable Law, insufficient patient consent or contractual restrictions (however for contractual restrictions, upon request of Dicerna Roche will facilitate an introduction to the applicable contractual party and allow Dicerna to contract directly with such contractual party, if possible). If Roche transfers any such PII/Samples, Dicerna shall use for the sole purpose of Developing and Commercializing the Licensed Product, and Dicerna shall be responsible for the correct use of the PII/Samples in line with Applicable Law and the informed consent forms (including but not limited to potential re-consenting of the patients at Dicerna’s costs).

(d)
Dicerna shall promptly reimburse Roche for all reasonable out-of-pocket costs and expenses (including FTE charges) incurred by or on behalf of Roche for transfer activities from Roche to Dicerna under Sections 20.3.2 and 20.3.3 (“Roche Transfer Activities”); however transfer activities corresponding to the return of materials, data, reports, records, documents, Regulatory Filings and Regulatory Approvals originally provided by Dicerna to Roche no less than [* * *] from the effective date of termination (“Dicerna-Originated Transfer Activities”) shall be returned to Dicerna (if readily available) free of charge. If Dicerna desires Roche Transfer Activities other than Dicerna-Originated Transfer Activities, Dicerna shall make a payment to Roche of [* * *] (“Minimum Transfer Payment”). The Minimum Transfer Payment shall be non-refundable, but shall be fully creditable against Dicerna’s reimbursement for the Roche Transfer Activities. Roche shall be under no obligation to provide Roche Transfer Activities (beyond than Dicerna-Originated Transfer Activities) prior to receipt of the Minimum Transfer Payment or if the Minimum Transfer Payment is received after the effective date of the termination.

(e)
Unless otherwise agreed to by the Parties, transfer of physical materials that are required under Roche Transfer Activities (except in conjunction with such future toll manufacturing obligations as may apply under Section (b), if applicable) shall be delivered CPT Dicerna or Dicerna’s designee to the location designated by Dicerna (Incoterms 2010).

(f)
Neither Party may use any documents or materials provided by the other Party as part of any license or transfer under this Section 20.3 as evidence in any legal proceedings against the providing Party, however this exception will not apply to documents or materials exchanged pursuant to discovery requests or other litigation processes.

(g)
Termination of this Agreement and exercise of the rights and remedies set forth herein (or failure to terminate or exercise such rights and remedies) shall not preclude either Party from claiming any other damages, compensation or relief to which it may be entitled.

20.3.5.5	Royalty and Payment Obligations; Return of Information and Technology
Termination of this Agreement by a Party, for any reason, shall not release Roche from any obligation to pay royalties or make any payments to Dicerna that accrued prior to the effective date of termination. Termination of this Agreement by a Party, for any reason, will release Roche from any obligation to pay royalties or make any payments to Dicerna that would otherwise accrue on or after the effective date of termination. To the extent practicable, upon expiration or termination of this Agreement, each Party shall return to the other Party, or destroy, the other Party’s Confidential Information and all copies thereof, except to the extent and for so long as such Confidential Information is included within the scope of any surviving license, and provided that each Party may keep [* * *] copy of the other Party’s Confidential Information in its confidential files solely for records purposes. Without limiting the foregoing, upon termination of this Agreement or a Product is returned to Dicerna, Roche shall return to Dicerna the information and materials solely with respect to such Licensed Product which shall become Dicerna’s Confidential Information.

20.4	Survival
Article 1 (Definitions, to the extent necessary to interpret this Agreement), Section 2.3 (Non-Exclusive Roche License), Section 2.4.2 (last sentence of first paragraph), Section 2.4.3 (Right to Subcontract, for purpose of continuing obligations under Article 20), Section 2.6 (Freedom-to-operate Licenses), Section 3.5.2 (Research Records, for purpose of continuing obligations under Article 20), Articles 11 and 12 (Payment to Dicerna, and Accounting and Reporting, each to the extent payment obligations exist at the time of termination), Article 13 (Taxes, to the extent such were incurred at the time of termination), Article 14 (Auditing, for [* * *], Section 15.1 (Ownership of Inventions), Sections 15.6, 15.7, and 15.8 (Infringement, Defense, and Hatch-Waxman, for purpose of accrued obligations), Section 15.10 (Costs of Patent Challenge), Section 16.4 (No Other Representations and Warranties), Article 17 (Indemnification), Article 18 (Liability), Article 19 (Obligation Not to Disclose Confidential Information), Article 20 (Term and Termination), Article 21 (Bankruptcy), and Article 22 (Miscellaneous, but excluding Sections 22.4, 22.6, 22.17 and 22.18), and such sections as are relevant for the mutatis mutandis provisions under Sections 20.3.2(e) and 20.3.3(e) shall survive any expiration or termination of this Agreement for any reason.

21.	Bankruptcy
All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Unless a Party elects to terminate this Agreement, the Parties agree that such Party, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

22.	Miscellaneous

22.1	Governing Law; Excluded Claims
This Agreement shall be governed by and construed in accordance with the laws of the US state of Delaware, without reference to its conflict of laws principles.

Notwithstanding anything to the contrary in this Agreement, Excluded Claims shall be determined in a court of competent jurisdiction over such Excluded Claim. With respect to Excluded Claims, each Party consents to the jurisdiction of the state and federal courts located in the State of New York and waives any objection to such courts on grounds of personal jurisdiction, venue, or forum non conveniens.

22.2	Disputes
Unless otherwise set forth in this Agreement, in the event of any dispute between the Parties arising out of or relating to this Agreement (each, a “Dispute”) and the Parties cannot resolve such Dispute (through their respective Alliance Directors or the JRC or JSC, if and as applicable) within [* * *] of a written request by either Party to the other Party (“Notice of Dispute”), and such Dispute is not one for which a Party has final decision-making as expressly set forth in this Agreement, such Dispute shall be referred to the respective executive officers of the Parties designated below or their designees, for good faith negotiations attempting to resolve the Dispute. The designated executive officers are as follows:

For Dicerna:    CEO
For Roche:    Head of Pharma Partnering

22.3	Arbitration
Except for an Excluded Claim, should the Parties fail to resolve a Dispute within [* * *] after delivery of a Notice of Dispute, then such Dispute shall be finally resolved by binding arbitration by [* * *] arbitrators experienced in the business of pharmaceuticals in accordance with the commercial arbitration rules of the International Chamber of Commerce (ICC) as in force at the time when initiating the arbitration applying the substantive law specified in Section 22.1. The right and obligation to arbitrate under this Section 22.3 shall extend to any claims by or against the Parties and their respective Affiliates and any agents, principals, officers, directors or employees of either of the Parties or their respective Affiliates.

Each Party shall nominate one arbitrator. Should the claimant fail to appoint an arbitrator in the request for arbitration within [* * *] of being requested to do so, or if the respondent should fail to appoint an arbitrator in its answer to the request for arbitration within [* * *] of being requested to do so, the other Party shall request the ICC Court to make such appointment.

The arbitrators nominated by the Parties shall, within [* * *] from the appointment of the arbitrator nominated in the answer to the request for arbitration, and after consultation with the Parties, agree and appoint a third arbitrator, who will act as a chairman of the Arbitral Tribunal. Should such procedure not result in an appointment within the [* * *] time limit, either Party shall be free to request the ICC Court to appoint the third arbitrator.

Where there is more than one claimant and/or more than one respondent, the multiple claimants or respondents shall jointly appoint one arbitrator.

If any Party-appointed arbitrator or the third arbitrator resigns or ceases to be able to act, a replacement shall be appointed in accordance with the arrangements provided for in this Section.

The place of arbitration shall be [* * *]. The language to be used shall be English.

Either Party, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party. Once the arbitrators are in place, either Party may also apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce interim injunctive relief granted by the arbitrators. Any final award by the arbitrators may be entered by either Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The arbitrators may render early or summary disposition of any or some issues after the Parties have had a reasonable opportunity to make submissions on such issues. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, unless the arbitrators determine otherwise.

Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable [* * *] statute of limitations.

22.4	HSR
As soon as is reasonably practicable following the Signature Date and in any event within [* * *] of the Signature Date, each of Dicerna (or its Affiliate, as appropriate) and Roche (or its Affiliate, as appropriate) shall prepare and submit appropriate filings under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules promulgated thereunder, and request early termination of the waiting period under the HSR Act. The Parties shall furnish, or cause their respective Affiliates to furnish, as the case may be, promptly to the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) any additional information reasonably requested within their authority under the HSR Act, use reasonable efforts to obtain antitrust clearance for the transactions contemplated hereunder as soon as practicable, and otherwise cooperate with each other in the United States governmental antitrust clearance process. Subject to Applicable Law relating to the exchange of information, each of Roche and Dicerna shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the HSR Act. Roche and Dicerna shall cooperate fully with each other in connection with the making of all such filings or responses. Each Party shall bear its own fees in connection with its respective filing under this Section 22.4 and each Party shall bear their respective attorneys’ fees in connection therewith. This Agreement shall bind the Parties upon execution and continue in full force and effect unless and until the termination or expiration of the Agreement by its terms; provided, however, that this Agreement (including Dicerna’s grant of license rights hereunder, Roche’s obligation to make the payments hereunder, and each Party’s performance of discovery, research, transfer development, communications with regulatory authorities and other activities, and other rights and obligations hereunder in connection with the Compounds and Products), other than this Section 22.4, shall not become effective or binding unless and until each of the following conditions are met: (i) the waiting period provided by the HSR Act shall have expired or been terminated, (ii) no court or administrative challenges to the transactions commenced by the FTC or DOJ are pending, and (iii) no court or administrative orders commenced by the FTC or DOJ are outstanding blocking the completion of the transactions, (the date of such, the “Effective Date”). Nothing in this Agreement shall require or be deemed to require either Party (or their Affiliates) to commit to any divestitures or licenses or agree to hold separate any assets or agree to any similar arrangements or commit to conduct its business in a specified manner, or to submit and respond to a formal discovery procedure initiated by the FTC or DOJ (i.e., a “Request for Additional Information and Documentary Materials” also known as a “second request”, or Civil Investigative Demand if a filing is not required under the HSR Act), in each case as a condition to obtaining antitrust clearance for the transactions contemplated hereunder. If antitrust clearance is not received on or before [* * *] after the date on which both Parties have submitted to the FTC and DOJ their respective initial filings to request antitrust clearance of the transactions hereunder, then either Party shall have the right to terminate this Agreement, but prior to receipt of antitrust clearance of the transactions contemplated hereunder, by written notice to the other Party.

22.5	Assignment
Neither Party shall have the right to assign the present Agreement or any part thereof to any Third Party (other than Affiliates ) without the prior written approval of the other Party; provided that, either Party may, without the prior written approval of the other Party, assign this Agreement and its rights and obligations hereunder (or under a transaction under which this Agreement is assumed) to the acquirer of or successor to such Party in connection with a Change of Control (and shall so assign in connection with a sale of all or substantially all of the assets of such Party as further described in Section 20.2.3).

22.6	Debarment
Each Party represents and warrants that neither it nor its employees have been debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program (“Debarred”). In the event a Party or an employee of such Party receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the above-referenced statutes, such Party shall immediately notify the other Party in writing. Each Party and its Affiliates will not knowingly allow any Debarred employee to conduct activities under this Agreement.

22.7	Independent Contractor
No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever or to create or impose any contractual or other liability on the other Party without said Party's prior written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party's legal relationship to the other Party under this Agreement shall be that of independent contractor, and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

22.8	Unenforceable Provisions and Severability
If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties, however the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

22.9	Waiver
The failure by either Party to require strict performance and/or observance of any obligation, term, provision or condition under this Agreement will neither constitute a waiver thereof nor affect in any way the right of the respective Party to require such performance and/or observance. The waiver by either Party of a breach of any obligation, term, provision or condition hereunder shall not constitute a waiver of any subsequent breach thereof or of any other obligation, term, provision or condition.

22.10	Interpretation
Except where the context expressly requires otherwise:

(a)	the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa),

(b)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”,

(c)	any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),

(d)	any reference herein to any Party or Third Party or person shall be construed to include the Party’s or Third Party’s or person’s permitted successors and assigns,

(e)	the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(f)
all references herein to Articles, Sections or Appendices shall be construed to refer to Articles, Sections or Appendices of this Agreement, and references to this Agreement include all Appendices hereto,

(g)
references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and

(h)	the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”.

22.11	Entire Understanding
This Agreement contains the entire agreement and understanding between the Parties hereto with respect to the within subject matter and supersedes any and all prior agreements, understandings and arrangements, whether written or oral, and all other communications between the Parties with respect to such subject matter. In case of inconsistencies between this Agreement and any Appendix hereof, the terms of this Agreement shall prevail unless agreed to explicitly that the Appendix should prevail. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the CDA by a Party or its Affiliates shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreement is hereby superseded in its entirety; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Effective Date. “CDA” means the Non-Disclosure Agreement between Dicerna and Roche US dated February 5, 2019.

22.12	Amendments
No amendments of or modifications to the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

22.13	Invoices

22.13.1	Invoices to Roche
All invoices for payments to Dicerna that are required or permitted hereunder shall be in writing (or via email if directed by Roche) and sent by Dicerna to Roche at the following address or such other address (including email) as Roche may later provide:

F. Hoffmann-La Roche Ltd
Kreditorenbuchhaltung
Grenzacherstrasse 124
4070 Basel
Switzerland
Attn: (name of a Roche Alliance Director at the time)

22.13.2	Invoices to Dicerna
All invoices for payments to Roche that are required or permitted hereunder shall be in writing and sent by Roche to Dicerna via e-mail to the following addresses or such other address as Dicerna may later provide:

Accounts Payable: [* * *]
David Miller: [* * *]

22.14	Notice
All notices that are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Dicerna, to:	Dicerna Pharmaceuticals, Inc. 33 Hayden Avenue Lexington, MA 02421 U.S.A. Attn: Dicerna CEO
and:	Dicerna Pharmaceuticals, Inc. 33 Hayden Avenue Lexington, MA 02421 U.S.A. Attn: Dicerna Legal Department Email: [* * *]
if to Roche, to:	F. Hoffmann-La Roche Ltd Grenzacherstrasse 124 4070 Basel Switzerland Attn: Legal Department
and:	Hoffmann-La Roche Inc. 150 Clove Road Suite 8 Little Falls, New Jersey 07424 U.S.A. Attn. Corporate Secretary

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

22.15	Force Majeure

Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, such affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.

22.16	Further Assurances
Roche and Dicerna hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

22.17	Compliance with Laws
Each Party shall, or shall cause its Affiliates, sublicensees or Third Party contractors to, perform its obligations under this Agreement in accordance with all Applicable Laws, including (i) all applicable local, state, federal and national data security and privacy laws, rules and implementing regulations, including the Health Insurance Portability and Accountability Act (HIPAA) and General Data Protection Regulation (2016/679), (ii) all applicable laws relating to anti-corruption, anti-kickbacks and anti-money laundering, including U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010, (iii) any GCPs, cGLPs, GMPs or GRPs (iv) Internal Compliance Codes, as applicable and (v) applicable securities laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

22.18	Export
Laws and regulations of the United States may restrict the export and re-export of commodities and technical data of United States origin. Neither Party shall export or re-export restricted commodities or the technical data of the other Party in any form without appropriate United States and foreign government licenses.

22.19	No Third Party Beneficiary Rights
This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

22.20	Counterparts; Electronic Signatures
This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

Dicerna Pharmaceuticals, Inc. ___/s/ Douglas Fambrough_____________ Name: Douglas Fambrough Title: CEO

F. Hoffmann-La Roche Ltd ____/s/ Vikes Kabra___________________ Name: Vikes Kabra Title: Head of Transaction Excellence	_______/s/ Stefan Arnold________________ Name: Stefan Arnold Title: Head of Legal Pharma

Hoffmann-La Roche Inc. _____/s/ John P. Parise_________________ Name: John. P Parise Title: Authorized Signatory

Appendix 1.41

Dicerna Base Patent Rights

[* * *]

83

Appendix 1.43

Dicerna GalXC Platform Patent Rights
as of the Effective Date

Priority Applications	Title	National Applications
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]	[* * *]	[* * *]
[* * *]

Priority Applications	Title	National Applications
[* * *]	[* * *]	[* * *]

84

Appendix 1.91

[* * *]

85

Appendix 2.4.2

[* * *]

86

Appendix 10.6.3

[* * *]

87

Appendix 16.1.5

Existing Third Party In-License Agreement

[* * *]

88

Appendix 19.3

Form of Press Release

Dicerna Enters Agreement with Roche to Develop and Commercialize
DCR-HBVS for the Treatment of Chronic Hepatitis B Virus (HBV) Infection

– Roche to gain worldwide license to Dicerna’s novel RNAi therapy currently in Phase 1 –
– Dicerna to receive $200 million upfront plus up to $1.47 billion in potential milestone payments related to DCR-HBVS –
– Dicerna to retain option to co-fund pivotal development of DCR-HBVS worldwide and co-promote in U.S. with enhanced royalties –
– Collaboration includes discovery and development of additional therapies targeting multiple additional gene targets implicated in chronic HBV infection –

CAMBRIDGE, Mass., November 1, 2019 – Dicerna™ Pharmaceuticals, Inc. (Nasdaq: DRNA) today announced a research collaboration and licensing agreement with Roche (SIX: RO, ROG; OTCQX: RHHBY) to develop novel therapies for the treatment of chronic hepatitis B virus (HBV) infection using Dicerna’s proprietary GalXC™ RNAi platform technology. The collaboration will focus on worldwide development and commercialization of DCR-HBVS, Dicerna’s investigational therapy in Phase 1 clinical development. The collaboration also includes the discovery and development of therapies targeting multiple additional human and viral genes associated with HBV infection using the technology platforms of both companies.

“Dicerna is excited to collaborate with Roche to realize the full potential of DCR-HBVS and leverage our GalXC platform to target and silence specific genes that contribute to chronic hepatitis B virus infection,” said Douglas M. Fambrough, Ph.D., president and chief executive officer of Dicerna. “With its deep expertise in HBV and established global infrastructure, Roche is ideally suited to help us accelerate the development and commercialization of DCR-HBVS, pursue a cure for chronic HBV infection, and address this serious global threat to public health.”

"We are excited to engage in a clinical partnership and research collaboration with Dicerna,” said John Young, global head of Infectious Diseases at Roche Pharma Early Research & Development. “This partnership builds upon our existing portfolio and internal expertise and positions us well to develop a best-in-disease therapy to cure chronic HBV infection."

89

Under the terms of the agreement, Dicerna will receive $200 million in an initial upfront payment and may be eligible to receive up to an additional $1.47 billion over time for the achievement of specified development, regulatory and commercial milestones. In addition, Dicerna may be eligible to receive royalties based on potential product sales of DCR-HBVS. Dicerna retains an option to co-fund pivotal development of DCR-HBVS worldwide, which if exercised, entitles Dicerna to receive enhanced royalties and co-promote products including DCR-HBVS in the U.S.

Dicerna and Roche also agreed to collaborate on the research and development of additional therapies targeting multiple human and viral genes implicated in chronic HBV infection, using technology from both companies, for which Dicerna is eligible to receive additional milestones and royalties on any potential products.

The transaction is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary conditions.

About Chronic Hepatitis B Virus (HBV) Infection
Hepatitis B virus (HBV) is the world’s most common serious liver infection, with more than 292 million patients chronically infected, according to the World Health Organization. Chronic HBV infection, a condition characterized by the presence of the HBV surface antigen (HBsAg) for six months or more, claims more than 800,000 lives annually. HBV is also the primary cause of liver cancer (also known as hepatocellular carcinoma or HCC), which is the second-leading cause of cancer deaths in the world.1

About DCR-HBVS and the DCR-HBVS-101 Clinical Trial
DCR-HBVS is an investigational drug in development for the treatment of chronic hepatitis B virus (HBV) infection. Current therapies for HBV, such as nucleoside analogs, can provide long-term viral suppression if taken continuously, but they rarely lead to long-term functional cures, as measured by the clearance of HBV surface antigen (HBsAg) and sustained HBV deoxyribonucleic acid (DNA) suppression in patient plasma or blood. By contrast, DCR-HBVS employs RNA interference to selectively knock down specific genes involved in the creation of HBV messenger RNA (mRNA) and the entry of the virus into liver cells. This approach leads to greater than 99.9% reduction in circulating HBsAg, as observed in mouse models of HBV infection. These data suggest that DCR-HBVS may induce clearance of HBsAg and contribute meaningfully to a functional cure for HBV.

Dicerna is conducting a Phase 1, randomized, placebo-controlled study designed to evaluate the safety and tolerability of DCR-HBVS in healthy volunteers (HVs) and in patients with non-cirrhotic chronic HBV infection.

About Dicerna's GalXC™ RNAi Technology Platform
Dicerna’s proprietary RNA interference (RNAi) technology platform, called GalXC™, aims to advance the development of next-generation RNAi-based therapies designed to silence disease-driving genes in the liver and other body systems. Liver-targeted GalXC-based compounds enable subcutaneous delivery of RNAi therapies that are designed to specifically bind to receptors on liver cells, leading to internalization and access to the RNAi machinery within the cells. The GalXC approach seeks to optimize the activity of the RNAi pathway so that it operates in the most specific and potent fashion. Compounds produced via GalXC are intended to be broadly applicable across multiple therapeutic areas, including both liver and non-liver indications.
About DicernaTM Pharmaceuticals, Inc.
Dicerna™ Pharmaceuticals, Inc., is a biopharmaceutical company using ribonucleic acid (RNA) interference (RNAi) to develop medicines that silence genes that cause disease. The Company’s proprietary GalXC™ technology is being applied to develop potent, selective, and safe RNAi therapies for treatment of rare diseases, chronic liver diseases, cardiovascular diseases, neurodegenerative diseases, pain, and viral infectious disease. Dicerna aims to treat disease by addressing the underlying causes of illness with capabilities that extend beyond the liver to address a broad range of diseases, focusing on target genes where connections between gene and disease are well understood and documented. Dicerna intends to discover, develop, and commercialize novel therapies either on its own or in collaboration with pharmaceutical partners. Dicerna has strategic collaborations with Roche, Eli Lilly and Company (Lilly), Alexion Pharmaceuticals, Inc. (Alexion), and Boehringer Ingelheim International GmbH (BI). For more information, please visit www.dicerna.com.

Dicerna Forward-Looking Statement
This press release includes forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Examples of forward-looking statements include, among others, statements we make regarding: (i) the full potential of DCR-HBVS and to leverage our GalXC platform to target and silence specific genes that contribute to HBV cures; (ii) the potential to earn revenue from royalties and milestone payments under the collaboration with Roche; (ii) research and development plans related to GalXC and its utility in silencing genes that contribute to HBV; (iii) the potential of RNAi therapies for the treatment of chronic HBV infection; and (iv) the potential for the collaboration between Roche and Dicerna. The process by which an early-stage platform such as GalXC could potentially lead to an approved product is long and subject to highly significant risks, particularly with respect to a preclinical research collaboration. Applicable risks and uncertainties include those relating to preclinical research and other risks identified under the heading "Risk Factors" included in Dicerna's most recent Form 10-Q filings and in other future filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Dicerna's current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements, except as required by law.

Dicerna™ and GalXC™ are trademarks of Dicerna Pharmaceuticals, Inc.

Reference
1. Hepatitis B Foundation. Facts and Figures. 2019. Available at: http://www.hepb.org/what-is-hepatitis-b/what-is-hepb/facts-and-figures/. Accessed on October 25, 2019.

Contacts
Investors:
Stern Investor Relations, Inc.
Lauren Stival, 212-698-8646
Lauren.stival@sternir.com

Media:
SmithSolve
Alex Van Rees, 973-442-1555 ext. 111
alex.vanrees@smithsolve.com